UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

CenturyTel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2002

Notice of
Annual Meeting
and
Proxy Statement

Annual

Financial Statements
and
Review of Operations

Thursday, May 9, 2002

2:00 p.m. local time
100 CenturyTel Drive
Monroe, Louisiana

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
VOTING PROVISIONS
PROPOSAL TO APPROVE THE CENTURYTEL, INC. 2002 MANAGEMENT INCENTIVE COMPENSATION PLAN
VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
REPORT OF AUDIT COMMITTEE
OTHER MATTERS
CENTURYTEL, INC. 2002 DIRECTORS STOCK OPTION PLAN
CENTURYTEL, INC. 2002 MANAGEMENT INCENTIVE COMPENSATION PLAN
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Liquidity and Capital Resources
Regulation and Competition
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA Report of Management
Independent Auditors’ Report
Consolidated Statements of Income
Consolidated Statements of Comprehensive Income
CENTURYTEL, INC. Consolidated Quarterly Income Statement Information (Unaudited)

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF CENTURYTEL, INC.:

          The Annual Meeting of Shareholders of CenturyTel, Inc. will be held at 2:00 p.m., local time, on May 9, 2002 in the Corporate Conference Room of the Company’s principal offices, 100 CenturyTel Drive, Monroe, Louisiana, for the following purposes:

1.	to elect five Class II directors;

2.	to consider and vote upon a proposal to approve the Company’s 2002 Directors Stock Option Plan;

3.	to consider and vote upon a proposal to approve the Company’s 2002 Management Incentive Compensation Plan; and

4.	to transact such other business as may properly come before the meeting and any adjournments thereof.

          The Board of Directors has fixed the close of business on March 20, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and all adjournments thereof.

By Order of the Board of Directors

HARVEY P. PERRY, Secretary

Dated: March 27, 2002

SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU EXPECT TO ATTEND, IT IS IMPORTANT THAT YOU PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU PLAN TO ATTEND AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

March 27, 2002

Dear Shareholder:

          It is a pleasure to invite you to the Company’s 2002 Annual Meeting of Shareholders on Thursday, May 9, beginning at 2:00 p.m. local time, at the Company’s headquarters in Monroe, Louisiana. I hope you will be able to attend the meeting.

          As in the past, this booklet includes our formal notice of the meeting and our proxy statement. This year, for the first time, we have also included in this booklet our annual financial statements and review of operations. These materials are included as Appendix C.

          Most of you have received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to the records of the Company or your broker, bank or other nominee. Each share of the Company that you have “beneficially owned” continuously since May 30, 1987 will generally entitle you to ten votes; each other share entitles you to one vote. Shares held through a broker, bank or other nominee are presumed to have one vote per share. In lieu of receiving a proxy card, participants in the Company’s benefit plans have been furnished with voting instruction cards. The reverse side of this letter describes the Company’s voting provisions in greater detail.

          Regardless of how many shares you own or whether you plan to attend the meeting in person, it is important that your shares be voted at the meeting. At your earliest convenience, please complete the enclosed proxy card (or voting instruction cards) and return it or them promptly in the enclosed return envelope.

          Thank you for your interest and continued support.

Sincerely,

Clarke M. Williams
Chairman of the Board

VOTING PROVISIONS

Shareholders

       Record Shareholders. In general, shares registered in the name of any natural person or estate that are represented by certificates dated prior to May 30, 1987 are presumed to have ten votes per share and all other shares are presumed to have one vote per share. However, the Company’s articles of incorporation (the relevant provisions of which are reproduced below) set forth a list of circumstances in which the foregoing presumptions may be refuted. If you believe that the voting information set forth on your proxy card is incorrect or a presumption made with respect to your shares should not apply, please send a letter to the Company briefly describing the reasons for your belief. Merely marking the proxy card will not be sufficient notification to the Company that you believe the voting information thereon is incorrect.

       Beneficial Shareholders. All shares held through a broker, bank or other nominee are presumed to have one vote per share. The Company’s articles of incorporation set forth a list of circumstances in which this presumption may be refuted by the person who has held since May 30, 1987 all of the attributes of beneficial ownership referred to in Article III(C)(2) reproduced below. If you believe that some or all of your shares are entitled to ten votes, you may follow one of two procedures. First, you may write a letter to the Company describing the reasons for your belief. The letter should contain your name (unless you prefer to remain anonymous), the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since May 30, 1987. Alternatively, you may ask your broker, bank or other nominee to write a letter to the Company on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since May 30, 1987. In either case, your letter should indicate how you wish to have your shares voted.

       Other. The Company will consider all letters received prior to the date of the Annual Meeting and, when a return address is provided in the letter, will advise the party furnishing such letter of its decision, although in many cases the Company will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. In limited circumstances, the Company may require additional information before a determination will be made. If you have any questions about the Company’s voting procedures, please call the Company at (318) 388-9500.

Participants in Benefit Plans

       Participants in the Company’s Employee Stock Ownership Plan, Dollars & Sense Plan, Union Retirement Savings Plan, Union Group Incentive Plan, or Security Systems Inc. 401(k) Plan have received voting instruction cards in lieu of a proxy card. For additional information, please refer to the materials supplied by the trustee of the plans in which you participate.

* * * *

Excerpts from the Company’s Articles of Incorporation

       Paragraph C of Article III of the Company’s articles of incorporation provides as follows:

       (1) Each share of Common Stock . . . which has been beneficially owned continuously by the same person since May 30, 1987 will entitle such person to ten votes with respect to such share on each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action . . .

(2) (a) For purposes of this paragraph C, a change in beneficial ownership of a share of the Corporation’s stock will be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of such share; (ii) investment power, which includes the power to direct the sale or other disposition of such share; (iii) the right to receive or retain the proceeds of any sale or other disposition of such share; or (iv) the right to receive distributions, including cash dividends, in respect to such share.

(b) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (4) of this paragraph C, a change in beneficial ownership will be deemed to have occurred whenever a share of stock is transferred of record into the name of any other person.

(c) In the case of a share of Common Stock . . . held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, if it has not been established pursuant to the procedures referred to in subparagraph (4) that such share was beneficially owned continuously since May 30, 1987 by the person who possesses all of the attributes of beneficial ownership referred to in clauses (i) through (iv) of subparagraph (2)(a) of this paragraph C with respect to such share of Common Stock . . . then such share of Common Stock . . . will carry with it only one vote regardless of when record ownership of such share was acquired.

(d) In the case of a share of stock held of record in the name of any person as trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act, the Uniform Transfers to Minors Act or any comparable statute as in effect in any state, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting.

       (3) Notwithstanding anything in this paragraph C to the contrary, no change in beneficial ownership will be deemed to have occurred solely as a result of:

(a) any event that occurred prior to May 30, 1987, including contracts providing for options, rights of first refusal and similar arrangements, in existence on such date to which any holder of shares of stock is a party;

(b) any transfer of any interest in shares of stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph C;

(c) any change in the beneficiary of any trust, or any distribution of a share of stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specified age, or the creation or termination of any guardianship or custodian arrangement; or

(d) any appointment of a successor trustee, agent, guardian or custodian with respect to a share of stock.

       (4) For purposes of this paragraph C, all determinations concerning changes in beneficial ownership, or the absence of any such change, will be made by the Corporation. Written procedures designed to facilitate such determinations will be established by the Corporation and refined from time to time. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent will be entitled to rely on all information concerning beneficial ownership of a share of stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of a share of stock.

       (5) Each share of Common Stock acquired by reason of any stock split or dividend will be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the share of Common Stock, with respect to which such share of Common Stock was distributed, was acquired.

* * * *

       (8) Shares of Common Stock held by the Corporation’s employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants.

* * * *

CenturyTel, Inc.

100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9500

Proxy Statement

March 27, 2002

          This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of CenturyTel, Inc. (the “Company”) for use at its annual meeting of shareholders to be held at the time and place set forth in the accompanying notice, and at any adjournments thereof (the “Meeting”). This proxy statement is first being mailed to shareholders of the Company on or about April 2, 2002.

          As of March 20, 2002, the record date for determining shareholders entitled to notice of and to vote at the Meeting (the “Record Date”), the Company had outstanding 141,314,785 shares of common stock (the “Common Shares”) and 319,000 shares of Series L preferred stock that vote together with the Common Shares as a single class on all matters (“Preferred Shares” and, collectively with the Common Shares, “Voting Shares”). The Company’s Restated Articles of Incorporation (the “Articles”) generally provide that holders of Common Shares that have been beneficially owned continuously since May 30, 1987 are entitled to cast ten votes per share, subject to compliance with certain procedures. Article III of the Articles and the voting procedures adopted thereunder contain several provisions governing the voting power of Common Shares, including a presumption that each Common Share held by nominees or by any holder other than a natural person or estate entitles such holder to one vote, unless the holder thereof furnishes the Company with proof to the contrary. Applying the presumptions described in Article III, the Company’s records indicate that 232,699,092 votes are entitled to be cast at the Meeting, of which 232,380,092 (99.9%) are attributable to the Common Shares. All percentages of voting power set forth in this proxy statement have been calculated based on such number of votes.

          If you are a participant in the Company’s Automatic Dividend Reinvestment and Stock Purchase Service or the Company’s Employee Stock Purchase Plans, the Company’s proxy card covers shares credited to your account under each plan, as well as shares registered in your name. You should not, however, use the proxy card to vote any shares held for you in the Company’s Employee Stock Ownership Plan, Dollars & Sense Plan, Union Retirement Savings Plan, Union Group Incentive Plan, or Security Systems Inc. 401(k) Plan. Instead, participants in these plans will receive from the plan trustees separate voting instruction cards covering these shares. These voting instruction cards should be completed and returned in the manner provided in the instructions that accompany such cards.

          The Company will pay all expenses of soliciting proxies for the Meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by the Company’s directors, officers and employees, who will not be additionally compensated therefor. The Company will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward proxy materials to their principals and request authority for the execution of proxies, for which the Company will reimburse them for expenses incurred in connection therewith. The Company has retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which it will be paid a fee of $5,000 and will be reimbursed for certain out-of-pocket expenses.

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instruction Card)

          The Articles authorize a board of directors of 14 members divided into three classes. Members of the respective classes hold office for staggered terms of three years, with one class elected at each annual shareholders’ meeting. Five Class II directors will be elected at the Meeting. Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of the five below-named nominees, each of whom has been recommended for election by the Board’s Nominating Committee. Because no shareholder has timely nominated any individuals to stand for election at the Meeting in accordance with the Company’s advance notification bylaw (which is described generally below under the heading “Other Matters — Shareholder Nominations and Proposals”), the five below-named nominees will be the only individuals that may be elected at the Meeting. If for any reason any such nominee should decline or become unable to stand for election as a director, which is not anticipated, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.

          The following provides certain information with respect to each proposed nominee and each other director whose term will continue after the Meeting, including his or her beneficial ownership of Common Shares determined in accordance with Rule 13d-3 of the Securities and Exchange Commission (“SEC”). Unless otherwise indicated, (i) all information is as of the Record Date, (ii) each person has been engaged in the principal occupation shown for more than the past five years and (iii) shares beneficially owned are held with sole voting and investment power. Unless otherwise indicated, none of the persons named below beneficially owns more than 1% of the outstanding Common Shares or is entitled to cast more than 1% of the total voting power.

________________________________________________________________________________

Class II Directors (for term expiring in 2005):

Virginia Boulet, age 48; a director since January 1995; President and Chief Operating Officer of iMinorities.com, Inc., an on-line recruiting company, and Special Counsel at Adams and Reese LLP, a law firm, since March 15, 2002; Partner, Phelps Dunbar, L.L.P., a law firm, for over 10 years prior to such date.
Committee Memberships:    Audit; Shareholder Relations; Nominating (Chairman)
Shares Beneficially Owned: 5,328(1)

Ernest Butler, Jr., age 73; a director since 1971; Chairman, President and a director of I. E. Butler Securities, Inc., an investment banking firm, since February 1998; for over 30 years prior to such time, Mr. Butler served as an executive officer of Stephens Inc., an investment banking firm.
Committee Memberships:    Audit; Compensation (Chairman); Shareholder Relations
Shares Beneficially Owned: 100

James B. Gardner, age 67; a director since 1981; Senior Managing Director of the capital markets division of Service Asset Management Company, a financial services firm, since November 2001; Managing Director of such division for over seven years prior to such date; a director of Ennis Business Forms, Inc.
Committee Memberships:    Executive; Audit; Compensation
Shares Beneficially Owned: 3,500

R. L. Hargrove, Jr., age 70; a director since 1985; retired as an executive officer of the Company in 1987 after 12 years of service as an officer.
Committee Memberships:      Executive; Audit; Shareholder Relations (Chairman)
Shares Beneficially Owned: 66,009

Johnny Hebert, age 73; a director since 1968; President of family-owned electrical contracting businesses.
Committee Memberships:    Insurance Evaluation; Shareholder Relations
Shares Beneficially Owned: 12,396(2)

The Board unanimously recommends a vote FOR each of these proposed nominees.

Class III Directors (term expires in 2003):

Calvin Czeschin, age 66; a director since 1975; President and Chief Executive Officer of Yelcot Telephone Company and Ultimate Auto Group.
Committee Memberships:    Executive; Audit (Chairman); Shareholder Relations
Shares Beneficially Owned: 350,869(3)

F. Earl Hogan, age 80; a director since 1968; retired as managing partner of EDJ Farms Partnership, a farming enterprise, in December 1997.
Committee Memberships:    Executive; Audit; Compensation
Shares Beneficially Owned: 36,826

Harvey P. Perry, age 57; a director since 1990; Executive Vice President and Chief Administrative Officer of the Company since May 1999; Senior Vice President of the Company from 1985 to May 1999; General Counsel and Secretary of the Company since 1984 and 1986, respectively. Mr. Perry is the son-in-law of Clarke M. Williams.
Committee Membership:    Executive
Shares Beneficially Owned: 321,058(4),(5)

Jim D. Reppond, age 60; a director since 1986; retired from the Company in 1996 after serving as President — Telephone Group of the Company (or a comparable predecessor position) for several years.
Committee Memberships:    Executive; Insurance Evaluation
Shares Beneficially Owned: 63,920

Class I Directors (term expires in 2004):

William R. Boles, Jr., age 45; a director since 1992; an executive officer, director and practicing attorney with The Boles Law Firm.
Committee Memberships:    Insurance Evaluation (Chairman)
Shares Beneficially Owned: 4,892

W. Bruce Hanks, age 47; a director since 1992; Athletic Director of the University of Louisiana at Monroe since March 2001; Vice President — Strategic Issues of the Company from May 1999 to March 2001; Executive Vice President — Chief Operating Officer of the Company from October 1998 to May 1999; Senior Vice President — Corporate Development and Strategy of the Company from October 1996 to October 1998.
Committee Membership:    Insurance Evaluation
Shares Beneficially Owned: 311,708(5)

C. G. Melville, Jr., age 61; a director since 1968; private investor since 1992; retired executive officer of an equipment distributor.
Committee Memberships:    Audit; Insurance Evaluation; Nominating
Shares Beneficially Owned: 16,531

Glen F. Post, III, age 49; a director since 1985; Vice Chairman of the Board, President and Chief Executive Officer of the Company.
Committee Membership:    Executive
Shares Beneficially Owned: 1,200,752(5)

Clarke M. Williams, age 80; a director since 1968; Chairman of the Board of the Company. Mr. Williams, who is the father-in-law of Harvey P. Perry, founded the Company’s telephone business in 1946.
Committee Membership:    Executive (Chairman)
Shares Beneficially Owned: 1,136,434(5)

(1)	Includes 1,272 shares held by Ms. Boulet as custodian for the benefit of her children and 450 shares owned by Ms. Boulet’s spouse, as to which she disclaims beneficial ownership.

(2)	Includes 1,742 shares owned by Mr. Hebert’s wife, as to which he disclaims beneficial ownership.

(3)	Constitutes 0.2% of the outstanding Common Shares and entitles Mr. Czeschin to cast 1.5% of the total voting power; includes 11,997 shares owned by Mr. Czeschin’s wife, as to which he disclaims beneficial ownership.

(4)	Includes 2,797 shares held as custodian for the benefit of Mr. Perry’s children.

(5)	Includes (i) shares of time-vested and performance-based restricted stock issued to the below-named directors under the Company’s incentive compensation plans (“Restricted Stock”), with respect to which such individuals have sole voting power but no investment power; (ii) shares (“Option Shares”) that such individuals have the right to acquire prior to May 31, 2002 pursuant to options granted under the Company’s incentive compensation plans; and (iii) shares (collectively, “Plan Shares”) allocated to such individual’s accounts under the Company’s Employee Stock Ownership Plan (“ESOP”) and Dollars & Sense Plan (“401(k) Plan”), as follows:

Name	Restricted Stock	Option Shares	Plan Shares

Harvey P. Perry	5,356	235,525	39,471
W. Bruce Hanks	—	249,983	—
Glen F. Post, III	17,929	970,989	77,543
Clarke M. Williams	18,105	1,021,614	17,277

Participants in the 401(k) Plan who have attained 45 years of age have investment power with respect to all shares held in their 401(k) Plan account, and participants in the ESOP who have attained 55 years of age and 10 years of participation in the plan have investment power with respect to a portion of the shares held in their ESOP accounts.

Meetings and Certain Committees of the Board

          During 2001 the Board held four regular meetings and eight special meetings. Each of the directors attended at least 75% of the Board meetings held during 2001, except Clarke M. Williams, who attended 67% of the Board meetings.

          The Board’s Executive Committee, which met once during 2001, is authorized to exercise all the powers of the Board to the extent permitted by law.

          The Board’s Audit Committee held four meetings during 2001. The Audit Committee’s functions are described further below. The Audit Committee’s review subcommittee, which is authorized to review the Company’s quarterly earnings prior to their public release, met four times during 2001.

          The Board’s Nominating Committee, which met twice during 2001, is responsible for recommending to the Board both a proposed slate of nominees for election as directors and the individuals proposed for appointment as officers. Any shareholder who wishes to make a nomination for the election of directors in 2003 must do so in compliance with the procedures set forth in the Company’s advance notification bylaw, which is discussed below under the heading “Other Matters — Shareholder Nominations and Proposals.”

          The Board’s Compensation Committee held four meetings during 2001. The Compensation Committee’s functions are described further below.

Director Compensation

          Each director who is not an employee of the Company (an “outside director”) is paid an annual fee of $28,000 plus $1,500 for attending each regular Board meeting, $2,000 for attending each special Board meeting and $1,000 for attending each meeting of a Board committee. Each outside director who chairs a Board committee or subcommittee is paid an additional $4,000 per year. The Company permits each outside director to defer receipt of all or a portion of his or her fees. Amounts so deferred earn interest equal to the six-month Treasury bill rate. Each director is also reimbursed for expenses incurred in attending meetings.

          Under the Company’s Outside Directors’ Retirement Plan, outside directors who have completed five years of Board service are entitled to receive, upon normal retirement at age 70, monthly payments that on a per annum basis (i) equal the director’s annual rate of compensation for Board service at retirement plus the fee payable for attending one special Board meeting and (ii) have accrued based on years of service as an outside director. Outside directors who have completed ten years of service can also receive these payments upon early retirement at age 65, subject to certain benefit reductions. In addition, this plan provides certain disability and preretirement death benefits. The Company has established a trust to fund its obligations under this plan, but participants’ rights to these trust assets are no greater than the rights of unsecured creditors. Outside directors whose service is terminated in connection with a change in control of the Company are entitled to receive a cash payment equal to the present value of their vested plan benefits, determined in accordance with actuarial assumptions specified in the plan.

          If the shareholders adopt the Company’s 2002 Directors Stock Option Plan at the Meeting, (i) the Outside Directors’ Retirement Plan will be frozen to limit participation in the plan solely to Ms. Boulet and Messrs. Butler, Gardner, Hargrove, Hebert, Czeschin, Hogan, Reppond, Boles, Hanks and Melville and to limit future benefit payments to those accrued through May 9, 2002 and (ii) all outside directors will begin receiving annual stock option grants.

          During 2001, Jim D. Reppond received consulting fees of $26,727 under a ten-year agreement that the Company entered into with him in connection with his retirement in 1996.

Corporate Governance Standards

          During 2001, the Company conducted a comprehensive review of its Board policies and governance standards. As a result of this review, the Board has modified and supplemented its policies and standards, primarily to ensure that a majority of the Company’s directors are independent. The Board’s corporate governance standards are:

1. The Board believes that a majority of its directors should be independent, as measured against an objective standard of independence.

2. For determining independence, the Board applies the standards of independence recommended by the California Public Employees’ Retirement System as of October 31, 2001.

3. The Board has adopted a policy that prohibits, subject to limited exceptions, a director from standing for election after the age of 72.

4. Excepting Clarke M. Williams, the Company’s founder and Chairman, the Company generally believes that no more than two management directors should serve on the Board.

5. A director is expected to tender his or her resignation upon any significant change in job status or responsibilities. In its discretion, the Board will determine whether to accept the resignation.

6. As a general rule, the Company should not engage in significant financial transactions with any director.

7. The Audit, Nominating, Compensation and Shareholder Relations Committees will be appointed by the Board and comprised entirely of independent directors. The Audit Committee will periodically meet privately with the Company’s internal auditors and independent auditors.

8. As a general rule, each director should hold no more than two other directorships of unaffiliated publicly held corporations.

9. The Company will endeavor to periodically update directors on industry, technological and regulatory developments, and to provide adequate information and training to support directors in understanding the Company’s business and matters to be acted upon at board and committee meetings. Any director may request that an item be included on agendas for meetings. The Board also periodically reviews long-range strategic issues.

          The Company believes that it has already made measurable progress toward implementation of these standards, which the Board plans to review annually. Due to the extensive nature of the Company’s undertaking, however, the Company expects that full implementation will be required to be phased in over time.

PROPOSAL TO APPROVE THE CENTURYTEL, INC.

2002 DIRECTORS STOCK OPTION PLAN
(Item 2 on Proxy or Voting Instruction Card)

General

          The CenturyTel, Inc. 2002 Directors Stock Option Plan (the “Director Plan”) has been approved by the Board, subject to the approval by the shareholders at the Meeting. The Board believes that the Director Plan promotes the interests of the Company and its shareholders by strengthening its ability to attract, motivate and retain directors of experience and ability, and by encouraging the highest level of performance by providing directors with a proprietary interest in the financial success and growth of the Company. If the Director Plan is adopted, benefits under the Company’s Outside Directors Retirement Plan will be frozen in the manner discussed above under “Election of Directors — Director Compensation.” If the Director Plan is not approved by the shareholders at the Meeting, the options proposed to be granted under the Director Plan will not be granted and the Outside Directors Retirement Plan will remain in effect. The primary features of the Director Plan are summarized below. This summary is qualified in its entirety, however, by reference to the Director Plan, which is attached to this Proxy Statement as Appendix A.

Terms of the Director Plan

          Administration. The Compensation Committee of the Board (the “Committee”) administers the Director Plan and has authority to interpret the Director Plan, to prescribe, amend and rescind rules relating to the Director Plan and to make any other determinations necessary for the administration of the Director Plan.

          Eligibility and Grants. Only non-employee directors of the Company are eligible to participate in the Director Plan. Currently, 11 non-employee directors will be eligible to participate. If the Director Plan is approved by the shareholders, each participant will receive an automatic grant of a non-qualified option (an “Option”) to purchase up to 6,000 Common Shares on the day following each annual meeting of the shareholders, beginning May 10, 2002. If a non-employee director is added to the Board other than by election at an annual meeting, the director will receive an Option to purchase a pro rata number of Common Shares based upon the number of full calendar months between the date of grant and the next annual meeting. Subject to certain adjustment provisions described below, the aggregate number of Common Shares that may be issued upon the exercise of Options under the Director Plan is 400,000. Any Common Shares subject to an Option that are not issued because the Option is forfeited or cancelled will again be available for grant under the Director Plan. Also, if Common Shares are delivered in payment of the exercise price of an Option, only the number of Common Shares issued net of the number of Common Shares delivered will be counted against the maximum number of shares issuable through the Plan.

          Vesting and Exercise Periods. The Options granted pursuant to the Director Plan will become exercisable beginning one year after the date of grant, unless exercisability is accelerated in the Committee’s discretion. If a non-employee director ceases to serve on the Board as a result of the Company’s retirement policy for directors, exercisable Options held by that director will continue to be exercisable for the remaining term of the Options. If a non-employee director ceases to serve on the Board for any other reason, exercisable Options must be exercised within two years from the date of termination of Board service. Options that have not become exercisable at the time of termination of Board service are forfeited. The Options expire ten years after the date of grant.

          Change of Control. In the event of a change of control of the Company, as defined in the Director Plan, all Options will become fully vested and exercisable, and the Committee will have the authority to take a variety of actions regarding outstanding Options. Within certain time periods, the Committee may (i) require that all outstanding Options remain exercisable only for a limited time, after which time all such Options will terminate, (ii) require the surrender to the Company of some or all outstanding Options in exchange for a stock or cash payment for each Option equal in value to the change of control value of a Share, calculated as described in the Director Plan, over the exercise price, (iii) make any equitable adjustments to outstanding Options as the Committee deems necessary to reflect the change of control or (iv) provide that an Option will become an option to purchase the number and class of securities or other property to which the participant would have been entitled in connection with the change of control if the participant had been a shareholder.

          Exercise Price. The exercise price will be the closing sale price of a Common Share on the date of grant. Except for adjustments permitted in the Director Plan to protect against dilution, unless approved by the shareholders the exercise price of an outstanding Option may not be decreased after grant, nor may an Option that has an exercise price that is less than the then current fair market value of a Common Share be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price or a payment of cash or Common Shares.

          The exercise price may be paid:

•	in cash

•	by check

•	by delivery of Common Shares, subject to certain limitations

•	through a “cashless” exercise arrangement with a broker approved by the Company, or

•	in any other manner as may be authorized from time to time by the Committee.

          On March 25, 2002, the closing sale price of a Common Share, as reported on the New York Stock Exchange, was $33.55.

          Transferability of Options. Under the Director Plan, directors may not transfer, pledge, assign or otherwise encumber their options except:

•	by will

•	by the laws of descent and distribution, or

•	if permitted by the Committee and so provided in the director’s stock option agreement, pursuant to a domestic relations order or to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the director or immediate family members.

          Adjustment. In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Shares, all limitations on numbers of Common Shares provided in the Director Plan and the number of Common Shares subject to Options will be adjusted in proportion to the change in outstanding Common Shares. The Committee will make any other adjustments that it determines to be equitable, including adjustments to the exercise price so that participants will have the same relative rights before and after these adjustments.

          Amendments to the Director Plan. The Board may amend or discontinue the Director Plan at any time. However, the shareholders must approve any amendment that would:

•	materially increase the benefits accruing to participants under the Director Plan

•	increase the number of Common Shares that may be issued under the Director Plan

•	materially expand the classes of persons eligible to participate in the Director Plan, or

•	authorize the Company to reprice outstanding Options.

          No amendment or discontinuance of the Director Plan may materially impair any previously granted Option without the consent of the recipient.

          Federal Tax Consequences. Under existing federal income tax provisions, a non-employee director who receives Options under the Director Plan will not recognize any income, nor will the Company be entitled to any tax deduction, in the year the Option is granted. When an Option is exercised, (i) the non-employee director will realize ordinary income in an amount equal to the excess of the aggregate fair market value of the Common Shares acquired on the exercise date over the aggregate purchase price paid for such Common Shares and (ii) the Company will be entitled to a tax deduction in an amount equal to the income realized by the non-employee director.

          If the exercise price of a non-qualified option is paid by the surrender of previously owned Common Shares, the basis and the holding period of the previously-owned Common Shares will carry over to the Common Shares received in exchange for the previously-owned Common Shares. The compensation income recognized on exercise of these Options will be added to the basis of the Common Shares received.

Awards to be Granted

          If the shareholders approve the Director Plan at the Meeting, non-qualified stock options will be granted under the Director Plan on May 10, 2002, to the persons named and in the amounts set forth below.

Name	Number of Options

William R. Boles, Jr.	4,000
Virginia Boulet(1)	4,000
Ernest Butler, Jr.(1)	4,000
Calvin Czeschin	4,000
James B. Gardner(1)	4,000
W. Bruce Hanks	4,000
R.L. Hargrove, Jr.(1)	4,000
Johnny Hebert(1)	4,000
F. Earl Hogan	4,000
C.G. Melville, Jr.	4,000
Jim D. Reppond	4,000
All non-employee directors as a group	44,000

(1)	The referenced grant of Options is contingent upon the director’s re-election at the Meeting.

       In addition, while the Director Plan is in effect and to the extent that Common Shares remain available for issuance thereunder, non-employee directors will continue to receive Options to purchase up to 6,000 Common Shares under the Director Plan (with the actual number to be determined by the Committee) following each annual meeting of shareholders and upon joining the Board if other than by election at an annual meeting of shareholders.

Equity Compensation Plan Information

          The following table provides information about Common Shares that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of February 25, 2002.

			c. Number of Securities
			Remaining Available for
	a. Number of Securities		Future Issuance Under
	to be Issued upon	b. Weighted-Average	Plan (Excluding
	Exercise of Outstanding	Exercise Price of	Securities Reflected in
Plan Category	Options	Outstanding Options	Column (a))

Incentive compensation plans approved by shareholders	7,740,790	$23.69	555,050 (1)
Employee Stock Purchase Plan approved by shareholders	(2)	(2)	4,956,100
Incentive compensation plans not approved by shareholders	0	0	0

TOTAL			5,511,150

(1)	If the CenturyTel, Inc. 2002 Management Incentive Compensation Plan discussed below is approved at the Meeting, shares will no longer be available for future issuance under these plans.

(2)	Not readily determinable.

Vote Required

          Approval of the Director Plan requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the Meeting.

          The Board unanimously recommends that the shareholders vote FOR the proposal to approve the Director Plan.

PROPOSAL TO APPROVE THE CENTURYTEL, INC.

2002 MANAGEMENT INCENTIVE COMPENSATION PLAN
(Item 3 on Proxy or Voting Instruction Card)

General

          The Board believes that the growth of the Company depends upon the efforts of its officers and key employees and that the CenturyTel, Inc. 2002 Management Incentive Compensation Plan (the “Management Plan”) will provide an effective means of attracting and retaining qualified key personnel while enhancing their long-term focus on maximizing shareholder value. The Management Plan has been adopted by the Board of Directors, subject to approval by the shareholders at the Meeting. The primary features of the Management Plan are summarized below. This summary is qualified in its entirety, however, by reference to the Management Plan, which is attached to this Proxy Statement as Appendix B.

Purpose of the Proposal

          The Board of Directors believes that providing members of management and key personnel with a proprietary interest in the growth and performance of the Company is crucial to stimulating individual performance while at the same time enhancing shareholder value. As a result of stock option grants to officers and key employees in early 2002, less than 555,050 Common Shares remain available for grants under the Company’s 2000 Incentive Compensation Plan. The Board believes that adoption of the new Management Plan is necessary to provide the Company with the continued ability to attract, retain and motivate key personnel in a manner that is tied to the interests of shareholders.

Terms of the Management Plan

          Administration of the Management Plan. The Committee administers the Management Plan and has authority to make awards under the plan, to set the terms of the awards, to interpret the plan, to establish any rules or regulations relating to the plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the plan. Subject to the limitations specified in the Management Plan, the Committee may delegate its authority to appropriate personnel of the Company.

          Eligibility. Officers and key employees of the Company (including officers who are also directors of the Company) will be eligible to receive awards (“Incentives”) under the Management Plan when designated as plan participants. The Company currently has approximately 55 officers and 425 key employees eligible to receive Incentives under the Management Plan. Over the past couple of years the Company has granted awards to all of its officers and its key employees under its predecessor incentive compensation plans. The Management Plan also permits consultants and advisers to receive Incentives, although neither the Company nor the Committee has any current intention of awarding Incentives to consultants or advisers. Incentives under the Management Plan may be granted in any one or a combination of the following forms:

•	incentive stock options under Section 422 of the Internal Revenue Code (the “Code”)

•	non-qualified stock options

•	restricted stock, and

•	other stock-based awards.

          Shares Issuable through the Management Plan. Subject to certain adjustment provisions described below, a total of 4.5 million Common Shares are authorized to be issued under the Management Plan, representing approximately 3.2% of the outstanding Common Shares. There are currently options to acquire approximately 7.7 million Common Shares outstanding under the Company’s predecessor incentive compensation plans. See “Proposal to Approve the CenturyTel, Inc. 2002 Directors Stock Option Plan — Equity Compensation Plan Information.” If the Management Plan is approved by the shareholders at the Meeting, no additional Incentives will be granted under the Company’s predecessor incentive compensation plans. On March 25, 2002, the closing sale price of a Common Share, as reported on the New York Stock Exchange, was $33.55.

          Limitations and Adjustments to Shares Issuable through the Management Plan. Incentives relating to no more than 600,000 Common Shares may be granted to a single participant in one calendar year. No more than 500,000 Common Shares may be issued as restricted stock or other stock-based awards.

          For purposes of determining the maximum number of Common Shares available for delivery under the Management Plan, Common Shares that are not delivered because the Incentive is forfeited, canceled or settled in cash and shares that are withheld to satisfy participants’ applicable tax withholding obligations will not be deemed to have been delivered under the Management Plan. Also, if the exercise price of any stock option granted under the Management Plan is satisfied by tendering Common Shares, only the number of shares issued net of the shares tendered will be deemed delivered for purposes of determining the maximum number of Common Shares available for delivery under the Management Plan. No more than 4.5 million shares, however, may be delivered upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code. Shares withheld to cover taxes or shares delivered in payment of the exercise price will not be credited against the 4.5 million share limit applicable to incentive stock options. In addition, if the delivery of any shares earned under an Incentive is deferred for any reason, any additional shares attributable to dividends during the deferral period will be disregarded for purposes of counting the maximum number of Common Shares that may be issued.

          Proportionate adjustments will be made to all of the share limitations provided in the Management Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Shares, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

          Amendments to the Management Plan. The Board may amend or discontinue the Management Plan at any time. However, the shareholders must approve any amendment that would:

•	materially increase the benefits accruing to participants under the Management Plan

•	increase the number of Common Shares that may be issued under the Management Plan

•	materially expand the classes of persons eligible to participate in the Management Plan, or

•	authorize the Company to reprice outstanding options.

          No amendment or discontinuance of the Management Plan may materially impair any previously granted Incentive without the consent of the recipient.

          Types of Incentives. The types of Incentives that may be granted under the Management Plan are described below:

          Stock Options. The Committee may grant non-qualified stock options or incentive stock options to purchase Common Shares. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of the Common Shares on the date of grant. The term of an option will also be determined by the Committee, provided that the term may not exceed 10 years. The Committee may accelerate the exercisability of any stock option at any time. The Committee may also approve the purchase by the Company of an unexercised stock option from the optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by the option. Except for adjustments permitted in the Management Plan to protect against dilution, unless approved by the shareholders the exercise price of an outstanding option may not be decreased after grant, nor may an option that has an exercise price that is less than the then current fair market value of a Common Share be surrendered to the Company as consideration for the payment of cash or Common Shares or the grant of a new option with a lower exercise price or any other substitute award.

          The option exercise price may be paid:

•	in cash

•	by check

•	by delivery of Common Shares, subject to certain limitations

•	through a “cashless” exercise arrangement with a broker approved by the Company, or

•	in any other manner authorized by the Committee.

          Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

          Restricted Stock. Common Shares may be granted by the Committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the “Restricted Period”). Except for shares of restricted stock that vest based on the attainment of performance goals, the Restricted Period must be a minimum of three years with incremental vesting of portions of the award over the three-year period permitted. If vesting of the shares is subject to the attainment of specified performance goals, a minimum Restricted Period of one year with incremental vesting is allowed. All shares of restricted stock will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to the Company in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the Management Plan, a participant receiving restricted stock will have all of the rights of a shareholder as to such shares.

          Other Stock-Based Awards. The Management Plan also authorizes the Committee to grant participants awards of Common Shares and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, Common Shares (“other stock-based awards”). The Committee has discretion to determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. Other stock-based awards are subject to the same minimum vesting requirements described above for restricted stock, except that the Committee may make special grants of other stock-based awards with respect to an aggregate of up to 225,000 Common Shares (subject to adjustment as permitted in the Management Plan) that do not meet the minimum vesting requirements.

          Performance-Based Compensation under Section 162(m). Stock options granted in accordance with the terms of the Management Plan will qualify as performance-based compensation under Section 162(m) (as described and defined below under “Executive Compensation and Related Information — Report of Compensation Committee Regarding Executive Compensation”). Grants of any restricted stock or other stock-based awards that the Company intends to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals will be based upon any or a combination of the following business criteria: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, return on equity, return on investment, cash provided by operating activities, or increase in revenues, operating revenues, cash flow or customers of the Company, or one or more operating divisions or subsidiaries. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals, or relative to levels attained in prior years.

          The Committee has authority to use different targets from time to time under the performance goals provided in the Management Plan. As a result, the regulations under Section 162(m) require that the material terms of the performance goals be reapproved by the shareholders every five years. To qualify as performance-based compensation, grants of restricted stock and other stock-based awards will be required to satisfy the other applicable requirements of Section 162(m).

          Termination of Employment. If an employee participant ceases to be an employee of the Company for any reason, including death, his outstanding Incentives may be exercised or will expire at such time or times as may be determined by the Committee and described in the incentive agreement.

          Change of Control. In the event of a change of control of the Company, as defined in the Management Plan, all Incentives will become fully vested and exercisable, all restrictions or limitations on any Incentives will generally lapse and, unless otherwise provided in the incentive agreement, all performance criteria and other conditions relating to the payment of Incentives will generally be deemed to be achieved or waived. In addition to the foregoing, upon a change of control the Committee will have the authority to take a variety of actions regarding outstanding Incentives. Within certain time periods, the Committee may (i) require that all outstanding Incentives remain exercisable only for a limited time, after which time all such Incentives will terminate, (ii) require the surrender to the Company of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the change of control value of a Share, calculated as described in the Management Plan, over the exercise price, (iii) make any equitable adjustments to outstanding Incentives as the Committee deems necessary to reflect the corporate change or (iv) provide that an Incentive will become an option to purchase the number and class of securities or other property to which the participant would have been entitled in connection with the change of control if the participant had been a shareholder.

          Loans to Participants. In order to assist a participant in acquiring Common Shares, the Committee may authorize the Company to loan cash to the participant to cover the associated exercise price or the participant’s tax liability. The terms of the loan will be determined by the Committee. The participant may not borrow an amount greater than the aggregate purchase price of the Common Shares to be acquired pursuant to the Incentive plus the maximum tax liability that may be incurred in connection therewith.

          Transferability of Incentives. Under the Management Plan, participants may not transfer, pledge, assign or otherwise encumber their Incentives except:

•	by will

•	by the laws of descent and distribution

•	pursuant to a domestic relations order, or

•	in the case of stock options only, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members, if permitted by the Committee and if so provided in the participant’s stock option agreement.

          Payment of Withholding Taxes. The Company may withhold from any payments or stock issuances under the Management Plan, or collect as a condition of payment, any taxes required by law to be withheld. Any participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned Common Shares or have the Company withhold, from the shares the participant would otherwise receive, Common Shares having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to the Committee’s right of disapproval.

Federal Income Tax Consequences of Stock Options

          Under existing federal income tax provisions, a participant who is granted a stock option normally will not realize any income, nor will the Company normally receive any deduction for federal income tax purposes, in the year the option is granted.

          When a non-qualified stock option granted pursuant to the Management Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the Common Shares acquired and the aggregate fair market value of the Common Shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Code, the Company will be entitled to a deduction in the year the option is exercised equal to the income realized by the participant.

          An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the “Holding Periods”). An employee disposing of such shares before the expiration of the Holding Periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the Common Shares received upon exercise before the expiration of the Holding Periods.

          If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the Holding Period of the previously owned shares carries over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable Holding Period, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable Holding Period has been met on the date of exercise, there will be no income recognition and the basis and the Holding Period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new Holding Period and have a zero basis.

          If, upon a change in control of the Company, the exercisability or vesting of an Incentive is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An “excess parachute payment”, with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payment and the Company will be denied any deduction with respect to such excess parachute payment.

Equity Compensation Plan Information

          Information about Common Shares that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans is provided under “Proposal to Approve the CenturyTel, Inc. 2002 Directors Stock Option Plan — Equity Compensation Plan Information.”

Vote Required

          Approval of the Management Plan requires the affirmative vote of the holders of at least a majority of the shares of voting power present or represented by proxy at the Meeting.

          The Board unanimously recommends that the shareholders vote FOR the proposal to approve the Management Plan.

VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table sets forth information regarding ownership of the Company’s Common Shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares and (ii) all of the Company’s directors and executive officers as a group. The table also sets forth similar information for two of the executive officers listed in the Summary Compensation Table set forth elsewhere herein; similar information for each other executive officer listed in such table is included under the heading “Election of Directors.” Unless otherwise indicated, all information is presented as of the Record Date and all shares indicated as beneficially owned are held with sole voting and investment power.

	Amount and
	Nature of
	Beneficial		Percent of	Percent
	Ownership of		Outstanding	of Voting
Beneficial Owner	Common Shares(1)		Common Shares(1)	Power(2)

Principal Shareholders:
Regions Morgan Keegan Trust, as Trustee	8,078,467	(3)	5.7%	28.1%
(the “Trustee”) of the ESOP
1807 Tower Drive
Monroe, Louisiana 71201
Capital Research and Management Company	8,076,250	(4)	5.7%	3.5%
333 South Hope Street
Los Angeles, California 90071
Management:
Karen A. Puckett	74,019	(5)	*	*
R. Stewart Ewing, Jr.	366,537	(6)	*	*
All directors and executive officers as a group (18 persons)	4,315,132	(7)	3.1%	2.9%

*	Represents less than 1%.

(1)	Determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the persons listed. In addition to Common Shares, the Company has outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. A brokerage company owns of record more than 5% of the Preferred Shares; however, the percentage of total voting power held by such company is immaterial. For additional information regarding the Preferred Shares, see page 1 of this proxy statement. For additional information regarding the investment power held by participants with respect to their Restricted Stock and Plan Shares, see footnote 5 to the table included under the heading “Election of Directors.”

(2)	Based on the Company’s records and, with respect to all shares held of record by the Trustee, based on information the Trustee periodically provides to the Company to establish that certain of these shares entitle the Trustee to cast ten votes per share.

(3)	Substantially all of the voting power attributable to these shares is directed by the participants of the ESOP, each of whom is deemed, subject to certain limited exceptions, to tender such instructions as a “named fiduciary” under such plan, which requires the participants to direct their votes in a manner that they believe to be prudent and in the best interests of the participants of the ESOP.

(4)	Based on share information as of February 11, 2002 contained in a Schedule 13G Report that Capital Research and Management Company has filed with the SEC. In this report, Capital Research and Management Company indicated that (i) it is deemed to be the beneficial owners of these shares as a result of acting as investment advisor to various registered investment companies, (ii) it holds no voting power with respect to any of these shares and (iii) it disclaims beneficial ownership of all of these shares.

(5)	Includes 73,333 Option Shares that Ms. Puckett has the right to acquire prior to May 31, 2002, and 155 Plan Shares allocated to her account as of December 31, 2001 under the 401(k) Plan.

(6)	Includes 5,355 shares of Restricted Stock, 303,649 Option Shares that Mr. Ewing has the right to acquire prior to May 31, 2002, and 39,730 Plan Shares allocated to his account as of December 31, 2001 under the ESOP and the 401(k) Plan.

(7)	Includes (i) 47,805 shares of Restricted Stock, (ii) 3,144,442 Option Shares that such individuals have the right to acquire prior to May 31, 2002, (iii) 200,065 Plan Shares allocated to their respective accounts as of December 31, 2001 under the ESOP and the 401(k) Plan, (iv) 19,325 shares held of record by the spouses of certain of these individuals, as to which beneficial ownership is disclaimed, and (v) 4,069 shares held as custodian for the benefit of children of such individuals.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

          The following table sets forth certain information regarding the compensation of (i) the Company’s Chief Executive Officer and (ii) each of the Company’s four most highly compensated executive officers other than the Chief Executive Officer (collectively, the “named officers”). Following this table is additional information regarding option grants and option exercises during 2001. For additional information, see “– Report of Compensation Committee Regarding Executive Compensation.”

Summary Compensation Table

				Long-Term
				Compensation Awards

					No. of
		Annual Compensation		Restricted	Securities
Name and Current				Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Options	Compensation(3)

Clarke M. Williams	2001	$759,409	$0	$0	320,000	$145,346
Chairman of the Board	2000	726,527	217,958	0	320,000	155,214
	1999	697,856	385,866	275,007	0	158,332
Glen F. Post, III	2001	722,194	0	0	320,000	96,885
Vice Chairman of the Board,	2000	690,840	207,252	0	320,000	107,569
President and Chief Executive	1999	663,515	366,879	268,913	0	105,635
Officer
Karen A. Puckett(4)	2001	389,929	95,259	0	120,000	58,951
Executive Vice President and	2000	158,664	76,833	0	100,000	13,105
Chief Operations Officer	1999	0	0	0	0	0
R. Stewart Ewing, Jr.	2001	365,981	56,983	0	81,000	60,328
Executive Vice President and	2000	329,377	91,995	0	85,000	59,458
Chief Financial Officer	1999	305,721	136,406	79,454	0	50,084
Harvey P. Perry	2001	333,118	71,487	0	81,000	59,248
Executive Vice President,	2000	318,652	87,088	0	85,000	57,860
Chief Administrative Officer,	1999	306,054	140,840	79,488	0	50,943
General Counsel and Secretary

(1)	The “Bonus” column reflects, for each year indicated, the cash portion of annual incentive bonuses granted pursuant to the Company’s annual incentive programs. For additional information on bonuses, see footnote (2) below.

(2)	The “Restricted Stock Awards” column reflects the value (determined as of the award date) of:

•	the portion of the officers’ annual incentive bonuses awarded for performance in 1999 in the form of restricted stock that vests generally upon the passage of time; and

•	the portion of the officers’ long-term incentive compensation awarded in 1999 in the form of additional shares of restricted stock that vest upon the passage of time (collectively, the “Time-Vested Restricted Shares”).

In addition, as part of the long-term incentive compensation granted to the Company’s officers in 1999, each named officer other than Ms. Puckett received performance-based restricted shares (the “Performance-Based Restricted Shares”) that will vest based on the performance of the Company’s stock in relation to that of certain specified peer group companies. The chart below sets forth additional information as of December 31, 2001 regarding the named officers’ aggregate holdings of all Time-Vested Restricted Shares and

Performance-Based Restricted Shares and the aggregate value thereof, determined as if all such restricted shares were fully vested. (This chart does not reflect unearned performance shares with respect to which Common Shares have not been issued.)

		Performance-		Aggregate
	Time-Vested	Based		Value at
	Restricted	Restricted		December 31,
Name	Shares	Shares	Total	2001

Mr. Williams	24,032	10,901	34,933	$1,145,802
Mr. Post	22,934	10,901	33,835	1,109,788
Ms. Puckett	0	0	0	0
Mr. Ewing	7,964	3,282	11,246	368,869
Mr. Perry	7,968	3,282	11,250	369,000

Dividends are paid currently with respect to all shares described above. For additional information regarding the foregoing, see “— Report of Compensation Committee Regarding Executive Compensation.”

(3)	Comprised of the Company’s (i) matching contributions to the 401(k) Plan, as supplemented by matching contributions under the Company’s Supplemental Dollars & Sense Plan, (ii) premium payments in 1999 under a medical reimbursement plan that were attributable to benefits in excess of those provided generally for other employees, (iii) estimated cost of providing death benefits to the executive officers’ beneficiaries in excess of those provided generally for other employees under life insurance policies that the Company procures (and, subject to certain limited exceptions, controls the cash surrender value thereof), (iv) contributions pursuant to a stock bonus plan that was merged into the ESOP during 2001, valued as of December 31, 2001 (as supplemented by contributions under the Company’s Supplemental Defined Contribution Plan), and (v) payment of cash allowances in lieu of previously-offered perquisites, in each case for and on behalf of the named officers as follows:

						Cash
			Medical	Life		Allowance in
		401(k) Plan	Plan	Insurance	Stock Plan	Lieu of
Name	Year	Contributions	Premiums	Premiums	Contributions	Perquisites

Mr. Williams	2001	$0	$0	$83,770	$30,376	$31,200
	2000	0	0	86,235	37,779	31,200
	1999	0	1,500	93,286	48,289	15,257
Mr. Post	2001	34,197	0	2,600	28,888	31,200
	2000	38,779	0	1,666	35,924	31,200
	1999	40,904	1,500	2,062	45,912	15,257
Ms. Puckett	2001	13,449	0	744	19,408	25,350
	2000	2,380	0	0	0	10,725
	1999	0	0	0	0	0
Mr. Ewing	2001	16,785	0	1,274	16,919	25,350
	2000	16,487	0	766	16,855	25,350
	1999	16,099	1,500	1,051	19,038	12,396
Mr. Perry	2001	15,728	0	1,986	16,184	25,350
	2000	15,106	0	1,174	16,230	25,350
	1999	16,149	1,500	1,668	19,230	12,396

(4)	Ms. Puckett’s employment with the Company commenced on July 24, 2000.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value of
					Options at Assumed Annual
	Number of				Rates of Stock Price
	Securities	% of Total			Appreciation over Ten-Year
	Underlying	Options Granted			Option Term
	Options	to Employees		Expiration
Name	Granted(1)	in 2001	Exercise Price	Date	(5%)	(10%)

Clarke M. Williams	320,000	16%	$28.03	5/21/11	$5,641,600	$14,294,400
Glen F. Post, III	320,000	16%	28.03	5/21/11	5,641,600	14,294,400
Karen A. Puckett	120,000	6%	28.03	5/21/11	2,115,600	5,360,400
R. Stewart Ewing, Jr.	81,000	4%	28.03	5/21/11	1,428,030	3,618,270
Harvey P. Perry	81,000	4%	28.03	5/21/11	1,428,030	3,618,270
All Shareholders(2)	141,232,806	—	28.16	—	2,501,186,767	6,338,498,346

(1)	One-third of these options will become exercisable on May 21, 2002, one-third on May 21, 2003, and one-third on May 21, 2004.

(2)	The amounts shown as potential realizable value for all shareholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of Common Shares, as of December 31, 2001, assuming a hypothetical option to acquire 141,232,806 Common Shares (the number of such shares outstanding as of such date) granted at $28.16 per share (the weighted average price of all options granted in 2001) on May 21, 2001 and expiring on May 21, 2011, if the price of Common Shares appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. The Company neither makes nor endorses any prediction as to future stock performance.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
	No. of		Underlying Unexercised		Value of Unexercised
	Shares		Options at		in-the-Money Options
	Acquired		December 31, 2001		at December 31, 2001
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Clarke M. Williams	0	$0	808,282	533,332	$13,035,366	$1,526,400
Glen F. Post, III	0	0	757,657	533,332	12,258,368	1,526,400
Karen A. Puckett	0	0	33,334	186,666	120,419	813,231
R. Stewart Ewing, Jr.	0	0	248,317	137,666	4,116,955	386,370
Harvey P. Perry	0	0	180,192	137,666	2,720,236	386,370

Report of Compensation Committee Regarding Executive Compensation

          General. The Board’s Compensation Committee monitors and establishes the compensation levels of the Company’s executive officers and directors, administers the Company’s incentive compensation programs, and performs other related tasks. The Committee is composed entirely of Board members who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code and as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

          Compensation Objectives. During 2001, the Committee applied the following compensation objectives in connection with its deliberations:

•	compensating the Company’s executive officers with salaries commensurate with the median salaries of similarly-situated executives at comparable companies

•	providing a substantial portion of the executives’ compensation in the form of incentive compensation based upon (i) the Company’s short and long-term performance and (ii) the individual, departmental or divisional achievements of the executives

•	encouraging team orientation, and

•	providing sufficient benefit levels for executives and their families in the event of disability, illness or retirement.

          In addition, to the extent that it is practicable and consistent with the Company’s executive compensation objectives, the Committee seeks to comply with Section 162(m) of the Internal Revenue Code and any regulations promulgated thereunder (collectively, “Section 162(m)”) in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of the named officers. If compliance with Section 162(m) conflicts with the Committee’s compensation objectives or is contrary to the best interests of the shareholders, the Committee reserves the right to pursue its objectives, regardless of the attendant tax implications.

          Overview of 2001 Compensation. As described further below, during 2001 the Company’s executive compensation was comprised of:

•	salary

•	a cash incentive bonus

•	grants of long-term incentive compensation in the form of stock options, and

•	other benefits typically provided to executives of comparable companies, all as described further below.

For each such component of compensation, the Company’s compensation levels were compared with those of comparable companies.

          During 2001, the Committee retained an independent consulting firm to review the Company’s officer compensation programs. The consulting firm compared the Company’s officer compensation practices to that of a national group of several hundred companies. This group included a number of telecommunications companies (including several of the peer companies referred to in the Company’s stock performance graph appearing elsewhere herein), but also included other companies (excluding financial service companies) that have revenue levels similar to the Company’s.

          Salary. The salary of the Chief Executive Officer and each other executive officer is based primarily on the officer’s level of responsibility and comparisons to prevailing salary levels for similar officers at comparable companies. Based upon survey data and the recommendation of its independent consulting firm, the Committee in May 2001 increased the salaries of each of the Company’s named officers by 4.5%, except for Ms. Puckett’s salary, which was increased by 6.7%. The Committee believes these raises were consistent with its objectives of (i) ensuring that the executive officers receive salaries comparable to those of similarly-situated executives and (ii) applying a team orientation to executive compensation.

          The Chairman’s compensation is determined in the same manner as the compensation for all other executive officers, provided that his annual salary cannot be reduced below the minimum salary to which he is entitled under his 1993 employment agreement described below under the heading “— Employment Contract With Chairman and Change-in-Control Arrangements.”

          Annual Incentive Bonus Programs. The Company maintains (i) a shareholder-approved short-term incentive program for certain of its executive officers and (ii) an annual incentive bonus program for the Company’s other officers and managers. In connection with both of these bonus programs, the Compensation Committee annually establishes target performance levels and the amount of bonus payable if these targets are met, which typically is defined in terms of a percentage of each officer’s salary. For 2001, the Committee recommended target bonuses ranging from 45% to 60% of each executive officer’s salary if the targets were met, with no bonuses if certain minimum target performance levels were not attained. The target bonuses payable to the Chairman and the Chief Executive Officer for 2001 performance were based solely upon the Company’s overall financial performance measured in terms of operating income growth and, to a lesser extent, revenue growth. The bonuses payable to each other executive officer were based partially upon the Company’s overall financial performance and partially upon the attainment of pre-approved individual, departmental or divisional goals.

          Due primarily to the weak economy and regulatory issues that have subsequently been resolved, the Company failed to attain during 2001 the minimum target levels necessary for the officers to earn the corporate performance portion of their target bonuses. As such, neither the Chairman nor the Chief Executive Officer received any bonus for 2001. Based upon the attainment of individual performance objectives, each other named officer received a bonus between approximately 16% and 24% of his or her 2001 salary. The Committee elected to pay these 2001 incentive bonuses in cash.

          Stock Incentive Programs. The Company’s current incentive compensation programs authorize the Compensation Committee to grant stock options and various other stock-based incentives to key personnel. The Committee’s philosophy with respect to stock incentive awards is to strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align the executive officers’ financial interests with those of the Company’s shareholders.

          Incentives granted under these programs become exercisable based upon criteria established by the Compensation Committee. The Committee generally determines the size of option grants based on the recipient’s responsibilities and duties, and on information furnished by the Committee’s consultants regarding stock option practices among comparable companies.

          2001 Grants. During 2001, the Compensation Committee awarded to the Company’s officers stock options on the terms further described elsewhere herein. The Company also granted stock options to officers in 2000, and initially intended the 2000 grants to serve as a three-year option program covering 2000, 2001 and 2002. Based on comprehensive research by the Committee’s independent consulting firm in early 2001, however, the Committee concluded that additional grants were necessary to ensure that the Company’s long-term incentive compensation was competitive with that of comparable companies. In the future, the Committee intends to grant options to its officers annually.

          The Committee determined the size of its 2001 option grants based on information furnished by the Committee’s independent consulting firm relating to the long-term incentive compensation practices among other comparable companies. Based on the consulting firm’s recommendations, the Committee granted awards to each executive officer having a value, determined under the Black-Scholes valuation methodology and expressed as a percentage of annual salary, commensurate with long-term incentive awards to similarly-situated executives at other comparable companies.

          Prior Grants. During 1997, 1998 and 1999, the subcommittee awarded to the Company’s officers long-term incentive compensation in the form of (i) time-vested restricted stock which will generally vest on the fifth anniversary of the grant date and (ii) performance-based restricted stock and performance shares which will vest or be earned based on appreciation of the market value of the Company’s Common Shares over a five-year period.

          Other Benefits. The Company maintains certain broad-based employee benefit plans in which the executive officers are generally permitted to participate on terms substantially similar to those relating to all other participants, subject to certain legal limitations on the amounts that may be contributed or the benefits that may be payable thereunder. The Board has determined to have the Company’s matching contribution under the 401(k) Plan invested in Common Shares so as to further align employees’ and shareholders’ financial interests. The Company also maintains the ESOP, which serve to further align employees’ and shareholders’ interests.

          Additionally, the Company makes available to its officers a supplemental life insurance plan, various defined benefit retirement plans (which are described below under “– Pension Plans”), various nonqualified supplemental benefit plans, and a disability salary continuation plan.

          Compensation of Chief Executive Officer. The criteria, standards and methodology used by the Committee in reviewing and establishing the Chief Executive Officer’s salary, bonus and other compensation are the same as those used with respect to all other executive officers, as described above. As discussed above under “— Salary,” based on its review of data compiled by the Committee’s independent consulting firm and other information, the Committee raised the annual salary of the Chief Executive Officer by 4.5% during 2001 to $735,030. In addition, during 2001 the Chief Executive Officer was granted options to purchase 320,000 shares, as described further herein.

Submitted by the Compensation Committee of the Board of Directors.

Ernest Butler, Jr. (Chairman)	James B. Gardner	F. Earl Hogan

Pension Plans

          Supplemental Executive Retirement Plan. The Company maintains a Supplemental Executive Retirement Plan (the “Supplemental Pension Plan”) pursuant to which certain officers who have completed at least five years of service are generally entitled to receive a monthly payment upon attaining early or normal retirement age under the plan. The following table reflects the approximate annual retirement benefits that a participant with the indicated years of service and compensation level may expect to receive under the Supplemental Pension Plan assuming retirement at age 65. Early retirement may be taken at age 55 by any participant with ten or more years of service, with reduced benefits.

	Years of Service

Compensation	5	10	15	20	25

$ 400,000	$60,000	$120,000	$140,000	$160,000	$180,000
500,000	75,000	150,000	175,000	200,000	225,000
600,000	90,000	180,000	210,000	240,000	270,000
700,000	105,000	210,000	245,000	280,000	315,000
800,000	120,000	240,000	280,000	320,000	360,000
900,000	135,000	270,000	315,000	360,000	405,000
1,000,000	150,000	300,000	350,000	400,000	450,000
1,100,000	165,000	330,000	385,000	440,000	495,000
1,200,000	180,000	360,000	420,000	480,000	540,000

          The above table reflects the annual benefits payable upon normal retirement under the Supplemental Pension Plan assuming such benefits will be paid in the form of a monthly lifetime annuity and before reductions relating to the receipt of Social Security benefits as described below. The actual amount of an officer’s monthly payment under the Supplemental Pension Plan is equal to (i) 3% of the officer’s “average monthly compensation” (defined below) times the officer’s years of service during his first ten years with the Company plus (ii) 1% of the officer’s “average monthly compensation” times his years of service after his first ten years with the Company (up to a maximum of 15 additional years), minus (iii) 4% of his estimated monthly Social Security benefits times his years of service with the Company (up to a maximum of 25 years). Payments to retired officers under this formula are increased by 3% per year to reflect cost of living increases. “Average monthly compensation” means the officer’s average monthly compensation during the 36-month period within his last ten years of employment in which he received his highest compensation. Participants added to the plan after January 1, 2000 receive credit only for service while a plan participant.

          Under the Supplemental Pension Plan, the number of credited years of service at December 31, 2001 was 25 years for Mr. Williams and Mr. Post, one year for Ms. Puckett, 19 years for Mr. Ewing and 17 years for Mr. Perry. The compensation upon which benefits are based under such plan is the aggregate amount of compensation reported for 2001 for each respective officer under the columns in the Summary Compensation Table appearing above that are entitled “Salary” and “Bonus.”

          Predecessor Supplemental Retirement Plan. Mr. Williams has the option of receiving retirement benefits under either the normal benefit formula for the Supplemental Pension Plan or under a separate benefit formula (the “Alternative Formula”) that existed under a predecessor supplemental retirement plan in which he held grandfathered rights when the Supplemental Pension Plan was adopted. Under this Alternative Formula, Mr. Williams would be entitled upon retirement to receive an annual benefit equal to 65% of his highest annual salary during the last five years of employment. This benefit is reduced by (i) his Social Security benefit, determined as of the date of retirement, and (ii) the value of his ESOP account converted to a monthly annuity. The salary upon which benefits are based is the amount reported under the “Salary” column in the Summary Compensation Table appearing above. Currently, the benefits Mr. Williams would receive upon retirement under the Alternative Formula are less than those benefits he would receive under the normal benefit formula of the Supplemental Pension Plan.

          Broad-Based Pension Plan. The Company also maintains a qualified defined benefit plan (the “Qualified Plan”) pursuant to which most of the Company’s employees (including officers) who have completed at least five years of service are generally entitled to receive payments upon attaining early or normal retirement age under the plan. The Company further maintains a companion non-qualified defined benefit plan (the “Non-Qualified Plan”) designed to pay supplemental retirement benefits to officers in amounts equal to the benefits that such officers would otherwise forego under the Qualified Plan due to federal limitations on the amount of benefits payable to highly compensated participants of qualified plans.

          The following table reflects the approximate total annual retirement benefits that a participant with the indicated years of service and annual compensation level may expect to receive under the Qualified and Non-Qualified Plans (collectively, the “Broad-Based Pension

Plan”) assuming retirement at age 65 by a participant born in 1935. Upon attaining age 55, participants with at least five years of service may elect to receive reduced early retirement benefits.

	Years of Service

Compensation	5	10	15	20	25	30

$ 400,000	$19,100	$38,200	$57,400	$76,500	$95,600	$114,700
500,000	24,100	48,200	72,400	96,500	120,600	144,700
600,000	29,100	58,200	87,400	116,500	145,600	174,700
700,000	34,100	68,200	102,400	136,500	170,600	204,700
800,000	39,100	78,200	117,400	156,500	195,600	234,700
900,000	44,100	88,200	132,400	176,500	220,600	264,700
1,000,000	49,100	98,200	147,400	196,500	245,600	294,700
1,100,000	54,100	108,200	162,400	216,500	270,600	324,700
1,200,000	59,100	118,200	177,400	236,500	295,600	354,700

          The above table approximates the total annual benefits payable under the Broad-Based Pension Plan assuming (in addition to the assumptions stated above) that such benefits will be paid in the form of a monthly lifetime annuity. The actual amount of a participant’s total monthly payment is equal to the sum of (i) his number of years of service under the plan (up to a maximum of 30 years) multiplied by 0.5% of his final average pay plus (ii) his number of years of service under the plan (up to a maximum of 30 years) multiplied by 0.5% of his final average pay in excess of his compensation subject to Social Security taxes (as determined under the plan). For these purposes, “final average pay” means the participant’s average monthly compensation during the 60-month period within his last ten years of employment in which he received his highest compensation.

          Under the Broad-Based Pension Plan, each named officer other than Ms. Puckett began to receive credit for years of service on January 1, 1999. Ms. Puckett began receiving credit for years of service on July 24, 2000. The compensation upon which benefits are based under such plan is the aggregate amount reported for 2001 for each such officer under the columns in the Summary Compensation Table appearing above that are entitled “Salary” and “Bonus.”

Employment Contract with Chairman and Change-in-Control Arrangements

          The Company has an employment agreement with Clarke M. Williams providing for, among other things, a minimum annual salary of $436,800, participation in all of the Company’s employee benefit plans and use of the Company’s aircraft. The agreement’s initial three-year term has lapsed but the agreement remains in effect from year to year, subject to the right of Mr. Williams or the Company to terminate the agreement. If Mr. Williams is terminated without cause or resigns under certain specified circumstances, including following any change in control of the Company, he will be entitled to receive certain severance benefits, including (i) a lump sum cash payment equal to three times the sum of his annual salary and bonus, (ii) any such additional cash payments as may be necessary to compensate him for any federal excise taxes imposed upon contingent change in control payments, (iii) continued participation in the Company’s welfare benefit plans for three years and (iv) continued use of the Company’s aircraft for one year on terms comparable to those previously in effect.

          The Company also has agreements with each of its executive officers (other than Mr. Williams) which entitle any such officer who is terminated without cause or resigns under certain specified circumstances within three years of any change in control of the Company to (i) receive a lump sum cash severance payment equal to three times the sum of such officer’s annual salary and bonus, (ii) receive any such additional cash payments as may be necessary to compensate him for any federal excise taxes imposed upon contingent change in control payments and (iii) continue to receive certain welfare benefits for three years.

          Under the above-referenced agreements, a “change in control” of the Company would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares or 30% or more of combined voting power of the Company’s voting securities, (ii) a majority of the Company’s directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of the Company.

          In the event of a change in control of the Company, the Company’s benefit plans provide, among other things, that all restrictions on outstanding time-vested and performance-based restricted stock will lapse, all outstanding stock options will become fully exercisable, all performance shares will be earned, phantom stock units credited under the Company’s supplemental defined contribution plan will be converted into cash and held in trust, and post-retirement health and life insurance benefits will vest with respect to certain current and former employees. In addition, participants in the Supplemental Pension Plan who are terminated without cause or resign under certain specified circumstances within three years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years), determined in accordance with actuarial assumptions specified in the plan.

Performance Graph

          The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Services Index (the “S&P Telecom Index”) for the period from December 31, 1996 to December 31, 2001, in each case assuming (i) the investment of $100 on January 1, 1997 at closing prices on December 31, 1996 and (ii) reinvestment of dividends.

	December 31,

	1996	1997	1998	1999	2000	2001

CenturyTel, Inc.	$100.00	$163.03	$333.25	$352.34	$257.44	$237.72
S&P 500 Index	$100.00	$133.23	$171.07	$205.77	$184.90	$160.79
S&P Telecom Index (1)	$100.00	$146.13	$218.40	$235.09	$148.88	$130.14

(1)	The S&P Telecom Index consists of ALLTEL Corporation, AT&T Corporation, BellSouth Corporation, Citizens Communications Company, Qwest Communications International Inc., SBC Communications Inc., Sprint Corp. FON Group, Verizon Communications Inc., WorldCom, Inc. — WorldCom Group, and the Company. The index is publicly available.

Certain Transactions

          With respect to each of the transactions described below, the Company believes that it has obtained services on terms no less favorable to the Company than those available for comparable services from unaffiliated third parties.

          The Company paid fees of approximately $1,020,841 to The Boles Law Firm for legal services rendered to the Company in 2001. William R. Boles, Jr., a director of the Company since 1992, is President and a director and practicing attorney with such firm, which has provided legal services to the Company since 1968.

          During 2001, the Company paid approximately $1,105,787 to a real estate firm owned by the brother of Harvey P. Perry, the Company’s Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. In exchange for such payments (approximately $650,000 of which was used to compensate subcontractors and vendors and to recoup other out-of-pocket costs), such firm provided a variety of services with respect to approxi-

mately 85 of the Company’s office sites, wireless tower sites and retail locations in several states, including locating and analyzing properties suitable for acquisition as wireless tower sites, negotiating purchase terms with the land owners, and subleasing wireless tower space.

          During 2001, the Company purchased $703,658 of electrical contracting services from a firm owned by Johnny Hebert, a director of the Company.

          During 2001, the Company paid Rickey Lowery approximately $76,000 in salary and bonus for serving as a lead database analyst technician. Mr. Lowery has been an employee of the Company since 1989 and has been the son-in-law of Harvey P. Perry, the Company’s Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, since 1990.

          During 2001, the Company paid Martha Amman approximately $73,400 in salary and bonus for serving as Manager, Employment and Staffing. Ms. Amman is the sister of Harvey P. Perry, the Company’s Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, and has been an employee of the Company since 1998.

          During 2001, the Company paid Paul Hargrove approximately $61,700 in salary and bonus for serving as a manager in the Corporate Tax Department. Mr. Hargrove is the son of R.L. Hargrove, Jr., a director of the Company, and has been an employee of the Company since 1983.

          During 2001, the Company paid Rhonda Woodard approximately $72,700 in salary and bonus for serving as Director of Customer Service Centers. Ms. Woodard is the sister-in-law of David Cole, an executive officer of the Company, and has been an employee of the Company since 1991.

Section 16(a) Beneficial Ownership Reporting Compliance

          The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, among others, to file certain beneficial ownership reports with the SEC. During 2001, C. G. Melville, Jr., a director of the Company, inadvertently filed one report late.

REPORT OF AUDIT COMMITTEE

Activities of Committee

          The Audit Committee of the Board of Directors is composed of seven directors, all of whom the Board believes are independent under the rules of the New York Stock Exchange.

          Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

          In this context, the Committee has met and held discussions with the Company’s management, its internal auditors and its independent accountants, KPMG LLP. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles, and the

Committee has reviewed and discussed the consolidated financial statements with management and KPMG. The Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

          KPMG also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with KPMG that firm’s independence.

          Based on and in reliance upon the reviews and discussions referred to above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

Other Information

          KPMG acted as independent certified public accountants for the Company for 2001, and has been selected by the Board to serve again in that capacity for 2002. The following table lists the aggregate fees and costs billed by KPMG and its affiliates to the Company and its subsidiaries for the 2001 services identified below:

	Amount Billed

Audit Fees	$1,305,000	(1)
Financial Information Systems Design and Implementation Fees	1,598,000	(2)
All Other Fees	1,493,000	(3)

(1)	Relates to services rendered in connection with auditing the Company’s annual consolidated financial statements for 2001 and reviewing the Company’s quarterly financial statements for 2001, as well as auditing the 2001 financial statements of several of the Company’s telephone subsidiaries and cellular partnerships. See note 3 below.

(2)	Of this aggregate amount for services rendered during 2001, $1,231,000 (77.0%) is attributable to fees and costs paid for services provided prior to February 7, 2001 by the consulting group of KPMG LLP in connection with the development and implementation of the Company’s new billing system. This consulting group was spun off from KPMG LLP on February 7, 2001.

(3)	Of this aggregate amount for services rendered during 2001, (i) $379,000 (25.4%) is attributable to audit related fees and costs consisting principally of assisting the Company’s internal auditors in connection with a pre-implementation review of the Company’s new billing system; providing letters to underwriters, consents and other services related to registration statements; reviewing the accounting treatment of specific transactions; and auditing the Company’s benefit plans for 2001 and (ii) $1,114,000 (74.6%) is attributable to other non-audit fees and costs consisting primarily of tax research and planning in connection with proposed transactions; income tax system implementation assistance; and general income tax planning and compliance.

       The Committee has considered whether the provision of KPMG’s non-audit services is compatible with maintaining KPMG’s independence.

Submitted by the Audit Committee of the Board of Directors.

Calvin Czeschin (Chairman) Virginia Boulet Ernest Butler, Jr.	James B. Gardner R. L. Hargrove, Jr. F. Earl Hogan C. G. Melville, Jr.

OTHER MATTERS

Quorum and Voting of Proxies

          The presence, in person or by proxy, of a majority of the total voting power of the Voting Shares is necessary to constitute a quorum to organize the Meeting. Shareholders voting or abstaining from voting on any issue will be counted as present for purposes of constituting a quorum to organize the Meeting.

          If a quorum is present, directors will be elected by plurality vote and, as such, withholding authority to vote in the election of directors will not affect whether the proposed nominees named herein are elected. As indicated above, the affirmative vote of the holders of a majority of the voting power present or represented at the Meeting will be required to approve the 2002 Directors Stock Option Plan and the 2002 Management Incentive Compensation Plan (the “Benefit Plan Proposals”). Shares as to which the proxy holders have been instructed to abstain from voting will not be treated as present or represented for purposes of such vote, and will therefore not affect the outcome of the vote.

          Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on the election of directors and the Benefit Plan Proposals when they have not received voting instructions from beneficial owners. If brokers who do not receive voting instructions do not exercise such discretionary voting power (a “broker non-vote”), shares that are not voted will be treated as present for purposes of constituting a quorum to organize the Meeting but not present for purposes of voting to elect directors or approve the Benefit Plan Proposals. Because the election of directors must be approved by plurality vote and both of the Benefit Plan Proposals must be approved by a majority of the voting power present or represented at the Meeting, broker non-votes with respect to these matters will not affect the outcome of the voting.

          Voting Shares represented by all properly executed proxies received in time for the Meeting will be voted at the Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Unless revoked, all properly executed proxies will be voted as specified and, if no specifications are made, will be voted in favor of the proposed nominees and the Benefit Plan Proposals.

          Management has not timely received any notice that a shareholder desires to present any matter for action at the Meeting in accordance with the Company’s advance notification bylaw (which is described below), and is otherwise unaware of any matter for action by shareholders at the Meeting other than the election of directors and the Benefit Plan Proposals. The enclosed proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the Meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

          A representative of KPMG LLP, the Company’s independent certified public accountants, is expected to attend the Meeting and be available to respond to appropriate questions.

Shareholder Nominations and Proposals

          In order to be eligible for inclusion in the Company’s 2003 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received at the Company’s principal executive offices by November 27, 2002, and must comply with applicable federal proxy rules. In addition, the Company’s advance notification bylaw requires shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their proposal in the Company’s proxy materials. In general, notice must be received by the Secretary of the Company between November 10, 2002 and February 8, 2003 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2003 annual meeting is more than 30 days earlier or later than May 9, 2003, notice must be received by the Secretary of the Company within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) The Company will be permitted to disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

Annual Report and Financial Information

          Appendix C includes the Annual Financial Statements and Review of Operations of the Company in the form in which they were filed with the Securities and Exchange Commission on March 15, 2002 as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. The Company expects to mail a copy of its summary annual report for the year ended December 31, 2001 on or about the date that it mails this Proxy Statement to its shareholders.

          You may obtain a copy of the Company’s Form 10-K (along with the Company’s Current Report on Form 8-K dated March 19, 2002 disclosing important update information) without charge by writing to Harvey P. Perry, Secretary, CenturyTel, Inc., 100 CenturyTel Drive, Monroe, LA 71203, or by visiting the Company’s website at www.centurytel.com.

          Neither Appendix C nor the other materials described above is to be regarded as proxy soliciting material.

By Order of the Board of Directors

Harvey P. Perry
Secretary

Dated: March 27, 2002

APPENDIX A

to Proxy Statement

CENTURYTEL, INC.

2002 DIRECTORS STOCK OPTION PLAN

1.      Purpose of the Plan.

          The purpose of the CenturyTel, Inc. 2002 Directors Stock Option Plan is to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain Directors of experience and ability, and to encourage the highest level of Directors performance by providing Directors with a proprietary interest in the Company’s financial success and growth.

2.      Definitions.

          2.1 “Board” means the Board of Directors of the Company.

          2.2 “Committee” means the Compensation Committee of the Board or a subcommittee thereof. The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (collectively, “Section 162(m)”).

          2.3 “Common Stock” means the common stock, $1.00 par value per share, of the Company.

          2.4 “Company” or “CenturyTel” means CenturyTel, Inc., a Louisiana corporation.

          2.5 “Director” means a member of the Board who is not employed by the Company or any of its subsidiaries.

          2.6 “Fair Market Value” means (i) if the Common Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the applicable date, and if shares are not traded on such day, on the next preceding trading date, (ii) if the Common Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available, and (iii) if the Common Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Committee in good faith.

          2.7 “Participant” means each Director (as defined in Section 2.5).

          2.8 “Option” means a stock option that does not satisfy the requirements of Section 422 of the Code.

          2.9 “Plan” means the CenturyTel, Inc. 2002 Directors Stock Option Plan as set forth herein and as amended, restated, supplemented or otherwise modified from time to time.

3.      Shares of Common Stock Subject to the Plan.

          3.1 The Company may issue up to 400,000 shares of Common Stock, subject to the adjustment provisions of Section 7, pursuant to the exercise of Options granted hereunder. Such shares may be either authorized but unissued shares or shares issued and thereafter acquired by the Company.

          3.2 To the extent any shares of Common Stock subject to an Option are not issued because the Option is forfeited or cancelled, such shares shall again be available for grant pursuant to Options granted under the Plan. If the exercise price of any Option granted under this Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

4.      Administration of the Plan.

          4.1 The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and, subject to its provisions, to prescribe, amend and rescind Plan rules and to make all other determinations necessary for the Plan’s administration.

          4.2 All action taken by the Committee in the administration and interpretation of the Plan shall be final and binding upon all parties. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Option.

          4.3 The Committee does not have the authority to make discretionary grants of stock options under the Plan. Grants may be made only as provided in Section 5 hereof.

5.      Grant of Options.

          5.1 Beginning with the 2002 annual meeting of shareholders and for as long as the Plan remains in effect and shares of Common Stock remain available for issuance hereunder, each Participant shall be automatically granted an Option to acquire up to 6,000 shares of Common Stock on the day following each annual meeting of shareholders. The Committee shall determine the size of the Option grants to be made to the Participants each year, within the limitations provided herein.

          5.2 While the Plan remains in effect and shares of Common Stock remain available for issuance hereunder, any person who becomes a Director other than by election at an annual meeting of shareholders shall be granted an Option to acquire a pro rata number of shares of Common Stock calculated as follows:

Number of shares subject to Options granted to each Director on the day following the preceding annual meeting	X	Number of full calendar months between the date the person becomes a Director and the next annual meeting 12

6.      Terms and Conditions of Options.

          6.1 Unless exercisability is accelerated as provided in Sections 6.4 or 8.2 hereof, the Options shall become exercisable beginning one year following the date of grant.

          6.2 Unless terminated earlier as provided in Section 6.5 or 8.3, the Options shall expire ten years following the date of grant.

          6.3 The exercise price of the Options granted to Directors shall be equal to the Fair Market Value, as defined herein, of a share of Common Stock on the date of grant.

          6.4 The Committee may accelerate the exercisability of any Option at any time in its discretion.

          6.5 In the event a Director ceases to serve on the Board because such Director is ineligible to stand for re-election to the Board under the CenturyTel Directors Retirement Policy (or any comparable successor retirement policy), the exercisable Options granted hereunder and held by such Director shall continue to be outstanding and exercisable for the remaining terms of such Options, subject to the rights of the Committee under Section 8.3 hereof. In the event a Director ceases to serve on the Board for any other reason, the Options granted hereunder must be exercised, to the extent otherwise exercisable at the time of termination of Board service, within two years from the date of termination of Board service. Subject to Section 6.4 hereof, Options that are not exercisable at the time of termination of Board service shall be forfeited.

          6.6 An Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by tender of the full purchase price for such shares, which may be paid or satisfied by (a) cash; (b) check; (c) delivery of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised and, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months; (d) delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the Option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; or (e) in such other manner as may be authorized from time to time by the Committee, provided that all such payments shall be made or denominated in United States dollars. In the case of delivery of an uncertified check, no shares shall be issued until the check has been paid in full. Prior to the issuance of shares of Common Stock upon the exercise of an Option, a Participant shall have no rights as a shareholder.

          6.7 Except for adjustments pursuant to Section 7 or actions permitted to be taken by the Committee under Section 8.3 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the exercise price for any outstanding Option granted under this Plan may not be decreased after the date of grant and (b) an outstanding Option that has been granted under this Plan may not, as of any date that such Option has a per share exercise price that is less than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price or any payment of cash or Common Stock.

          6.8 Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted Option from a Participant by mutual agreement before such option has been exercised by payment to the Participant of cash or Common Stock or a combination thereof with a value equal to the amount per share by which: (a) the Fair Market Value of the Common Stock subject to the Option on the business day immediately preceding the date of purchase exceeds (b) the exercise price.

7.      Adjustment Provisions.

          In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Plan, and the number of shares subject to outstanding Options, shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including without limitation adjustments to the exercise price of any Option in order to provide Participants with the same relative rights before and after such adjustment.

8.      Change of Control.

          8.1 A Change of Control shall mean:

(a) the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the Common Stock or 30% or more of the combined voting power of CenturyTel’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

(i) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 8.1(c) hereof) of Common Stock directly from the Company,

(ii) any acquisition of Common Stock by the Company,

(iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 8.1(c) hereof; or

(b) individuals who, as of January 1, 2002, constituted the Board of Directors of CenturyTel (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyTel’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(c) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyTel) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(i) the individuals and entities who were the beneficial owners of CenturyTel’s outstanding Common Stock and CenturyTel’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of Common Stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(ii) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyTel, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d) approval by the shareholders of CenturyTel of a complete liquidation or dissolution of CenturyTel.

For purposes of this Section 8, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

          8.2 Upon a Change of Control of the type described in clause 8.1(a) or 8.1(b) or upon the approval by the Board of Directors of CenturyTel of any Change of Control of the type described in clause 8.1(c) or 8.1(d), all outstanding Options granted pursuant to this Plan shall automatically become fully vested and exercisable.

          8.3 No later than 30 days after a Change of Control of the type described in subsections 8.1(a) or 8.1(b) and no later than 30 days after the approval by the Board of a

Change of Control of the type described in subsections 8.1(c) or 8.1(d), the Committee, acting in its sole discretion without the consent or approval of any Participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as Directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual Participants and which may vary among Options held by any individual Participant:

(a) require that all outstanding Options be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate,

(b) make such equitable adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(c) provide for mandatory conversion or exchange of some or all of the outstanding Options held by some or all Participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Options shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such Participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option, as defined and calculated below, over the per share exercise price of such Options or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(d) provide that thereafter, upon any exercise of an Option that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Option, in lieu of the number of shares of Common Stock then covered by such Option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Option.

          8.4 For the purposes of any conversions or exchanges under paragraph (c) of Section 8.3, the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(a) the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(b) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(c) in all other events, the Fair Market Value of a share of Common Stock, as determined by the Committee as of the date determined by the Committee to be the date of conversion or exchange.

          8.5 in the event that the consideration offered to shareholders of CenturyTel in any transaction described in this Section 8 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

9.      General Provisions.

          9.1 Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue as a Director or affect the right of the Company to terminate the services of any Participant.

          9.2 No shares of Common Stock will be issued or transferred pursuant to an Option unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the exercise of an Option, the Company may require the Participant to take any reasonable action to meet such requirements.

          9.3 No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Option except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

          9.4 No Options granted hereunder may be transferred, pledged, assigned or otherwise encumbered by an optionee except:

(a) by will;

(b) by the laws of descent and distribution; or

(c) if permitted by the Committee and so provided in the stock option agreement or an amendment thereto, (i) pursuant to a domestic relations order, as defined in the Code, (ii) to Immediate Family Members (as defined below), (iii) to a partnership in which the Participant and/or the Participant’s Immediate Family Members, or entities in which the Participant and/or the Participant’s Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the sole partners, (iv) to a limited liability company in which the Participant and/or the Participant’s Immediate Family Members, or entities in which the Participant and/or the Participant’s Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (v) to a trust for the benefit solely of the Participant and/or the Participant’s Immediate Family Members. “Immediate Family Members” means the spouses and natural or adopted children or grandchildren of the Participants and their spouses.

          Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or levy of attachment, or similar process upon an Option not specifically permitted herein, shall be null and void and without effect.

          9.5 Each Option shall be evidenced by a written stock option agreement or notice, including terms and conditions consistent with the Plan, as the Committee may determine.

          9.6 Anything in the Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of grant of any Option or the issuance of any shares of Common Stock pursuant to any Option, require the recipient of the Option, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Option or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Option or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the grant of any Option, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Option shall not be granted or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

10.      Amendment, Discontinuance or Termination of the Plan.

          10.1 The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(a) without the approval of the shareholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, or (iv) amend Section 6.7 to permit repricing of Options, or

(b) materially impair, without the consent of the recipient, an Option previously granted, except that the Company retains all rights under Section 8 hereof.

          10.2 The Plan shall automatically terminate at such time as no shares of Common Stock remain available for issuance through the Plan.

11.      Effective Date of Plan.

          The Plan shall become effective upon adoption by the Board, subject to approval by the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the subject at the 2002 annual meeting of shareholders of the Company.

* * * * * * *

                  IN WITNESS WHEREOF, the undersigned Secretary of CenturyTel, Inc. hereby certifies that the foregoing CenturyTel 2002 Directors Stock Option Plan was (i) recommended to the Board of Directors of CenturyTel, Inc. (the “Board”) by its Compensation Committee at a meeting of the Compensation Committee duly held on February 25, 2002, (ii) approved by the Board at a meeting duly held on February 26, 2002, and (iii) approved by the affirmative vote of the holders of a majority of the voting power present at the 2002 Annual Meeting of Shareholders of the Company held on May 9, 2002.

[SIGNATURE BLOCK INTENTIONALLY OMITTED]

APPENDIX B

to Proxy Statement

CENTURYTEL, INC.

2002 MANAGEMENT INCENTIVE COMPENSATION PLAN

          1. Purpose. The purpose of the 2002 Management Incentive Compensation Plan (this “Plan”) of CenturyTel, Inc. (“CenturyTel”) is to increase shareholder value and to advance the interests of CenturyTel and its subsidiaries (collectively, the “Company”) by furnishing a variety of equity incentives (the “Incentives”) designed to attract, retain and motivate officers, key employees, consultants and advisors and to strengthen the mutuality of interests between such persons and CenturyTel’s shareholders. Incentives may consist of options to purchase shares of CenturyTel’s common stock, $1.00 par value per share (the “Common Stock”), shares of restricted stock or other stock-based awards the value of which is based upon the value of the Common Stock, all on terms determined under this Plan. As used in this Plan, the term “subsidiary” means any corporation, limited liability company or other entity of which CenturyTel owns (directly or indirectly) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.

          2. Administration.

2.1 Composition. This Plan shall be administered by the compensation committee of the Board of Directors of CenturyTel, or by a subcommittee of the compensation committee. The committee or subcommittee that administers this Plan shall hereinafter be referred to as the “Committee.” The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”), or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Code and the regulations thereunder (collectively, “Section 162(m)”).

2.2 Authority. The Committee shall have authority to award Incentives under this Plan, to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the “Incentive Agreements”) and to make any other determination that it believes necessary or advisable for the proper administration of this Plan. Its decisions concerning matters relating to this Plan shall be final, conclusive and binding on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3 hereof. The Committee shall not have authority to award Incentives under this Plan to directors in their capacities as such.

          3. Eligible Participants. Key employees and officers of the Company (including officers who also serve as directors of the Company) and consultants and advisors to the Company shall become eligible to receive Incentives under this Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the

Committee deems appropriate. With respect to participants not subject to Section 16 of the 1934 Act or Section 162(m), the Committee may delegate to appropriate personnel of the Company its authority to designate participants, to determine the size, type and terms of the Incentives to be received by those participants and to determine any performance objectives for those participants; provided, however, that the exercise price of any stock options granted pursuant to such delegation of authority shall be, unless otherwise determined by the Committee, equal to the Fair Market Value of a share of Common Stock on the later of the date of grant or the date the participant’s employment with the Company commences. Any such delegation by the Committee shall not include the authority to change or modify in any way the terms of a previously granted Incentive or to take any other action authorized herein to be taken by the Committee and not specifically permitted to be delegated in this Section 3.

          4. Shares Subject to this Plan. The shares of Common Stock with respect to which Incentives may be granted under this Plan shall be subject to the following:

4.1 Type of Common Stock. The shares of Common Stock with respect to which Incentives may be granted under this Plan may be currently authorized but unissued shares or shares currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

4.2 Maximum Number of Shares. Subject to the other provisions of this Section 4, the maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under this Plan shall be 4,500,000 shares of Common Stock.

4.3 Share Counting. To the extent any shares of Common Stock covered by an Incentive are not delivered to a participant or beneficiary because the Incentive is forfeited or canceled, or the shares of Common Stock are not delivered because the Incentive is paid or settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as Incentives and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under this Plan. If the exercise price of any stock option granted under this Plan or the applicable withholding taxes are satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan.

4.4 Limitations on Number of Shares. Subject to Section 4.5, the following additional limitations are imposed under this Plan:

(a) The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 4,500,000 shares. Notwithstanding any other provision herein to the contrary, (i) all shares issuable under incentive stock options shall be counted against this limit and (ii) shares that are issued and are later forfeited, cancelled or reacquired by the Company, shares withheld to satisfy withholding tax obligations and shares delivered in payment of the Incentive price or applicable withholding taxes shall have no effect on this limitation.

(b) The maximum number of shares of Common Stock that may be covered by Incentives granted under this Plan to any one individual during any one calendar-year period shall be 600,000.

(c) The maximum number of shares of Common Stock that may be issued as restricted stock or Other Stock-Based Awards (as defined below) shall be 500,000 shares.

(d) If, after shares have been earned under an Incentive, the delivery is deferred, any additional shares attributable to dividends paid during the deferral period shall be disregarded for purposes of the limitations of this Section 4.

4.5 Adjustment. In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Section 4 and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including without limitation adjustments to the exercise price of any option and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

          5. Stock Options. The Committee may grant incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

5.1 Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 4.5; provided that in no event shall the exercise price be less than the Fair Market Value (as defined below) of a share of Common Stock on the date of grant, except in the case of a stock option granted in assumption of or in substitution for an outstanding award of a company acquired by the Company or with which the Company combines.

5.2 Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to the limitations and adjustments provided in Section 4 hereof.

5.3 Duration and Time for Exercise. Subject to earlier termination as provided in Section 9.4 and 9.13, the term of each stock option shall be determined by the Committee, but may not exceed ten years. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. The Committee may accelerate the exercisability of any stock option at any time.

5.4 Repurchase. Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted stock option from a participant by mutual agreement before such option has been exercised by payment to the participant of cash or Common Stock or a combination thereof with a value equal to the amount per share by which: (a) the Fair Market Value of the Common Stock subject to the option on the business day immediately preceding the date of purchase exceeds (b) the exercise price.

5.5 Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by tender of the full purchase price for such shares, which may be paid or satisfied by (a) cash; (b) check; (c) delivery of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised and, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months; (d) delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; or (e) in such other manner as may be authorized from time to time by the Committee, provided that all such payments shall be made or denominated in United States dollars. In the case of delivery of an uncertified check, no shares shall be issued until the check has been paid in full. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder.

5.6 Repricing. Except for adjustments pursuant to Section 4.5 or actions permitted to be taken by the Committee under Section 9.13(c) in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has a per share exercise price that is less than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option with a lower exercise price, shares of restricted stock, an Other Stock-Based Award (as defined in Section 7.1), a cash payment or Common Stock.

5.7 Incentive Stock Options. Notwithstanding anything in this Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options.

(a) Any incentive stock option authorized under this Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options;

(b) All incentive stock options must be granted within ten years from the date on which this Plan was adopted by the Board of Directors;

(c) No incentive stock option shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation; and

(d) The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000. To the extent that such limitation is exceeded, such options shall not be treated, for federal income tax purposes, as incentive stock options.

5.8 Equity Maintenance. If a participant exercises an option during the term of his employment with the Company, and pays the exercise price (or any portion thereof) through the surrender of shares of outstanding Common Stock owned by the participant, the Committee may, in its discretion, grant to such participant an additional option to purchase the number of shares of Common Stock equal to the shares of Common Stock so surrendered by such participant. Any such additional options granted by the Committee shall be exercisable at the Fair Market Value of the Common Stock determined as of the business day immediately preceding the respective dates such additional options may be granted. The grant of such additional options under this Section 5.8 shall be made upon such other terms and conditions as the Committee may from time to time determine.

          6. Restricted Stock.

6.1 Grant of Restricted Stock. An award of restricted stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of this Plan. To the extent restricted stock is intended to qualify as performance based compensation under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 8 and meet the additional requirements by imposed by Section 162(m).

6.2 Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period. A Restricted Period of at least three years is required, except that if vesting of the shares is subject to the attainment of specified performance goals, the Restricted Period may be one year or more. Incremental periodic vesting of portions of the award during the Restricted Period is permitted. Unless otherwise provided in the Incentive Agreement, the Committee may in its discretion declare the Restricted Period terminated upon a participant’s death, disability, retirement or other termination by the Company and permit the sale or transfer of the restricted stock. The expiration of the Restricted Period shall also occur as provided under Section 9.13 upon a Change of Control of the Company.

6.3 Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it is subject to the terms and conditions (including conditions of forfeiture) contained in the CenturyTel, Inc. 2002 Management Incentive Compensation Plan (the “Plan”) and an agreement entered into between the registered owner and CenturyTel, Inc. thereunder. Copies of this Plan and the agreement are on file and available for inspection at the principal office of the Company.

6.4 Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

6.5 Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 4.5 due to a recapitalization, stock split or other change in capitalization.

6.6 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for in Section 6.2 and in the Incentive Agreement or an amendment thereto, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant’s estate, as the case may be.

6.7 Rights as a Shareholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of Common Stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares.

          7. Other Stock-Based Awards.

7.1 Grant of Other Stock-Based Awards. Subject to the limitations described in Section 7.2 hereof, the Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards, other than options or restricted stock provided for in Sections 5 and 6, the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a shareholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 8 and meet the additional requirements imposed by Section 162(m).

7.2 Limitations. Other Stock-Based Awards granted under this Section 7 shall be subject to a vesting period of at least three years, except that if vesting of the award is subject to the attainment of specified performance goals, a minimum vesting period of one year is allowed. Incremental periodic vesting of portions of the award over the required vesting period is permitted. Notwithstanding the minimum vesting periods described in this Section 7.2, the Committee may make special grants of Other Stock-Based Awards with respect to an aggregate of no more than 225,000 shares of Common Stock, as adjusted under Section 4.5, which special awards shall not be subject to any minimum vesting requirements.

          8. Section 162(m) Awards. To the extent that shares of restricted stock or Other Stock-Based Awards granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting, grant or payment of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such awards shall vest, be granted or be paid out shall be any or a combination of the following performance measures applied to the Company, a subsidiary or a division: earnings per share, return on assets, an economic value added measure, stockholder return, earnings, return on equity, return on investment, cash provided by operating activities, increase in cash flow, increase in revenues or operating revenues, or customer growth. The performance goals may be subject to such adjustments as are specified in advance by the Committee. For any performance period, the performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years.

          9. General.

9.1 Duration. Subject to Section 9.10, this Plan shall remain in effect until all Incentives granted under this Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of this

Plan or the applicable Incentive Agreement and all restrictions imposed on shares of Common Stock in connection with their issuance under this Plan have lapsed.

9.2 Transferability of Incentives. No Incentive granted hereunder may be transferred, pledged, assigned or otherwise encumbered by the holder thereof except:

(a) by will;

(b) by the laws of descent and distribution;

(c) pursuant to a domestic relations order, as defined in the Code; or

(d) in the case of stock options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members (as defined below), (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members. “Immediate Family Members” means the spouse and natural or adopted children or grandchildren of the participant and their respective spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a non-qualified stock option.

Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive, or levy of attachment or similar process upon the Incentive not specifically permitted herein, shall be null and void and without effect.

9.3 Dividend Equivalents. In the sole and complete discretion of the Committee, an Incentive may provide the holder thereof with dividends or dividend equivalents, payable in cash, shares, other securities or other property on a current or deferred basis.

9.4 Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee and set forth in the Incentive Agreement.

9.5 Additional Condition. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

9.6 Incentive Agreements. An Incentive under this Plan shall be subject to such terms and conditions, not inconsistent with this Plan, as the Committee may, in its sole discretion, prescribe and set forth in the Incentive Agreement. Such terms and conditions may provide for the forfeiture of an Incentive or the gain associated with an Incentive under certain circumstances to be set forth in the Incentive Agreement, including if the participant competes with the Company or engages in other activities that are harmful to the Company. All terms and conditions of any Incentive shall be reflected in such form of Incentive Agreement as is determined by the Committee. A copy of such document shall be provided to the participant, and the Committee may, but need not, require that the participant duly execute and deliver to the Company a copy of such document as a condition precedent to the effectiveness of the grant of the Incentive. Such document is referred to in this Plan as an “Incentive Agreement” regardless of whether a participant’s signature is required.

9.7 Withholding.

(a) The Company shall have the right to withhold from any payments or stock issuances under this Plan, or to collect as a condition of payment, any taxes required by law to be withheld.

(b) Any participant may, but is not required to, satisfy his or her withholding tax obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold from the shares the participant otherwise would receive shares of Common Stock having a value equal to the minimum amount required to be withheld. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive.

9.8 No Continued Employment. No participant under this Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

9.9 Deferral Permitted. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive Agreement. Payment may be deferred at the option of the participant if provided in the Incentive Agreement.

9.10 Amendment or Discontinuance of this Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

(a) without the approval of the shareholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through this Plan, (ii) materially increase the benefits accruing to participants under this Plan, (iii) materially expand the classes of persons eligible to participate in this Plan, or (iv) amend Section 5.6 to permit repricing of options, or

(b) materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all rights under Section 9.13 hereof.

9.11 Definition of Fair Market Value. Whenever the “Fair Market Value” of Common Stock or some other specified security must be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the applicable date and if shares are not traded on such day, on the next preceding trading date, (ii) if the Common Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Committee in good faith.

9.12 Loans. In order to assist a participant in acquiring shares of Common Stock pursuant to an Incentive granted under this Plan, the Committee may authorize, at either the time of the grant of the Incentive, at the time of the acquisition of Common Stock pursuant to the Incentive, or at the time of the lapse of restrictions on shares of restricted stock granted under this Plan, the extension of a loan to the participant by the Company. The terms of any loans, including the interest rate, collateral and terms of repayment, will be subject to the discretion of the Committee. The maximum credit available hereunder shall be equal to the aggregate purchase price of the shares of Common Stock to be acquired pursuant to the Incentive plus the maximum tax liability that may be incurred in connection with the Incentive.

9.13 Change of Control.

(a) A Change of Control shall mean:

(i) the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the Common Stock or 30% or more of the combined voting power of CenturyTel’s then outstanding securities entitled to vote generally in the election of directors; provided, however,that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(A) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 9.13(a)(iii) hereof) of Common Stock directly from the Company,

(B) any acquisition of Common Stock by the Company,

(C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 9.13(a)(iii) hereof; or

(ii) individuals who, as of January 1, 2002, constituted the Board of Directors of CenturyTel (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyTel’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyTel) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(A) the individuals and entities who were the beneficial owners of CenturyTel’s outstanding Common Stock and CenturyTel’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(B) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyTel, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(C) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv) approval by the shareholders of CenturyTel of a complete liquidation or dissolution of CenturyTel.

For purposes of this Section 9.13, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(b) Upon a Change of Control of the type described in clause (a)(i) or (a)(ii) of this Section 9.13 or upon the approval by the Board of Directors of CenturyTel of any Change of Control of the type described in clause (a)(iii) or (a)(iv) of this Section 9.13, all outstanding Incentives granted pursuant to this Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall automatically lapse and, unless otherwise provided in the applicable Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by CenturyTel without the necessity of action by any person.

(c) No later than 30 days after a Change of Control of the type described in subsections (a)(i) or (a)(ii) of this Section 9.13 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (a)(iii) or (a)(iv) of this Section 9.13, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant:

(i) require that all outstanding options or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options and Other Stock-Based Awards and all rights of participants thereunder shall terminate,

(ii) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(iii) provide for mandatory conversion or exchange of some or all of the outstanding options or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such options and Other Stock-Based Awards shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option or Other Stock-Based Award, as defined and calculated below, over the per share exercise price of such options or the per share exercise or base price of such Other Stock-Based Awards or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(iv) provide that thereafter, upon any exercise of an option or Other Stock-Based Award that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such option or Other Stock-Based Award, in lieu of the number of shares of Common Stock then covered by such option or Other Stock-Based Award, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such option or Other Stock-Based Award.

(d) For the purposes of conversions or exchanges under paragraph (iii) of Section 9.13(c), the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(i) the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(ii) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(iii) in all other events, the fair market value of a share of Common Stock, as determined by the Committee as of the date determined by the Committee to be the date of conversion or exchange.

(e) In the event that the consideration offered to shareholders of CenturyTel in any transaction described in this Section 9.13 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

* * * * * * *

          IN WITNESS WHEREOF, the undersigned Secretary of CenturyTel, Inc. hereby certifies that the foregoing CenturyTel 2002 Management Incentive Compensation Plan was (i) recommended to the Board of Directors of CenturyTel, Inc. (the “Board”) by its Compensation Committee at a meeting of the Compensation Committee duly held on February 25, 2002, (ii) approved by the Board at a meeting duly held on February 26, 2002, and (iii) approved by the affirmative vote of the holders of a majority of the voting power present at the 2002 Annual Meeting of Shareholders of the Company held on May 9, 2002.

[SIGNATURE BLOCK INTENTIONALLY OMITTED]

APPENDIX C

to Proxy Statement

CenturyTel, Inc.

ANNUAL FINANCIAL STATEMENTS

and

REVIEW OF OPERATIONS

INDEX TO FINANCIAL INFORMATION

December 31, 2001

          The materials included in this Appendix C are excerpted from Items 7, 7A and 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, which the Company filed with the Securities and Exchange Commission on March 15, 2002. On March 19, 2002, the Company agreed to sell its wireless business to an affiliate of Alltel Incorporated for $1.65 billion of cash, subject to certain adjustments, all of which is described further in the Company’s Current Report on Form 8-K dated March 19, 2002 and filed with the Securities and Exchange Commission on March 22, 2002. Reference is made to the Form 10-K and the 8-K Report for additional information about the business and operations of the Company, and its pending acquisitions and dispositions.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Results of Operations

Overview

          CenturyTel, Inc. and its subsidiaries (the “Company”) is a regional integrated communications company engaged primarily in providing local exchange, wireless, long distance, Internet access and data services to customers in 21 states.

          On July 31, 2000 and September 29, 2000, affiliates of the Company acquired over 490,000 telephone access lines and related local exchange assets in Arkansas, Missouri and Wisconsin from affiliates of Verizon Communications Inc. (“Verizon”) for an aggregate of approximately $1.5 billion cash. The operations of these acquired properties are included in the Company’s results of operations beginning on the respective dates of acquisition. See Acquisitions and Note 2 of Notes to Consolidated Financial Statements for additional information.

          On May 14, 1999, the Company sold substantially all of its Alaska-based operations serving approximately 134,900 telephone access lines and 3,000 cellular subscribers. On June 1, 1999, the Company sold the assets of its Brownsville and McAllen, Texas cellular operations serving approximately 7,500 cellular subscribers. In February 2000, the Company sold the assets of its remaining Alaska cellular operations serving approximately 10,600 cellular subscribers. The operations of these disposed properties are included in the Company’s results of operations up to the respective dates of disposition.

          During the three years ended December 31, 2001, the Company has acquired and sold various other operations, the impact of which has not been material to the financial position or results of operations of the Company.

          The net income of the Company for 2001 was $343.0 million, compared to $231.5 million during 2000 and $239.8 million during 1999. Diluted earnings per share for 2001 were $2.41 compared to $1.63 in 2000 and $1.70 in 1999.

	Year Ended December 31,

	2001	2000	1999

	(Dollars, except per share amounts,
	and shares in thousands)
Operating income
Telephone	$423,420	$376,290	$351,559
Wireless	112,401	117,865	133,930
Other	22,098	31,258	22,580

	557,919	525,413	508,069
Nonrecurring gains and losses, net	199,971	20,593	62,808
Interest expense	(225,523)	(183,302)	(150,557)
Income from unconsolidated cellular entities	27,460	26,986	27,675
Minority interest	(11,812)	(10,201)	(27,913)
Other income and expense	5,041	6,696	9,190
Income tax expense	(210,025)	(154,711)	(189,503)

Net income	$343,031	$231,474	$239,769

Basic earnings per share	$2.43	$1.65	$1.72

Diluted earnings per share	$2.41	$1.63	$1.70

Average basic shares outstanding	140,743	140,069	138,848

Average diluted shares outstanding	142,307	141,864	141,432

          During the three years ended December 31, 2001, the Company has recorded certain nonrecurring items. Net income (and diluted earnings per share) excluding nonrecurring items for 2001, 2000 and 1999 was $225.7 million ($1.59), $228.8 million ($1.61), and $238.3 million ($1.69), respectively. The following reconciliation table shows how the amounts of various line items reported under generally accepted accounting principles were impacted by these nonrecurring items.

	Year Ended December 31,

	2001	2000	1999

	(Dollars, except per share
	amounts, in thousands)
Operating income, as reported	$557,919	$525,413	$508,069
Less: Nonrecurring operating expenses(1)	(2,000)	(504)	(2,749)

Operating income, excluding nonrecurring items	$559,919	$525,917	$510,818

Nonrecurring gains and losses, net, as reported	$199,971	$20,593	$62,808
Less nonrecurring items:
Gain on sale of assets	243,656	20,593	62,808
Write down of non-operating assets	(43,685)	—	—

Nonrecurring gains and losses, net, excluding nonrecurring items	$—	$—	$—

Income from unconsolidated cellular entities, as reported	$27,460	$26,986	$27,675
Less nonrecurring items:
Proportionate share of nonrecurring charges recorded by entities in which the Company owns a minority interest	(10,054)	(5,330)	(6,860)
Company’s share of gain on sale of assets	2,164	—	—

Income from unconsolidated cellular entities, excluding nonrecurring items	$35,350	$32,316	$34,535

Minority interest, as reported	$(11,812)	$(10,201)	$(27,913)
Less: Minority interest effect of gain on sale of assets	(13)	—	(14,926)

Minority interest, excluding nonrecurring items	$(11,799)	$(10,201)	$(12,987)

Other income and expense, as reported	$5,041	$6,696	$9,190
Less nonrecurring items:
Costs associated with unsolicited takeover proposal	(6,000)	—	—
Settlement of interest rate hedge contracts	—	(7,947)	—

Other income and expense, excluding nonrecurring items	$11,041	$14,643	$9,190

Income tax expense, as reported	$(210,025)	$(154,711)	$(189,503)
Less: Tax effect of nonrecurring items	(66,698)	(4,166)	(36,821)

Income tax expense, excluding nonrecurring items	$(143,327)	$(150,545)	$(152,682)

Net income, as reported	$343,031	$231,474	$239,769
Less: Effect of nonrecurring items	117,370	2,646	1,452

Net income, excluding nonrecurring items	$225,661	$228,828	$238,317

Basic earnings per share, as reported	$2.43	$1.65	$1.72
Less: Effect of nonrecurring items	.83	.02	.01

Basic earnings per share, excluding nonrecurring items	$1.60	$1.63	$1.71

Diluted earnings per share, as reported	$2.41	$1.63	$1.70
Less: Effect of nonrecurring items	.82	.02	.01

Diluted earnings per share, excluding nonrecurring items	$1.59	$1.61	$1.69

(1)	Nonrecurring operating expenses for 2001 relate to expenses incurred as the result of an ice storm.

       For additional information concerning the nonrecurring items described in the above table, see “Nonrecurring Gains and Losses, Net”, “Income from Unconsolidated Cellular Entities”, “Minority Interest”, and “Other Income and Expense”.

          Contributions to operating revenues and operating income by the Company’s telephone, wireless and other operations for each of the years in the three-year period ended December 31, 2001 were as follows:

	Year Ended December 31,

	2001	2000	1999

Operating revenues
Telephone operations	71.1%	67.9%	67.2%
Wireless operations	20.7%	24.0%	25.2%
Other operations	8.2%	8.1%	7.6%
Operating income
Telephone operations	75.9%	71.6%	69.2%
Wireless operations	20.1%	22.4%	26.4%
Other operations	4.0%	6.0%	4.4%

          In August 2001, the Company announced that it is exploring the potential separation of its wireless business from its other operations.

          In addition to historical information, management’s discussion and analysis includes certain forward-looking statements regarding events and financial trends that may affect the Company’s future operating results and financial position. Such forward-looking statements are subject to uncertainties that could cause the Company’s actual results to differ materially from such statements. Such uncertainties include but are not limited to: the Company’s ability to effectively manage its growth, including integrating newly-acquired businesses into the Company’s operations, successfully financing and timely consummating pending acquisitions, hiring adequate numbers of qualified staff and successfully upgrading its billing and other information systems; the results of the Company’s effort to separate its wireless operations; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the telecommunications industry; the effects of greater than anticipated competition in the Company’s markets; possible changes in the demand for, or pricing of, the Company’s products and services; the Company’s ability to successfully introduce new product or service offerings on a timely and cost-effective basis; and the effects of more general factors such as changes in interest rates, in general market or economic conditions or in legislation, regulation or public policy. These and other uncertainties related to the business are described in greater detail in Item 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update any of its forward-looking statements for any reason.

Telephone Operations

          The Company conducts its telephone operations in rural, suburban and small urban communities in 21 states. As of December 31, 2001, approximately 87% of the Company’s 1.8 million access lines were in Wisconsin, Arkansas, Washington, Missouri, Michigan,

Louisiana, Colorado, Ohio, and Oregon. The operating revenues, expenses and income of the Company’s telephone operations for 2001, 2000 and 1999 are summarized below.

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Operating revenues
Local service	$491,529	$408,538	$353,534
Network access	874,458	727,797	654,003
Other	139,746	117,634	118,575

	1,505,733	1,253,969	1,126,112

Operating expenses
Plant operations	380,466	290,062	251,704
Customer operations	117,080	105,950	88,552
Corporate and other	186,483	163,761	160,631
Depreciation and amortization	398,284	317,906	273,666

	1,082,313	877,679	774,553

Operating income	$423,420	$376,290	$351,559

          Local service revenues. Local service revenues are derived from the monthly provision of local exchange telephone services in the Company’s service areas. Of the $83.0 million (20.3%) increase in local service revenues in 2001, $73.7 million was due to the acquisition of the Verizon properties in 2000. The remaining $9.3 million increase was due to a $6.9 million increase due to increased rates in certain jurisdictions and an increase in the average number of customer access lines in incumbent markets and a $3.9 million increase due to the increased provision of custom calling features. Of the $55.0 million (15.6%) increase in local service revenues in 2000, $46.5 million was due to the acquisition of the Verizon properties, which was partially offset by a $14.4 million decrease attributable to the sale of the Company’s Alaska-based operations in the second quarter of 1999. The remaining $22.9 million increase was due to a $16.4 million increase in the average number of customer access lines in incumbent markets and a $5.4 million increase due to the increased provision of custom calling features. Access lines declined 0.2% during 2001. Internal access line growth during 2000 and 1999 was 2.8% and 4.8%, respectively. The decline in internal access line growth during 2001 is substantially due to the slowing growth in the Company’s service areas due to general economic conditions and disconnecting customers for nonpayment.

          Network access revenues. Network access revenues are primarily derived from charges to long distance companies and other customers for access to the Company’s local exchange carrier (“LEC”) networks in connection with the completion of interstate or intrastate long distance telephone calls. Certain of the Company’s interstate network access revenues are based on tariffed access charges filed directly with the Federal Communications Commission (“FCC”); the remainder of such revenues are derived under revenue sharing arrangements with other LECs administered by the National Exchange Carrier Association. Intrastate network access revenues are based on tariffed access charges filed with state regulatory agencies or are derived under revenue sharing arrangements with other LECs.

          Network access revenues increased $146.7 million (20.2%) in 2001 and $73.8 million (11.3%) in 2000 due to the following factors:

	2001	2000
	Increase	Increase
	(Decrease)	(Decrease)

	(Dollars in thousands)
Acquisitions of Verizon properties in third quarter 2000	$139,866	$75,938
Increased recovery from the federal Universal Service Fund (“USF”)	8,507	15,753
Disposition of Alaska properties	—	(23,348)
Partial recovery of increased operating costs through revenue sharing arrangements with other telephone companies, increased minutes of use, increased recovery from state support funds and return on rate base	13,204	3,637
Revision of prior year revenue settlement agreements	(16,876)	4,228
Other, net	1,960	(2,414)

	$146,661	$73,794

          Other revenues. Other revenues include revenues related to (i) leasing, selling, installing, maintaining and repairing customer premise telecommunications equipment and wiring (“CPE services”), (ii) providing billing and collection services for long distance carriers and (iii) participating in the publication of local directories. Other revenues increased $22.1 million in 2001, primarily due to a $20.5 million increase attributable to revenues contributed by the Verizon properties. The remainder of the increase in 2001 was due primarily to a $7.0 million increase in revenues from CPE services (primarily due to an increase in rates) which was partially offset by a $5.0 million decrease in billing and collection revenues. Other revenues decreased $941,000 in 2000, primarily due to a $6.3 million decrease due to the sale of the Alaska properties and a $5.4 million decrease from the provision of CPE services, which benefited in 1999 from sales to customers readying their equipment for the Year 2000. Such decreases were substantially offset by a $10.8 million increase attributable to revenues contributed by the Verizon properties.

          Operating expenses. Plant operations expenses during 2001 and 2000 increased $90.4 million (31.2%) and $38.4 million (15.2%), respectively. Of the $90.4 million increase in 2001, $87.3 million was attributable to the properties acquired from Verizon. The remaining $3.1 million increase was primarily due to a $6.1 million increase in salaries and benefits, a $2.7 million increase in network operations expenses and a $2.6 million increase in digital subscriber line (“DSL”) expenses. Such increases were substantially offset by a $9.9 million decrease in engineering expenses. Of the $38.4 million increase in 2000, $44.8 million was attributable to the properties acquired from Verizon, which was partially offset by a $13.0 million decrease due to the sale of the Alaska properties. The remaining $6.6 million increase was primarily due to a $4.7 million increase in salaries and benefits and a $2.4 million increase in network operations and engineering expenses.

          Customer operations, corporate and other expenses increased $33.9 million (12.6%) in 2001 and $20.5 million (8.2%) in 2000. Of the $33.9 million increase in 2001, $42.5 million related to the Verizon properties. The remaining $8.6 million decrease in 2001 was primarily due to a $4.3 million decrease in the provision for doubtful accounts and a $3.1 million decrease in operating taxes. Of the $20.5 million increase in 2000, $34.0 million related to the Verizon properties, which was partially offset by an $11.4 million decrease due to the sale of the Alaska properties in 1999. The remaining $2.1 million decrease in 2000 was primarily due to a $5.6 million decrease in contract labor expenses primarily associated with nonrecurring costs incurred in 1999 attributable to readying the Company’s system to be Year 2000 compliant and an $8.2 million decrease in operating taxes. Such decreases were partially offset by a $7.7 million increase in the provision for doubtful accounts and a $2.4 million increase in information technology expenses.

          Depreciation and amortization increased $80.4 million (25.3%) and $44.2 million (16.2%) in 2001 and 2000, respectively. Of the $80.4 million increase in 2001, $65.2 million was attributable to the properties acquired from Verizon (which included $14.7 million of amortization of goodwill) and the remainder was primarily due to higher levels of plant in service. Of the $44.2 million increase in 2000, $44.6 million was attributable to the properties acquired from Verizon (which included $8.5 million of amortization of goodwill) and $11.8 million was primarily due to higher levels of plant in service. Such increases were partially offset by a $10.6 million reduction resulting from the sale of the Company’s Alaska properties. Exclusive of acquisitions, depreciation expense included nonrecurring additional depreciation charges approved by regulators in certain jurisdictions which aggregated $4.1 million in 2000. The composite depreciation rate for the Company’s regulated telephone properties, including the additional depreciation charges, was 6.8% for 2001, 7.2% for 2000 and 7.0% for 1999.

          Other. For additional information regarding certain matters that have impacted or may impact the Company’s telephone operations, see Regulation and Competition.

Wireless Operations and Income from Unconsolidated Cellular Entities

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Operating income — wireless operations	$112,401	$117,865	$133,930
Minority interest — wireless operations, exclusive of the effect of asset sales in 1999	(11,510)	(11,598)	(12,911)
Income from unconsolidated cellular entities	27,460	26,986	27,675

	$128,351	$133,253	$148,694

          The Company’s wireless operations (discussed below) reflect 100% of the results of operations of the cellular entities in which the Company has a majority ownership interest. The minority interest owners’ share of the income of such entities is reflected in the Company’s Consolidated Statements of Income as an expense in “Minority interest.” See Minority Interest for additional information. The Company’s share of earnings from the cellular entities in which it has less than a majority interest is accounted for using the equity method and is reflected in the Company’s Consolidated Statements of Income in “Income from unconsolidated cellular entities.” See Income from Unconsolidated Cellular Entities for additional information.

Wireless Operations

          All of the Company’s wireless operations are located in Michigan, Louisiana, Wisconsin, Mississippi, Texas and Arkansas. The operating revenues, expenses and income of the Company’s wireless operations for 2001, 2000 and 1999 are summarized below.

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Operating revenues
Service	$336,850	$328,956	$305,006
Roaming	90,192	99,791	106,486
Equipment sales	10,923	14,822	10,777

	437,965	443,569	422,269

Operating expenses
Cost of equipment sold	23,453	30,064	21,408
System operations	75,628	69,641	56,866
General, administrative and customer service	85,467	78,087	79,569
Sales and marketing	74,670	82,673	61,903
Depreciation and amortization	66,346	65,239	68,593

	325,564	325,704	288,339

Operating income	$112,401	$117,865	$133,930

          Operating revenues. Service revenues include monthly service fees for providing access and airtime to customers and toll revenue. Roaming revenues include service fees for providing airtime to other carriers’ customers roaming through the Company’s service areas.

          The $7.9 million increase in service revenues in 2001 was due primarily to an increase in the number of customers and increased minutes of use per customer, both of which were partially offset by reduced rates. The $9.6 million decrease in roaming revenues in 2001 was due to a reduction in roaming rates (which was partially offset by an increase in roaming minutes of use), a downward trend in rates that the Company anticipates will continue in the near future. Of the $24.0 million increase in service revenues in 2000, $31.6 million was due to growth in the number of customers and increased minutes of use per customer, both of which were partially offset by reduced rates. Such increase was partially offset by an $8.0 million decrease due to the sale of the Texas and Alaska cellular properties. Of the $6.7 million decrease in roaming revenues in 2000, $3.2 million was due to a reduction in roaming rates (which was partially offset by an increase in roaming minutes of use). The remainder of the decrease in roaming revenues in 2000 was due to the sale of the Texas and Alaska cellular properties in mid-1999.

          The following table illustrates the growth in the Company’s wireless customer base in its majority-owned markets:

	Year Ended December 31,

	2001	2000	1999

Customers at beginning of period	751,200	707,486	624,290
Gross units added internally	316,353	339,247	240,084
Disconnects	270,213	284,880	146,325
Net units added internally	46,140	54,367	93,759
Effect of property dispositions	—	(10,653)	(10,563)
Customers at end of period	797,340	751,200	707,486
Average monthly churn rate (excluding prepaid customers)	2.33%	1.95%	2.02%

          The average monthly revenue (excluding equipment sales) per customer declined to $46 during 2001 from $49 in 2000 and $53 in 1999 primarily due to reductions in service rates charged to the Company’s customers and reductions in roaming rates charged to other cellular operators. The average monthly revenue per customer is expected to further decline (i) as competitive pressures (including those causing further reductions in service rates) from current and future wireless communications providers intensify and (ii) as the Company continues to receive pressure from other cellular operators to reduce roaming rates. The Company is responding to such competitive pressures by, among other things, modifying certain of its price plans and implementing certain other plans and promotions, some of which are likely to result in lower average revenue per customer.

          During 2001 the Company added approximately 47,700 net contract customers while the prepaid customer base declined by 1,560 customers. The Company will continue to focus on adding contract customers while decreasing its focus on prepaid plans for future customer growth. At December 31, 2001, over 90% of the Company’s wireless customers were contract customers.

          Operating expenses. Cost of equipment sold decreased $6.6 million (22.0%) in 2001 primarily due to a decrease in the number of phones sold and a decrease in the average cost per unit. Cost of equipment sold increased $8.7 million (40.4%) in 2000 primarily due to an increase in the number of phones sold and an increase in average cost per unit primarily due to a higher percentage of digital phones sold.

          System operations expenses increased $6.0 million (8.6%) in 2001 primarily due to a $6.5 million increase in network costs and cell site expenses associated with operating a greater number of cell sites and a $3.3 million increase in the net amounts paid to other carriers for service provided to the Company’s customers who roam in the other carriers’ service areas. Such increases were partially offset by a $2.2 million decrease in toll costs. System operations expenses increased $12.8 million (22.5%) in 2000 primarily due to a $5.9 million increase associated with operating a greater number of cell sites and a $4.5 million increase in the net amounts paid to other carriers for service provided to the Company’s customers who roam in the other carriers’ service areas.

          Exclusive of cell sites in its PCS markets, the Company operated 739 cell sites at December 31, 2001 in entities in which it had a majority interest, compared to 667 at December 31, 2000 and 639 at December 31, 1999.

          General, administrative and customer service expenses increased $7.4 million (9.5%) in 2001, of which $3.7 million was due to an increase in customer service and retention costs and $2.0 million was attributable to an increase in the provision for doubtful accounts. General, administrative and customer service expenses decreased $1.5 million (1.9%) in 2000, of which $3.3 million was attributable to a decrease in operating taxes and $1.5 million was due to the sale of the Alaska and Texas properties. Such decreases were partially offset by a $2.2 million increase in the provision for doubtful accounts.

          Sales and marketing expenses decreased $8.0 million (9.7%) in 2001 due primarily to a $2.8 million decrease in advertising and sales promotion expenses; a $2.1 million decrease in sales commissions paid to agents due to a decrease in the number of units sold; and a $1.1 million decrease in costs associated with operating a fewer number of retail locations. Sales and marketing expenses increased $20.8 million (33.6%) in 2000 due primarily to an $8.6 million increase in advertising and sales promotion expenses; a $5.2 million increase in sales commissions paid to agents due to an increase in the number of units sold; and a $4.2 million increase in costs incurred in selling products and services in retail locations primarily due to an increase in the number of retail locations.

          Depreciation and amortization increased $1.1 million in 2001 primarily due to a higher level of plant in service. Depreciation and amortization decreased $3.4 million (4.9%) in 2000, primarily due to the sale of the Alaska and Texas properties.

          Other. For additional information regarding certain matters that have impacted or may impact the Company’s wireless operations, see Regulation and Competition.

Other Operations

          Other operations includes the results of operations of subsidiaries of the Company which are not included in the telephone or wireless segments including, but not limited to, the Company’s non-regulated long distance operations, Internet operations, call center operations (which ceased operations in the third quarter of 2000), competitive local exchange carrier (“CLEC”) operations, fiber network business and security monitoring operations. The operating revenues, expenses and income of the Company’s other operations for 2001, 2000 and 1999 are summarized below.

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Operating revenues
Long distance	$117,363	$104,435	$83,087
Internet	39,057	23,491	16,818
Other	17,351	20,462	28,383

	173,771	148,388	128,288

Operating expenses
Cost of sales and operating expenses	142,919	112,219	99,151
Depreciation and amortization	8,754	4,911	6,557

	151,673	117,130	105,708

Operating income	$22,098	$31,258	$22,580

          Long distance revenues increased $12.9 million (12.4%) and $21.3 million (25.7%) in 2001 and 2000, respectively, due primarily to the growth in the number of customers and increased minutes of use, primarily due to penetration of the Verizon markets acquired in 2000. The number of long distance customers as of December 31, 2001, 2000, and 1999 was 465,870, 363,300, and 303,700, respectively. Internet revenues increased $15.6 million (66.3%) in 2001 primarily due to a $12.6 million increase due to growth in the number of customers (including growth in the Company’s DSL product offering) and a $1.8 million increase due to Internet operations acquired in mid-2000. Internet revenues increased $6.7 million (39.7%) in 2000 primarily due to a $6.9 million increase due to growth in the number of customers and a $1.4 million increase due to Internet operations acquired in late 1999 and mid-2000. Such increases were partially offset by a $2.3 million decrease due to the sale of the Company’s Alaska Internet operations in mid-1999. Other revenues declined $3.1 million and $7.9 million in 2001 and 2000, respectively, primarily due to the planned phase-out of the Company’s third party call center operations during 2000.

          Cost of sales and operating expenses increased $30.7 million (27.4%) in 2001 primarily due to (i) a $23.5 million increase in expenses related to the provision of Internet access primarily due to the expansion of the Company’s DSL product offering, (ii) an increase of $9.3 million in expenses of the Company’s long distance operations primarily due to an increase in the number of customers and an increase in marketing expenses, and (iii) an $8.3 million increase due to the expansion of the Company’s CLEC business. Such increases were partially offset by a $6.5 million reduction in expenses due to the winding down of the Company’s third party call center operations during 2000.

          Cost of sales and operating expenses during 2000 increased $13.1 million (13.2%) primarily due to an increase of $12.3 million in expenses of the Company’s long distance operations primarily due to increased minutes of use due to an increase in the number of customers which was partially offset by reduced rates; a $9.8 million increase in expenses associated with expanding the Company’s Internet operations and a $3.4 million increase in expenses primarily due to start-up costs of the Company’s CLEC business. Such increases were partially offset by a $9.0 million reduction in expenses due to winding down the Company’s third party call center operations during 2000 and a $2.4 million decrease due to the 1999 sale of the Company’s Alaska Internet operations.

          Depreciation and amortization increased $3.8 million in 2001 primarily due to increased depreciation expense in the Company’s Internet and fiber network businesses. Depreciation and amortization decreased $1.6 million in 2000 primarily due to the write down of assets of the call center operations to estimated net realizable value in 1999.

          The Company incurred combined operating losses in 2001 of $16.5 million in its CLEC and fiber network businesses and expects to incur a combined operating loss ranging from $15 to $20 million in 2002 related to these operations.

          Certain of the Company’s service subsidiaries provide managerial, operational, technical, accounting and administrative services, along with materials and supplies, to the Company’s telephone subsidiaries. In accordance with regulatory accounting, intercompany profit on transactions with regulated affiliates has not been eliminated in connection with consolidating the results of operations of the Company. When the regulated operations of the

Company no longer qualify for the application of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”), such intercompany profit will be eliminated in subsequent financial statements, the primary result of which will be a decrease in operating expenses applicable to the Company’s telephone operations and an increase in operating expenses applicable to the Company’s other operations. The amount of intercompany profit with regulated affiliates which was not eliminated was approximately $22.0 million, $17.1 million and $14.0 million in 2001, 2000 and 1999, respectively. For additional information applicable to SFAS 71, see Regulation and Competition — Other Matters and Note 14 of Notes to Consolidated Financial Statements.

Nonrecurring Gains and Losses, Net

          In 2001, the Company’s aggregate favorable nonrecurring gains and losses were $200.0 million. The Company recorded a pre-tax gain of approximately $185.1 million ($117.7 million after-tax; $.83 per diluted share) due to the sale of 30 PCS licenses to Leap Wireless International, Inc. (“Leap”). In conjunction with the sale of licenses to Leap, the Company also recorded a pre-tax charge of $18.2 million ($11.6 million after-tax; $.08 per share) due to the write-down in the value of certain non-operating assets. Also during 2001, the Company recorded a pre-tax gain on the sale of its remaining shares of Illuminet Holdings, Inc. (“Illuminet”) common stock aggregating $54.6 million ($35.5 million after-tax; $.25 per diluted share) and a pre-tax gain of $4.0 million ($2.6 million after-tax; $.02 per diluted share) on the sale of certain other assets.

          Additionally in 2001, the Company recorded pre-tax charges of $25.5 million ($16.6 million after-tax; $.12 per diluted share) due to the write-down in the value of certain non-operating investments in which the Company owns a minority interest.

          In 2000, the Company recorded pre-tax gains aggregating $20.6 million. Approximately $9.9 million ($5.2 million after tax; $.04 per diluted share) was due to the sale of the assets of the Company’s remaining Alaska cellular operations and approximately $10.7 million ($6.4 million after tax; $.05 per diluted share) was due to the sale of the Company’s minority interest in a non-strategic cellular partnership.

          In 1999, the Company recorded pre-tax gains aggregating $62.8 million. Approximately $39.6 million of the pre-tax gains ($7.8 million after-tax loss; $.05 per diluted share) was due to the sale of the Company’s Brownsville and McAllen, Texas cellular properties. Approximately $10.4 million of the pre-tax gains ($6.7 million after tax; $.04 per diluted share) was due to the sale of the Company’s remaining common shares of MCIWorldCom, Inc. The remainder of the gains in 1999 was primarily due to an $11.6 million pre-tax gain ($7.6 million after tax; $.05 per diluted share) due to the sale of the Company’s shares of common stock of Telephone and Data Systems, Inc.

          Certain other nonrecurring items for the three year period ended December 31, 2001 are reflected in other line items of the Company’s consolidated financial statements. See Income from Unconsolidated Cellular Entities, Minority Interest and Other Income and Expense.

Interest Expense

          Interest expense increased $42.2 million in 2001 compared to 2000 primarily due to an increase in interest expense related to outstanding indebtedness incurred to acquire the Verizon operations.

          Interest expense increased $32.7 million in 2000 primarily due to $41.5 million in interest expense related to the Verizon acquisition indebtedness and a $6.8 million increase caused by higher interest rates. Such increases were partially offset by interest expense reductions primarily due to a decrease in outstanding indebtedness exclusive of debt associated with the Verizon acquisitions.

Income from Unconsolidated Cellular Entities

          Earnings from unconsolidated cellular entities, net of the amortization of associated goodwill, increased $474,000 (1.8%) in 2001 and decreased $689,000 (2.5%) in 2000. The $474,000 increase in 2001 was primarily due to (i) the Company’s proportionate share ($5.3 million) of non-cash charges recorded in the first quarter of 2000 by two cellular entities in which the Company owns a minority interest, (ii) a $2.2 million favorable adjustment related to the gain on the sale of PCS licenses to Leap by a cellular entity in which the Company owns a minority interest, and (iii) a $3.1 million increase due to increased earnings of certain cellular entities in which the Company owns a minority interest. Such increases were offset by a $10.1 million unfavorable non-cash, nonrecurring charge that was recorded in 2001 by a cellular entity in which the Company owns a minority interest.

          The $689,000 decrease in 2000 was primarily due to (i) the Company’s proportionate share ($5.3 million) of non-cash, nonrecurring charges that were recorded in 2000 by cellular entities in which the Company owns a minority interest and (ii) a $2.3 million decrease due to decreased earnings of certain cellular entities in which the Company owns a minority interest. Such decreases were offset by a $6.9 million non-cash charge recorded in 1999 by cellular entities in which the Company owns a minority interest.

Minority Interest

          Minority interest is the expense recorded by the Company to reflect the minority interest owners’ share of the earnings of the Company’s majority-owned subsidiaries. Minority interest increased $1.6 million in 2001 compared to 2000 due primarily to increased profitability of certain of the Company’s majority-owned and operated entities.

          Minority interest decreased $17.7 million during 2000 compared to 1999 primarily due to the minority partners’ share of the gain on sale of assets of the Brownsville and McAllen, Texas cellular properties recorded in 1999. Excluding the effect of this gain, minority interest decreased $2.8 million primarily due to the decreased profitability of the Company’s majority-owned and operated cellular entities ($1.3 million) and due to the minority partners’ share of the loss incurred by certain of the operations acquired from Verizon by CenturyTel’s majority-owned affiliates ($1.6 million).

Other Income and Expense

          Other income and expense decreased $1.7 million in 2001 compared to 2000 primarily due to $6.0 million of costs incurred in 2001 associated with responding to an unsolicited takeover proposal and to other expense increases. These 2001 expense increases were partially offset by a favorable comparison to expenses in 2000, when the Company recorded a $7.9 million charge related to the settlement of certain interest rate hedge contracts entered into in connection with financing the Verizon acquisitions.

          Other income and expense decreased $2.5 million in 2000 compared to 1999 primarily due to the $7.9 million charge related to the settlement of certain interest rate hedge contracts entered into in connection with financing the Verizon acquisitions. Such decrease was partially offset by a $4.1 million increase in interest income.

Income Tax Expense

          The Company’s effective income tax rate was 38.0%, 40.1% and 44.1% in 2001, 2000 and 1999, respectively. Exclusive of the effect of income tax expense on asset sales, the effective income tax rate was 39.0%, 39.9% and 39.0% in 2001, 2000 and 1999, respectively.

Acquisitions

          On July 31, 2000 and September 29, 2000, affiliates of the Company acquired over 490,000 telephone access lines and related assets from Verizon in four separate transactions for approximately $1.5 billion in cash. Under these transactions:

•	On July 31, 2000, the Company purchased approximately 231,000 telephone access lines and related local exchange assets comprising 106 exchanges throughout Arkansas for approximately $842 million in cash.

•	On July 31, 2000, Spectra Communications Group, LLC (“Spectra”) purchased approximately 127,000 telephone access lines and related local exchange assets comprising 107 exchanges throughout Missouri for approximately $297 million cash. As of December 31, 2001, the Company owns 75.7% of Spectra, which was organized to acquire and operate these Missouri properties. At closing, the Company made a preferred equity investment in Spectra of approximately $55 million (which represented a 57.1% interest) and financed substantially all of the remainder of the purchase price. In the first quarter of 2001, the Company purchased an additional 18.6% interest in Spectra for $47.1 million.

•	On September 29, 2000, the Company purchased approximately 70,500 telephone access lines and related local exchange assets comprising 42 exchanges throughout Wisconsin for approximately $197 million in cash.

•	On September 29, 2000, Telephone USA of Wisconsin, LLC (“TelUSA”) purchased approximately 62,900 telephone access lines and related local exchange assets comprising 35 exchanges throughout Wisconsin for approximately $172 million in cash. The Company owns 89% of TelUSA, which was organized to acquire and own these Wisconsin properties. At closing, the Company made an equity investment in TelUSA of approximately $37.8 million and financed substantially all of the remainder of the purchase price.

          To finance these acquisitions on a short-term basis, the Company borrowed $1.157 billion on a floating-rate basis under its $1.5 billion credit facility with Bank of America, N.A. and Citibank, N.A. and borrowed $300 million on a floating-rate basis under its 1997 credit facility with Bank of America, N.A.

          On October 19, 2000, the Company issued $500 million of 8.375% Senior Notes, Series H, due 2010, and $400 million of 7.75% Remarketable Senior Notes, Series I, due 2012 (with a remarketing date of October 15, 2002) under its $2.0 billion shelf registration statement filed in May 2000. The net proceeds of approximately $908 million (excluding the Company’s payments of approximately $12.3 million associated with related interest rate hedging) were used to repay a portion of the $1.457 billion of aggregate indebtedness the Company incurred under its credit facilities in connection with the Verizon acquisitions.

          In October 2001, the Company entered into definitive agreements to purchase from affiliates of Verizon assets comprising all of Verizon’s operations in Missouri and Alabama for $2.159 billion cash. For additional information related to these acquisitions, see Liquidity and Capital Resources — Financing Activities.

Critical Accounting Policies

          Revenue recognition. Certain of the Company’s telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Under such sharing arrangements, which are typically administered by quasi-governmental agencies, participating telephone companies contribute toll revenue or access charges within state jurisdictions and access charges in the interstate market. These revenues are pooled by the administrative agencies and used to reimburse exchange carriers for their costs. Typically, participating companies have 24 months to update or correct data previously submitted. As a result, revenues earned through the various sharing arrangements are initially recorded based on the Company’s estimates. Historically, revisions of previous revenue estimates as a percentage of consolidated revenues have not been material.

          Accounting for the Effects of Regulation. The Company’s regulated telephone operations are subject to the provisions of SFAS 71. Property, plant and equipment of the Company’s regulated telephone operations has been depreciated using the straight line method over lives approved by regulators; such lives have generally exceeded the depreciable lives used by nonregulated entities. In addition, in accordance with SFAS 71, retirements of regulated telephone property have been charged to accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. These policies have resulted in accumulated depreciation being significantly less than if the Company’s telephone operations had not been regulated.

          Statement of Financial Accounting Standards No. 101, “Regulated Enterprises — Accounting for the Discontinuance of Application of FASB Statement No. 71” (“SFAS 101”), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the effects of any actions of regulators that have been recognized as assets and liabilities in accordance with

SFAS 71 but would not have been recognized as assets and liabilities by non-regulated enterprises, along with an adjustment of certain accumulated depreciation accounts to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had the Company’s telephone operations not been subject to rate regulation. SFAS 101 further provides that the carrying amounts of property, plant and equipment are to be adjusted only to the extent the assets are impaired and that impairment shall be judged in the same manner as for non-regulated enterprises. Deferred tax liabilities and deferred investment tax credits will be impacted based on the change in the temporary differences for property, plant and equipment and accumulated depreciation.

          The Company is monitoring the ongoing applicability of SFAS 71 to its regulated telephone operations by, among other things, assessing the extent of its interstate and intrastate operations that are subject to various forms of alternative regulation instead of traditional rate of return regulation. It is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in the Company’s telephone operations no longer being subject to SFAS 71 in the near future. When the regulated operations of the Company no longer qualify for the application of SFAS 71, the net adjustments required may result in a material, noncash charge against earnings which would be reported as an extraordinary item. For regulatory purposes, the accounting and reporting of the Company’s telephone subsidiaries will not be affected by the discontinued application of SFAS 71.

          The properties to be acquired from Verizon in 2002 are not expected to be accounted for under the provisions of SFAS 71.

          Long-lived assets. Through December 31, 2001, in accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of,” (“SFAS 121”) the carrying value of long-lived assets, including property, plant and equipment and allocated goodwill, was reviewed for impairment at least annually, or whenever events or changes in circumstances indicated that such carrying value was not recoverable, by assessing the recoverability of such carrying value through estimated undiscounted future net cash flows expected to be generated by the assets or the acquired business. Effective January 1, 2002, the Company will be required to test for impairment under two new accounting standards, Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

          SFAS 142 requires goodwill recorded in business combinations to be reviewed for impairment and requires write-downs only in periods in which the recorded amount of goodwill exceeds the fair value. Under SFAS 142, impairment of goodwill will be tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit will be based on valuation models using techniques such as multiples of earnings. If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value. The Company is in the process of determining the impact, if any, of the transitional goodwill impairment rules of SFAS 142.

          Under SFAS 144, the carrying value of long-lived assets other than goodwill is reviewed for impairment by assessing the recoverability of the carrying value through estimated undiscounted net cash flows expected to be generated by the assets. If the undiscounted net cash flows are less than the carrying value, an impairment loss would be measured as the excess of the carrying value of a long-lived asset over its fair value.

          For additional information on the Company’s critical accounting policies, see Accounting Pronouncements and Regulation and Competition — Other Matters, and the footnotes to the Company’s consolidated financial statements.

Accounting Pronouncements

          Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 133 established accounting and reporting standards for derivative instruments and for hedging activities by requiring that entities recognize all derivatives as either assets or liabilities at fair value on the balance sheet. The Company had no derivative instruments outstanding at January 1, 2001 and thus no transition adjustment was recorded upon adoption of SFAS 133.

          As of December 31, 2001, the Company had outstanding an interest rate swap relating to $199.1 million of floating rate debt designed to eliminate the variability of cash flows in the payment of interest related to such debt. Under SFAS 133, the Company does not expect fluctuations in the fair value of the swap to be recorded in its statements of income. In addition, the Company has from time to time entered into interest rate hedge contracts in anticipation of certain debt issuances to manage interest rate exposure. The Company does not utilize derivative financial instruments for trading or other speculative purposes.

          In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and SFAS 142. SFAS 141 requires all business combinations consummated after June 30, 2001 to be accounted for under the purchase method of accounting; the pooling of interests method is no longer permitted. SFAS 142 requires goodwill recorded in a business combination to be reviewed for impairment and would be written down only in periods in which the recorded amount of goodwill exceeds its fair value. Effective January 1, 2002, systematic amortization of goodwill is no longer required. The Company’s amortization of goodwill for the year ended December 31, 2001 totaled approximately $69.2 million. The application of the transitional goodwill impairment rules of SFAS 142 is not expected to have a material effect on the results of operations of the Company.

          In October 2001, the Financial Accounting Standards Board issued SFAS 144, which replaces SFAS 121, and supersedes the accounting and reporting provisions related to discontinued operations under Accounting Principles Board Opinion No. 30. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after

December 15, 2001. The adoption of SFAS 144 is not expected to have a material effect on the results of operations of the Company.

Inflation

          The effects of increased costs historically have been mitigated by the Company’s ability to recover certain costs applicable to its regulated telephone operations through the rate-making process. While the rate-making process does not permit the Company to immediately recover the costs of replacing its physical plant, the Company has historically been able to recapture these costs over time. Possible future regulatory changes may alter the Company’s ability to recover increased costs in its regulated operations. For additional information regarding the current regulatory environment, see Regulation and Competition. As operating expenses in the Company’s non-regulated lines of business increase as a result of inflation, the Company, to the extent permitted by competition, recovers the costs by increasing prices for its services and equipment.

Market Risk

          Approximately 90% of the Company’s long-term debt obligations are fixed rate. At December 31, 2001, the fair value of the Company’s long-term debt was estimated to be $3.0 billion based on the overall weighted average rate of the Company’s long-term debt of 6.7% and an overall weighted maturity of 10 years compared to terms and rates currently available in long-term financing markets. For purposes hereof, market risk is estimated as the potential decrease in fair value of the Company’s long-term debt resulting from a hypothetical increase of 67 basis points in interest rates (which represents ten percent of the Company’s overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $96.4 million decrease in fair value of the Company’s long-term debt. As of December 31, 2001, the Company owed $353.0 million of debt on a floating-rate basis.

          As of December 31, 2001, the Company had outstanding an interest rate swap relating to $191.1 million of its floating rate debt designed to eliminate the variability of cash flows in the payment of interest related to such debt. Under this swap, which expires in August 2002, the Company realizes a fixed effective rate of 4.845% and receives or makes settlement payments based upon the 3-month London InterBank Offered Rate, with settlement and rate reset dates at three-month intervals through the expiration date.

Other

          The Company is in the process of developing an integrated billing and customer care system. The costs to develop such system have been capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and aggregated $139.5 million at December 31, 2001. Such costs are expected to aggregate approximately $200 million upon completion (which is expected to occur in early 2003) and are expected to be amortized over a twenty-year period.

Liquidity and Capital Resources

          Excluding cash used for acquisitions, the Company relies on cash provided by operations to provide for its cash needs. The Company’s operations have historically provided a stable source of cash flow which has helped the Company continue its long-term program of capital improvements.

          Operating activities. Net cash provided by operating activities was $665.4 million, $562.5 million and $408.7 million in 2001, 2000 and 1999, respectively. The Company’s accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of those years. For additional information relating to the telephone operations, wireless operations and other operations of the Company, see Results of Operations.

          Investing activities. Net cash provided by (used in) investing activities was $(275.7) million, $(1.914) billion and $69.8 million in 2001, 2000 and 1999, respectively. Cash used for acquisitions was $47.1 million in 2001, $1.541 billion in 2000 (substantially all of which relates to the Verizon acquisitions) and $21.0 million in 1999. Proceeds from the sales of assets were $166.2 million in 2001 compared to $29.5 million in 2000 and $484.5 million in 1999. Capital expenditures for 2001 were $351.0 million for telephone operations, $71.2 million for wireless operations and $84.5 million for other operations. Capital expenditures during 2000 and 1999 were $449.5 million and $390.0 million, respectively. In connection with the sale of PCS licenses to Leap in 2001, the Company received an $86.5 million promissory note, all of which was subsequently collected during 2001.

          Financing activities. Net cash provided by (used in) financing activities was $(395.4) million in 2001, $1.314 billion in 2000 and $(427.6) million in 1999. Net payments of debt in 2001 were $375.6 million, which reflects utilization of cash received from asset sales. Net proceeds from the issuance of debt was $1.340 billion during 2000 primarily due to an increase in borrowings due to the purchase of assets from Verizon. Net payments of debt were $422.9 million in 1999.

          On July 31, 2000 and September 29, 2000, affiliates of the Company acquired over 490,000 telephone access lines and related assets from Verizon in four separate transactions for approximately $1.5 billion in cash. See Acquisitions and Note 2 of Notes to Consolidated Financial Statements for additional information. To finance these acquisitions on a short-term basis, the Company borrowed $1.157 billion on a floating-rate basis under its $1.5 billion credit facility with Bank of America, N.A. and Citibank, N.A., and borrowed $300 million on a floating-rate basis under its 1997 credit facility with Bank of America, N.A.

          On October 19, 2000, the Company issued $500 million of 8.375% Senior Notes, Series H, due 2010, and $400 million of 7.75% Remarketable Senior Notes, Series I, due 2012 (with a remarketing date of October 15, 2002) under its $2.0 billion shelf registration statement filed in May 2000. The net proceeds of approximately $908 million (excluding the Company’s payments of approximately $12.3 million associated with related interest rate hedging) were used to repay a portion of the $1.457 billion of aggregate indebtedness the Company incurred under its credit facilities in connection with the Verizon acquisitions.

          In second quarter 2001, the Company completed the sale of 30 PCS (Personal Communications Service) operating licenses for an aggregate of $195 million to Leap. The Company received approximately $108 million of the purchase price in cash at closing and the remainder was collected in installments through the fourth quarter of 2001 under the terms of a promissory note. In third quarter 2001, the Company sold its remaining shares of its investment in Illuminet common stock for an aggregate of approximately $58.2 million. Proceeds from these sales were used to repay indebtedness.

          On October 22, 2001, the Company entered into definitive agreements to purchase from affiliates of Verizon assets comprising all of Verizon’s local telephone operations in Missouri and Alabama. In exchange, the Company has agreed to pay approximately $2.159 billion in cash, subject to certain adjustments which are not expected to be material. Under each definitive agreement, the Company has agreed to pay Verizon 10% of the transaction consideration if the purchase is not consummated under certain specified conditions, including the Company’s incapacity to finance the transaction. The acquisitions are subject to the receipt of various state and federal regulatory approvals and other closing conditions. The Company’s financing plans are not yet complete and will be dependent upon the Company’s review of its alternatives and market conditions.

          The properties to be acquired are currently subject to price-cap regulation for interstate purposes, and the Company has no plans to change this. Because most of the Company’s other telephone properties are subject to rate-of-return regulation, the Company’s plans to retain price-cap regulation for the acquired properties will require it to seek a waiver of the FCC’s “all or nothing” regulation that generally requires a rate-of-return company acquiring a price-cap company to convert all of its operations to price-cap regulation. Although the FCC has granted similar waivers to other carriers over the past couple of years, no assurances can be provided that the FCC will grant a waiver to the Company. The Company’s failure to obtain this waiver would adversely impact the financial benefits that the Company anticipates receiving in connection with its purchases of the Verizon properties.

          For additional information on these pending Verizon acquisitions, see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

          Other. Budgeted capital expenditures for 2002 total $315 million for telephone operations, $65 million for wireless operations and $45 million for other operations. The Company anticipates that capital expenditures in its telephone operations will continue to include the installation of fiber optic cable and the upgrading of its plant and equipment, including its digital switches, to provide enhanced services, particularly in its newly acquired markets. Capital expenditures in the wireless operations are expected to continue to focus on constructing additional cell sites (which will provide additional capacity and expanded areas where cellular phones may be used) and providing digital service.

          The Company continually evaluates the possibility of acquiring additional telecommunications operations and expects to continue its long-term strategy of pursuing the acquisition of attractive communications properties in exchange for cash, securities or both. The Company generally does not announce its acquisitions until it has entered into a preliminary or definitive agreement. Over the past few years, the amount and size of communications properties available to be purchased by the Company has increased substantially. The Company may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on the Company’s financial condition or operations. Approximately 4.6 million shares of CenturyTel common stock and 200,000 shares of CenturyTel preferred stock remain available for future issuance in connection with acquisitions under CenturyTel’s acquisition shelf registration statement.

          The following table contains certain information concerning the Company’s material contractual obligations as of December 31, 2001.

		Payments Due by Period

		Less than 1			After
Total Contractual Obligations	Total	Year	1-3 Years	4-5 Years	5 Years

	(Dollars in thousands)
Long-term debt, including current maturities	$3,043,334	$955,834	$141,546	$360,399	$1,585,555
Verizon purchase price obligation	$2,159,000	$2,159,000	$—	$—	$—

          As of December 31, 2001, the Company has an aggregate of $499.1 million of debt outstanding under a credit facility and a note that expires or becomes due in August 2002 and has an additional $400 million in bonds that must be mandatorily redeemed by the Company in October 2002 if the remarketing dealer for these bonds does not purchase and remarket the bonds in accordance with a remarketing agreement. The Company intends to refinance such debt on a long-term basis.

          As of December 31, 2001, the Company had available $470.1 million of undrawn committed bank lines of credit and the Company’s telephone subsidiaries had available for use $123.0 million of commitments for long-term financing from the Rural Utilities Service and Rural Telephone Bank. In addition, in October 2000 the Company implemented a commercial paper program that authorizes the Company to have outstanding up to $1.5 billion in commercial paper at any one time. As of December 31, 2001, the Company had outstanding $23.0 million under such program. The Company also has access to debt and equity capital markets, including its shelf registration statements.

          Moody’s Investors Service (“Moody’s”) rates CenturyTel’s long-term debt rating Baa2 (with a stable outlook) and Standard & Poor’s (“S&P”) rates CenturyTel’s long-term debt BBB+ (with a negative outlook). The Company’s commercial paper program is rated P2 by Moody’s and A2 by S&P.

          The following table reflects the Company’s debt to total capitalization percentage and ratio of earnings to fixed charges and preferred stock dividends as of and for the years ended December 31:

	2001	2000	1999

Debt to total capitalization	57.0%	63.1%	53.7%
Ratio of earnings to fixed charges and preferred stock dividends	3.40	3.07	3.75
Ratio of earnings, excluding nonrecurring items, to fixed charges and preferred stock dividends	2.57	3.01	3.45

Regulation and Competition

          The communications industry continues to undergo various fundamental regulatory, legislative, competitive and technological changes. These changes may have a significant impact on the future financial performance of all communications companies.

          Events affecting the communications industry. In 1996, the United States Congress enacted the Telecommunications Act of 1996 (the “1996 Act”), which obligates LECs to permit competitors to interconnect their facilities to the LEC’s network and to take various other steps that are designed to promote competition. The 1996 Act provides certain exemptions for rural LECs such as those operated by the Company. Under the FCC’s August 1996 order implementing most of the 1996 Act’s interconnection provisions, rural LECs have the burden of proving the availability of these exemptions.

          Prior to and since the enactment of the 1996 Act, the FCC and a number of state legislative and regulatory bodies have also taken steps to foster local exchange competition. Coincident with this recent movement toward increased competition has been the gradual reduction of regulatory oversight of LECs. These cumulative changes have led to the continued growth of various companies providing services that compete with LECs’ services. Wireless services entities are also expected to increasingly compete with LECs.

          As mandated by the 1996 Act, in May 2001 the FCC modified its existing universal service support mechanism for rural telephone companies. The FCC adopted an interim mechanism for a five-year period, effective July 1, 2001, based on embedded, or historical, costs that will provide predictable levels of support to rural local exchange carriers, including substantially all of the Company’s local exchange carriers. The Company estimates (based on current operations, the current nationwide average cost per loop and other factors) that such ruling will increase the Company’s level of universal service support receipts by approximately $7 million on an annualized basis compared to previous levels. During 2001 the Company’s revenues from the federal universal service fund totaled approximately $168.7 million (which includes $21.6 million from the Verizon properties acquired in 2000). During 2000, such revenues totaled $146.4 million (which includes $8.3 million from the Verizon properties.)

          On October 11, 2001, the FCC modified its interstate access charge rules and universal service support system for rate of return local exchange carriers, which includes all of the Company’s local exchange carriers. This order, among other things, (i) increases the caps on the subscriber line charges (“SLC”) to the levels paid by most subscribers nationwide; (ii) allows limited SLC deaveraging, which is expected to enhance the competitiveness of rate of return carriers by giving them pricing flexibility; (iii) lowers per minute rates collected for federal access charges, which might increase competition with CenturyTel’s long distance operations to the extent other carriers seek to take advantage of this change; (iv) creates a new explicit universal service support mechanism that will replace other implicit support mechanisms in a manner designed to ensure that rate structure changes do not affect the overall recovery of interstate access costs by rate of return carriers serving high cost areas and (v) terminates the FCC’s proceeding on the represcription of the authorized rate of return for rate of return LECs, which will remain at 11.25%. The Company expects the order to be implemented on a revenue neutral basis for interstate purposes, although there can be no assurance to this effect. Other proposals submitted to the FCC by the Multi-Association Group representing rural carriers were rejected or deferred for additional comment.

          Recent events affecting the Company. During the last few years, several states in which the Company has substantial operations took legislative or regulatory steps to further introduce competition into the LEC business. The number of companies which have requested authorization to provide local exchange service in the Company’s service areas has increased in recent years, especially in the newly-acquired Verizon markets, and it is anticipated that similar action may be taken by others in the future.

          State alternative regulation plans recently adopted by certain of the Company’s LECs have also affected revenue growth recently. Although the Company believes that these plans may be favorable in the future as additional revenue streams are added and cost efficiencies are obtained, there can be no assurance that current or future alternative regulation plans will not reduce future revenue growth.

          Certain long distance carriers continue to request that the Company reduce intrastate access tariffed rates for certain of its LECs. There is no assurance that these requests will not result in reduced intrastate access revenues in the future. In addition, the Company continues to receive pressure from other cellular operators to reduce roaming rates in the Company’s cellular markets. In response, the Company anticipates that it will continue to enter into agreements that will reduce its roaming rates from current levels. The Company further anticipates that the adverse impact of reduced roaming rates may be partially offset by increased roaming traffic.

          In August 2001, the Company was awarded an interim access rate increase by the WPSC for the former Verizon properties in Wisconsin in an amount of approximately $7.9 million annually. Such rates are subject to refund pending an order establishing permanent rates.

          On October 31, 2001, the WPSC approved a permanent rate increase of $8.3 million annually for the local exchange properties that the Company acquired from Ameritech in December 1998. The WPSC ordered the Company to refund a portion ($1.5 million) of the previously approved interim rates. Such refund had the effect of a one-time reduction in revenue of approximately $300,000 as the Company was not recognizing 100% of the interim rates as revenue. Separately, the WPSC ordered the Company to refund $14.7 million related to access charges collected from interexchange carriers on the former Ameritech properties from December 1998 through 2000. Such ruling was upheld upon appeal in Wisconsin State Court. The Company is currently appealing this ruling to the State of Wisconsin Court of Appeals. If this appeal is unsuccessful, the Company will have to record a one-time charge of $.03 per share.

          In August 2001, the Arkansas Public Utility Commission (“APUC”) approved tariff amendments that limit the number of minutes included for a flat rate in certain optional calling plans in certain of the acquired Verizon markets. Once fully implemented in January 2002, the Company anticipates that these tariff revisions will reduce the level of its operating expenses by approximately $20 million annually.

          On March 13, 2002, the Arkansas Court of Appeals vacated two orders issued by the APUC in connection with the Company’s acquisition of its Arkansas’ LECs from Verizon in July 2000, and remanded the case back to the APUC for further hearings. The Court took these actions in response to challenges to the rates the Company has charged other LECs for intrastate switched access service. The Company intends to move for a rehearing of the Court’s decision, and is currently evaluating the legal and financial implications of the Court’s decision.

          Competition to provide traditional telephone services has thus far affected large urban areas to a greater extent than rural, suburban and small urban areas such as those in which the Company’s telephone operations are located. Although the Company does not believe that the increased competition it has thus far experienced is likely to materially affect it in the near term, the Company anticipates that regulatory changes and competitive pressures may result in future revenue reductions. While the Company expects its telephone revenues to continue to grow, its internal telephone revenue growth rate has started to slow in recent years and may continue to slow during upcoming periods.

          The Company’s wireless operations are subject to increased competition from large wireless carriers offering nationwide calling plans. The Company does not offer a nationwide calling plan at this time and may be hindered in its ability to compete for customers seeking these plans. Additionally, several wireless carriers have taken initial steps to abandon the TDMA standard used by the Company and to provide enhanced “next generation” wireless services utilizing different technologies. If the Company elects to continue to use the TDMA standard or to forego implementation of enhanced wireless services, there can be no assurance that the Company will be able to receive support from vendors or to compete effectively against competitors using different technologies or offering more services. For these and other reasons, in August 2001, the Company announced that it is exploring the potential separation of its wireless business from its other operations.

          Other matters. The Company’s regulated telephone operations are subject to the provisions of SFAS 71, under which the Company is required to account for the economic effects of the rate-making process, including the recognition of depreciation of plant and equipment over lives approved by regulators. The ongoing applicability of SFAS 71 to the Company’s regulated telephone operations is being monitored due to the changing regulatory, competitive and legislative environments. When the regulated operations of the Company no longer qualify for the application of SFAS 71, the net adjustments required may result in a material, extraordinary, noncash charge against earnings. The properties to be acquired from Verizon in 2002 are not expected to be accounted for under the provisions of SFAS 71. See Note 14 of Notes to Consolidated Financial Statements for additional information.

          The Company has certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 2001 have not been material, and the Company currently has no reason to believe that such costs will become material.

QUANTITATIVE AND QUALITATIVE DISCLOSURE

ABOUT MARKET RISK

          Approximately 90% of the Company’s long-term debt obligations are fixed rate. At December 31, 2001, the fair value of the Company’s long-term debt was estimated to be $3.0 billion based on the overall weighted average rate of the Company’s long-term debt of 6.7% and an overall weighted maturity of 10 years compared to terms and rates currently available in long-term financing markets. For purposes hereof, market risk is estimated as the potential decrease in fair value of the Company’s long-term debt resulting from a hypothetical increase of 67 basis points in interest rates (which represents ten percent of the Company’s overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $96.4 million decrease in fair value of the Company’s long-term debt. As of December 31, 2001, the Company owed $353.0 million of debt on a floating-rate basis.

          As of December 31, 2001, the Company had outstanding an interest rate swap relating to $191.1 million of its floating rate debt designed to eliminate the variability of cash flows in the payment of interest related to such debt. Under this swap, which expires in August 2002, the Company realizes a fixed effective rate of 4.845% and receives or makes settlement payments based upon the three-month London InterBank Offered Rate, with settlement and rate reset dates at three-month intervals through the expiration date.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Management

The Shareholders

CenturyTel, Inc.:

          Management has prepared and is responsible for the Company’s consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates with consideration given to materiality.

          The Company maintains internal control systems and related policies and procedures designed to provide reasonable assurance that the accounting records accurately reflect business transactions and that the transactions are in accordance with management’s authorization. The design, monitoring and revision of the systems of internal control involve, among other things, our judgment with respect to the relative cost and expected benefits of specific control measures. Additionally, the Company maintains an internal auditing function which independently evaluates the effectiveness of internal controls, policies and procedures and formally reports on the adequacy and effectiveness thereof.

          The Company’s consolidated financial statements have been audited by KPMG LLP, independent certified public accountants, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with auditing standards generally accepted in the United States of America, which include the consideration of the Company’s internal controls to the extent necessary to form an independent opinion on the consolidated financial statements prepared by management.

          The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees of the Company. The Committee meets periodically with the independent certified public accountants, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the independent and internal auditors have free access to the Committee.

/s/ R. STEWART EWING, JR.

R. Stewart Ewing, Jr.
Executive Vice President and
Chief Financial Officer

Independent Auditors’ Report

The Board of Directors

CenturyTel, Inc.:

          We have audited the accompanying consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CenturyTel, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

KPMG LLP

Shreveport, Louisiana

January 30, 2002

CENTURYTEL, INC.

Consolidated Statements of Income

	Year Ended December 31,

	2001	2000	1999

	(Dollars, except per share amounts,
	and shares in thousands)
OPERATING REVENUES
Telephone	$1,505,733	$1,253,969	$1,126,112
Wireless	437,965	443,569	422,269
Other	173,771	148,388	128,288

Total operating revenues	2,117,469	1,845,926	1,676,669

OPERATING EXPENSES
Cost of sales and operating expenses	1,086,166	932,457	819,784
Depreciation and amortization	473,384	388,056	348,816

Total operating expenses	1,559,550	1,320,513	1,168,600

OPERATING INCOME	557,919	525,413	508,069

OTHER INCOME (EXPENSE)
Nonrecurring gains and losses, net	199,971	20,593	62,808
Interest expense	(225,523)	(183,302)	(150,557)
Income from unconsolidated cellular entities	27,460	26,986	27,675
Minority interest	(11,812)	(10,201)	(27,913)
Other income and expense	5,041	6,696	9,190

Total other income (expense)	(4,863)	(139,228)	(78,797)

INCOME BEFORE INCOME TAX EXPENSE	553,056	386,185	429,272
Income tax expense	210,025	154,711	189,503

NET INCOME	$343,031	$231,474	$239,769

BASIC EARNINGS PER SHARE	$2.43	$1.65	$1.72

DILUTED EARNINGS PER SHARE	$2.41	$1.63	$1.70

DIVIDENDS PER COMMON SHARE	$.20	$.19	$.18

AVERAGE BASIC SHARES OUTSTANDING	140,743	140,069	138,848

AVERAGE DILUTED SHARES OUTSTANDING	142,307	141,864	141,432

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.

Consolidated Statements of Comprehensive Income

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
NET INCOME	$343,031	$231,474	$239,769

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Unrealized holding gains (losses) arising during period, net of $5,385, ($20,941) and $38,473 taxes	9,999	(38,891)	71,449
Less: reclassification adjustment for gains included in net income, net of $19,100 and $7,702 taxes	(35,470)	—	(14,304)

Other comprehensive income, net of ($13,715), ($20,941) and $30,771 taxes	(25,471)	(38,891)	57,145

COMPREHENSIVE INCOME	$317,560	$192,583	$296,914

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.

Consolidated Balance Sheets

	December 31,

	2001	2000

	(Dollars in thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$13,362	$19,039
Accounts receivable
Customers, less allowance of $16,359 and $12,857	147,259	182,454
Other	106,835	124,711
Materials and supplies, at average cost	20,239	38,532
Other	12,578	11,768

Total current assets	300,273	376,504

NET PROPERTY, PLANT AND EQUIPMENT	2,999,563	2,959,293

INVESTMENTS AND OTHER ASSETS
Excess cost of net assets acquired, less accumulated amortization of $288,760 and $219,809	2,471,484	2,509,033
Other	547,364	548,460

Total investments and other assets	3,018,848	3,057,493

TOTAL ASSETS	$6,318,684	$6,393,290

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$955,834	$149,962
Short-term debt	53,000	276,000
Accounts payable	87,439	127,287
Accrued expenses and other current liabilities
Salaries and benefits	47,129	33,859
Taxes	42,711	40,023
Interest	49,358	52,011
Other	18,771	23,349
Advance billings and customer deposits	39,714	40,879

Total current liabilities	1,293,956	743,370

LONG-TERM DEBT	2,087,500	3,050,292

DEFERRED CREDITS AND OTHER LIABILITIES	599,848	567,549

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value, authorized 350,000,000 shares, issued and outstanding 141,232,806 and 140,667,251 shares	141,233	140,667
Paid-in capital	524,668	509,840
Unrealized holding gain on investments, net of taxes	—	25,471
Retained earnings	1,666,004	1,351,626
Unearned ESOP shares	(2,500)	(3,500)
Preferred stock — non-redeemable	7,975	7,975

Total stockholders’ equity	2,337,380	2,032,079

TOTAL LIABILITIES AND EQUITY	$6,318,684	$6,393,290

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$343,031	$231,474	$239,769
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	473,384	388,056	348,816
Income from unconsolidated cellular entities	(27,460)	(26,986)	(27,675)
Minority interest	11,812	10,201	27,913
Deferred income taxes	56,645	41,820	(17,139)
Nonrecurring gains and losses, net	(199,971)	(20,593)	(62,808)
Changes in current assets and current liabilities
Accounts receivable	53,071	(82,252)	(15,181)
Accounts payable	(39,848)	48,653	(11,469)
Accrued taxes	2,688	(967)	(59,571)
Other current assets and other current liabilities, net	20,916	3,605	(1,354)
Increase in noncurrent assets	(65,698)	(46,026)	(30,375)
Increase (decrease) in other noncurrent liabilities	6,656	4,087	(5,311)
Other, net	30,136	11,394	23,087

Net cash provided by operating activities	665,362	562,466	408,702

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(47,131)	(1,540,856)	(20,972)
Payments for property, plant and equipment	(506,727)	(449,537)	(389,980)
Proceeds from sale of assets	166,245	29,495	484,467
Collection of note receivable	86,502	—	—
Distributions from unconsolidated cellular entities	30,856	35,842	22,219
Contribution from minority investor	—	20,000	—
Purchase of life insurance investment, net	(1,086)	(5,753)	(2,545)
Other, net	(4,325)	(3,267)	(23,416)

Net cash provided by (used in) investing activities	(275,666)	(1,914,076)	69,773

FINANCING ACTIVITIES
Proceeds from issuance of debt	3,896	2,715,852	15,533
Payments of debt	(379,516)	(1,375,895)	(438,399)
Payment of deferred hedge contracts	—	(4,345)	—
Proceeds from issuance of common stock	7,351	7,996	19,182
Payment of debt issuance costs	—	(4,274)	—
Cash dividends	(28,653)	(26,815)	(25,413)
Other, net	1,549	1,490	1,520

Net cash provided by (used in) financing activities	(395,373)	1,314,009	(427,577)

Net increase (decrease) in cash and cash equivalents	(5,677)	(37,601)	50,898
Cash and cash equivalents at beginning of year	19,039	56,640	5,742

CASH AND CASH EQUIVALENTS AT END OF YEAR	$13,362	$19,039	$56,640

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.

Consolidated Statements of Stockholders’ Equity

	Year Ended December 31,

	2001	2000	1999

	(Dollars and shares in thousands)
COMMON STOCK
Balance at beginning of year	$140,667	$139,946	$138,083
Conversion of convertible securities into common stock	254	254	330
Issuance of common stock through dividend reinvestment, incentive and benefit plans	312	467	1,533

Balance at end of year	141,233	140,667	139,946

PAID-IN CAPITAL
Balance at beginning of year	509,840	493,432	451,535
Conversion of convertible securities into common stock	3,046	3,046	3,101
Issuance of common stock through dividend reinvestment, incentive and benefit plans	7,039	7,529	17,649
Amortization of unearned compensation and other	4,743	5,833	21,147

Balance at end of year	524,668	509,840	493,432

UNREALIZED HOLDING GAIN ON INVESTMENTS, NET OF TAXES
Balance at beginning of year	25,471	64,362	7,217
Change in unrealized holding gain on investments, net of taxes	(25,471)	(38,891)	57,145

Balance at end of year	—	25,471	64,362

RETAINED EARNINGS
Balance at beginning of year	1,351,626	1,146,967	932,611
Net income	343,031	231,474	239,769
Cash dividends declared
Common stock — $.20, $.19 and $.18 per share	(28,254)	(26,416)	(25,010)
Preferred stock	(399)	(399)	(403)

Balance at end of year	1,666,004	1,351,626	1,146,967

UNEARNED ESOP SHARES
Balance at beginning of year	(3,500)	(4,690)	(6,070)
Release of ESOP shares	1,000	1,190	1,380

Balance at end of year	(2,500)	(3,500)	(4,690)

PREFERRED STOCK — NON-REDEEMABLE
Balance at beginning of year	7,975	7,975	8,106
Conversion of preferred stock into common stock	—	—	(131)

Balance at end of year	7,975	7,975	7,975

TOTAL STOCKHOLDERS’ EQUITY	$2,337,380	$2,032,079	$1,847,992

COMMON SHARES OUTSTANDING
Balance at beginning of year	140,667	139,946	138,083
Conversion of convertible securities into common stock	254	254	330
Issuance of common stock through dividend reinvestment, incentive and benefit plans	312	467	1,533

Balance at end of year	141,233	140,667	139,946

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.

Notes to Consolidated Financial Statements
December 31, 2001

(1) Summary of Significant Accounting Policies

          Principles of consolidation — The consolidated financial statements of CenturyTel, Inc. and its subsidiaries (the “Company”) include the accounts of CenturyTel, Inc. (“CenturyTel”) and its majority-owned subsidiaries and partnerships. The Company’s regulated telephone operations are subject to the provisions of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation.” Investments in cellular entities where the Company does not own a majority interest are accounted for using the equity method of accounting.

          Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

          Revenue recognition — Revenues are generally recognized and earned when evidence of an arrangement exists, service has been rendered, the selling price is determinable and collectibility is reasonably assured. Certain of the Company’s telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on the Company’s estimates.

          Property, plant and equipment — Telephone plant is stated substantially at original cost. Normal retirements of telephone plant are charged against accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of telephone plant is provided on the straight line method using class or overall group rates acceptable to regulatory authorities; such rates range from 1.8% to 25%.

          Non-telephone property is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight line method over estimated service lives ranging from three to 30 years.

          Long-lived assets — Through December 31, 2001, in accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of” (“SFAS 121”), the carrying value of long-lived assets, including property, plant and equipment and allocated goodwill, was reviewed for impairment at least annually, or whenever events or changes in circumstances indicated that such carrying value was not recoverable, by assessing the recoverability of such carrying value through estimated undiscounted future net cash flows expected to be generated by the assets or the acquired business. Through December 31, 2001, substantially all of the

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

Company’s goodwill was being amortized over 40 years. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective January 1, 2002, goodwill will no longer be subject to amortization but instead will be tested for impairment at least annually. Effective January 1, 2002, Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS 144”), addresses financial accounting and reporting for the impairment or disposal of long-lived assets, excluding goodwill. SFAS 144 retains the fundamental recognition and measurement provisions of SFAS 121.

          Affiliated transactions — Certain service subsidiaries of CenturyTel provide installation and maintenance services, materials and supplies, and managerial, operational, technical, accounting and administrative services to subsidiaries. In addition, CenturyTel provides and bills management services to subsidiaries and in certain instances makes interest bearing advances to finance construction of plant and purchases of equipment. These transactions are recorded by the Company’s telephone subsidiaries at their cost to the extent permitted by regulatory authorities. Intercompany profit on transactions with regulated affiliates is limited to a reasonable return on investment and has not been eliminated in connection with consolidating the results of operations of CenturyTel and its subsidiaries. Intercompany profit on transactions with nonregulated affiliates has been eliminated.

          Income taxes — CenturyTel files a consolidated federal income tax return with its eligible subsidiaries. The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Investment tax credits related to telephone plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

          Derivative financial instruments — Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 133 requires all derivative instruments be recognized as either assets or liabilities at fair value on the balance sheet. The Company had no derivative instruments outstanding at January 1, 2001 and thus no transition adjustment was recorded upon adoption of SFAS 133. As of December 31, 2001, the Company had outstanding an interest rate swap relating to $191.1 million of its floating rate debt designed to eliminate the variability of cash flows in the payment of interest related to such debt. The swap expires in August 2002. The Company realizes a fixed effective rate of 4.845% and receives or makes settlement payments based upon the three-month London InterBank Offered Rate, with settlement and rate reset dates at three-month intervals through the expiration date. The Company does not utilize derivative financial instruments for trading or other speculative purposes.

          Earnings per share — Basic earnings per share amounts are determined on the basis of the weighted average number of common shares outstanding during the year. Diluted earnings

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

per share gives effect to all potential dilutive common shares that were outstanding during the period.

          Stock compensation — The Company accounts for employee stock compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as allowed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

          Cash equivalents — The Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

          Reclassifications — Certain amounts previously reported for prior years have been reclassified to conform with the 2001 presentation.

(2) Acquisitions

          On July 31, 2000 and September 29, 2000, affiliates of the Company acquired over 490,000 telephone access lines and related assets from Verizon Communications, Inc. (“Verizon”) in four separate transactions for approximately $1.5 billion in cash. Under these transactions:

•	On July 31, 2000, the Company purchased approximately 231,000 telephone access lines and related local exchange assets comprising 106 exchanges throughout Arkansas for approximately $842 million in cash.

•	On July 31, 2000, Spectra Communications Group, LLC (“Spectra”) purchased approximately 127,000 telephone access lines and related local exchange assets comprising 107 exchanges throughout Missouri for approximately $297 million cash. As of December 31, 2001, the Company owns 75.7% of Spectra, which was organized to acquire and operate these Missouri properties. At closing, the Company made a preferred equity investment in Spectra of approximately $55 million (which represented a 57.1% interest) and financed substantially all of the remainder of the purchase price. In the first quarter of 2001, the Company purchased an additional 18.6% interest in Spectra for $47.1 million.

•	On September 29, 2000, the Company purchased approximately 70,500 telephone access lines and related local exchange assets comprising 42 exchanges throughout Wisconsin for approximately $197 million in cash.

•	On September 29, 2000, Telephone USA of Wisconsin, LLC (“TelUSA”) purchased approximately 62,900 telephone access lines and related local exchange assets comprising 35 exchanges throughout Wisconsin for approximately $172 million in cash. The Company owns 89% of TelUSA, which was organized to acquire and operate these Wisconsin properties. At closing, the Company made an equity investment in TelUSA of approximately $37.8 million and financed substantially all of the remainder of the purchase price.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

          To finance these acquisitions on a short-term basis, the Company borrowed $1.157 billion on a floating-rate basis under its $1.5 billion credit facility with Bank of America, N.A. and Citibank, N.A., and borrowed $300 million on a floating-rate basis under its 1997 credit facility with Bank of America, N.A.

          On October 19, 2000, the Company issued $500 million of 8.375% Senior Notes, Series H, due 2010, and $400 million of 7.75% Remarketable Senior Notes, Series I, due 2012 (with a remarketing date of October 15, 2002). The net proceeds of approximately $908 million (excluding the Company’s payments of approximately $12.3 million associated with related interest rate hedging) were used to repay a portion of the $1.457 billion of aggregate indebtedness the Company incurred under its credit facilities in connection with the Verizon acquisitions.

          The following pro forma information represents the consolidated results of operations of the Company as if the above-described Verizon acquisitions had been consummated as of January 1, 2000 and 1999.

	Year Ended December 31,

	2000	1999

	(Dollars, except per share
	amounts, in thousands)
	(Unaudited)
Operating revenues	$2,054,198	$2,015,992
Net income	$210,336	$198,659
Basic earnings per share	$1.50	$1.43
Diluted earnings per share	$1.48	$1.41

          The pro forma information above is not necessarily indicative of the operating results that would have occurred if the Verizon acquisitions had been consummated as of January 1 of each respective period, nor is it necessarily indicative of subsequent or future operating results. The pro forma information does not give effect to any potential revenue enhancements or cost synergies or other operating efficiencies that have resulted or could result from the acquisitions. The actual results of operations of the Verizon properties are included in the Company’s consolidated financial statements only from the date of acquisition.

(3) Investments in Unconsolidated Cellular Entities

          The Company’s share of earnings from cellular entities in which it does not own a majority interest (which is included in “Income from unconsolidated cellular entities” in the Company’s Consolidated Statements of Income) was $28.6 million, $28.1 million and $28.8 million in 2001, 2000 and 1999, respectively, and is net of amortization of goodwill attributable to such investments which totaled $1.1 million for all three periods. Over 71% of

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

the 2001 income from unconsolidated cellular entities was attributable to the following investments.

Ownership
Interest

GTE Mobilnet of Austin Limited Partnership	35%
Alltel Cellular Associates of Arkansas Limited Partnership	36%
Detroit SMSA Limited Partnership	3%
Michigan RSA #9 Limited Partnership	43%
Cellular North Michigan Network General Partnership	49%
Lafayette MSA Limited Partnership	49%
Wisconsin RSA #1 Limited Partnership	42%
Wisconsin RSA #7 Limited Partnership	23%

          Based primarily on data furnished to the Company by third parties, the following summarizes the unaudited combined assets, liabilities and equity, and the unaudited combined results of operations, of the cellular entities in which the Company’s investments (as of December 31, 2001 and 2000) were accounted for by the equity method.

	December 31,

	2001	2000

	(Dollars in thousands)
	(Unaudited)
Assets
Current assets	$243,536	$305,366
Property and other noncurrent assets	1,058,410	996,702

	$1,301,946	$1,302,068

Liabilities and equity
Current liabilities	$85,860	$153,797
Noncurrent liabilities	235,926	138,642
Equity	980,160	1,009,629

	$1,301,946	$1,302,068

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
	(Unaudited)
Results of operations
Revenues	$1,719,370	$1,539,459	$1,398,314
Operating income	$439,687	$495,971	$427,274
Net income	$434,495	$481,923	$416,740

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

(4) Investments and Other Assets

          Investments and other assets at December 31, 2001 and 2000 were composed of the following:

	December 31,

	2001	2000

	(Dollars in thousands)
Excess cost of net assets acquired, less accumulated amortization	$2,471,484	$2,509,033
Billing system development costs	139,503	73,805
Investments in unconsolidated cellular entities	102,056	117,942
Cash surrender value of life insurance contracts	99,835	96,065
Marketable equity securities	—	42,801
Other	205,970	217,847

	$3,018,848	$3,057,493

          Amortization of goodwill and other intangibles of $74.9 million, $60.1 million and $52.0 million for 2001, 2000 and 1999, respectively, is included in “Depreciation and amortization” in the Company’s Consolidated Statements of Income. In accordance with SFAS 142, effective January 1, 2002, goodwill will no longer be subject to amortization but instead will be tested for impairment at least annually.

          The Company is in the process of developing an integrated billing and customer care system. The costs to develop such system have been capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and aggregated $139.5 million and $73.8 million at December 31, 2001 and 2000, respectively. Such costs are expected to be amortized over a twenty-year period once the system is fully operational (which is expected to occur in early 2003).

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

(5) Property, Plant and Equipment

          Net property, plant and equipment at December 31, 2001 and 2000 was composed of the following:

	December 31,

	2001	2000

	(Dollars in thousands)
Telephone, at original cost
Cable and wire	$3,009,720	$2,817,797
Central office	1,829,945	1,656,898
General support	340,416	327,766
Information origination/termination	42,038	53,344
Construction in progress	64,560	136,755
Other	5,576	7,248

	5,292,255	4,999,808
Accumulated depreciation	(2,839,268)	(2,552,648)

	2,452,987	2,447,160

Wireless, at cost
Cell site	420,943	366,855
General support	108,670	105,951
Construction in progress	38,881	49,799
Other	341	79

	568,835	522,684
Accumulated depreciation	(305,414)	(261,401)

	263,421	261,283

Other, at cost
General support	309,500	272,286
Fiber network	72,410	60,649
Other	65,010	59,089

	446,920	392,024
Accumulated depreciation	(163,765)	(141,174)

	283,155	250,850

Net property, plant and equipment	$2,999,563	$2,959,293

          Depreciation expense was $398.5 million, $328.0 million and $296.8 million in 2001, 2000 and 1999, respectively. The composite depreciation rate for telephone properties was 6.8% for 2001, 7.2% for 2000 and 7.0% for 1999.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

(6) Long-Term and Short-Term Debt

          The Company’s long-term debt as of December 31, 2001 and 2000 was as follows:

	December 31,

	2001	2000

	(Dollars in thousands)
CenturyTel
2.21%* senior credit facility, due through 2002	$300,000	$300,000
4.85% note, due through 2002	199,125	250,625
Senior notes and debentures:
7.75% Series A, due 2004	50,000	50,000
8.25% Series B, due 2024	100,000	100,000
6.55% Series C, due 2005	50,000	50,000
7.20% Series D, due 2025	100,000	100,000
6.15% Series E, due 2005	100,000	100,000
6.30% Series F, due 2008	240,000	240,000
6.875% Series G, due 2028	425,000	425,000
8.375% Series H, due 2010	500,000	500,000
7.75% Series I, remarketable 2002	400,000	400,000
9.38% notes, due through 2003	7,975	12,000
6.86%** Employee Stock Ownership
Plan commitment, due in installments through 2004	2,500	3,500
Net unamortized premium and discounts	11,036	12,012
Other	175	201

Total CenturyTel	2,485,811	2,543,338

Subsidiaries
First mortgage debt
5.91%** notes, payable to agencies of the U.S. government and cooperative lending associations, due in installments through 2025	265,240	278,079
7.98% notes, due through 2002	5,419	5,582
Other debt
7.03%** unsecured medium-term notes, due through 2008	271,135	333,158
6.88%** notes, due in installments through 2020	6,725	23,365
6.50% note	—	3,300
7.51%** capital lease obligations, due through 2008	9,004	13,432

Total subsidiaries	557,523	656,916

Total long-term debt	3,043,334	3,200,254
Less current maturities	955,834	149,962

Long-term debt, excluding current maturities	$2,087,500	$3,050,292

*	variable interest rate at December 31, 2001

**	weighted average interest rate at December 31, 2001

       The approximate annual debt maturities for the five years subsequent to December 31, 2001 are as follows: 2002 — $955.8 million (assuming the Company’s Series I notes are redeemed by the Company in 2002); 2003 — $69.5 million; 2004 — $72.0 million; 2005 — $246.0 million; and 2006 — $114.4 million.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

          Certain of the loan agreements of CenturyTel and its subsidiaries contain various restrictions, among which are limitations regarding issuance of additional debt, payment of cash dividends, reacquisition of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyTel is restricted by various loan agreements. Subsidiaries which have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to CenturyTel, but may pay dividends if certain financial ratios are met. At December 31, 2001, restricted net assets of subsidiaries were $588.4 million and subsidiaries’ retained earnings in excess of amounts restricted by debt covenants totaled $1.8 billion. At December 31, 2001, all of the consolidated retained earnings reflected on the balance sheet was available under CenturyTel’s loan agreements for the declaration of dividends.

          Most of the Company’s telephone property, plant and equipment is pledged to secure the long-term debt of subsidiaries.

          During 2000, the Company borrowed $1.157 billion on a floating-rate basis under its 364-day, $1.5 billion credit facility with Bank of America, N.A. and Citibank, N.A., and borrowed $300 million on a floating-rate basis under its 1997 $300 million credit facility with Bank of America, N.A. The proceeds were utilized to finance a substantial portion of the Verizon acquisition on a short-term basis. See Note 2 for additional information.

          On October 19, 2000, the Company issued $500 million of 8.375% Senior Notes, Series H, due 2010, and $400 million of 7.75% Remarketable Senior Notes, Series I, due 2012 (with a remarketing date of October 15, 2002) under its $2.0 billion shelf registration statement filed in May 2000. The Series I notes will bear interest at the rate of 7.75% per year through October 15, 2002 (which is the first remarketing date), and then at a fixed or floating rate. On the remarketing date, the Series I notes will be purchased and remarketed by the Company’s remarketing dealer or mandatorily redeemed by the Company. The net proceeds from the sale of the Series H and I notes of approximately $908 million (including the payment made to the Company for the remarketing option granted to the remarketing dealer, but excluding the Company’s payments associated with related interest rate hedging) were used to repay a portion of the $1.457 billion of aggregate indebtedness the Company incurred under its credit facilities in connection with the Verizon acquisition.

          Subsequent to the issuance of permanent financing, the committed amount under the Company’s 364-day, $1.5 billion credit facility was reduced to $500 million in accordance with its terms. The Company also has outstanding indebtedness under other short-term revolving credit facilities and through its commercial paper program. The total amount outstanding under these short-term facilities aggregated $53.0 million at December 31, 2001 and $276.0 million at December 31, 2000. The weighted average interest rate of the Company’s short-term debt was 2.6% and 7.3% at December 31, 2001 and 2000, respectively.

          As of December 31, 2001, the Company had outstanding an interest rate swap relating to $191.1 million of its floating rate debt designed to eliminate the variability of cash flows in the payment of interest related to such debt. Under this swap, which expires in August 2002, the Company realizes a fixed effective rate of 4.845% and receives or makes settlement

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

payments based upon the 3-month London InterBank Offered Rate, with settlement and rate reset dates at three-month intervals through the expiration date.

          At December 31, 2001, the Company had available $470.1 million of undrawn committed bank lines of credit and the Company’s telephone subsidiaries had available for use $123.0 million of commitments for long-term financing from the Rural Utilities Service and Rural Telephone Bank.

(7) Deferred Credits and Other Liabilities

          Deferred credits and other liabilities at December 31, 2001 and 2000 were composed of the following:

	December 31,

	2001	2000

	(Dollars in thousands)
Deferred federal and state income taxes	$345,772	$298,451
Accrued postretirement benefit costs	128,419	118,614
Minority interest	66,747	88,295
Regulatory liability — income taxes	5,657	8,528
Deferred investment tax credits	530	1,053
Other	52,723	52,608

	$599,848	$567,549

(8) Stockholders’ Equity

          Common stock — Unissued shares of CenturyTel common stock were reserved as follows:

December 31,
2001

(In thousands)
Incentive compensation programs	8,388
Acquisitions	4,572
Employee stock purchase plan	4,956
Dividend reinvestment plan	557
Conversion of convertible preferred stock	435
Other employee benefit plans	2,218

21,126

          Under CenturyTel’s Articles of Incorporation each share of common stock beneficially owned continuously by the same person since May 30, 1987 generally entitles the holder thereof to ten votes per share. All other shares entitle the holder to one vote per share. At December 31, 2001, the holders of 10.1 million shares of common stock were entitled to ten votes per share.

          Preferred stock — As of December 31, 2001, CenturyTel had 2.0 million shares of authorized convertible preferred stock, $25 par value per share. At December 31, 2001 and 2000, there were 319,000 shares of outstanding preferred stock. Holders of outstanding

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

CenturyTel preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyTel’s liquidation and vote as a single class with the holders of common stock.

          Shareholders’ Rights Plan — In 1996 the Board of Directors declared a dividend of one preference share purchase right for each common share outstanding. Such rights become exercisable if and when a potential acquiror takes certain steps to acquire 15% or more of CenturyTel’s common stock. Upon the occurrence of such an acquisition, each right held by shareholders other than the acquiror may be exercised to receive that number of shares of common stock or other securities of CenturyTel (or, in certain situations, the acquiring company) which at the time of such transaction will have a market value of two times the exercise price of the right.

(9) Postretirement Benefits

          The Company sponsors health care plans that provide postretirement benefits to all qualified retired employees.

          The following is a reconciliation of the beginning and ending balances for the benefit obligation and the plan assets.

	December 31,

	2001	2000	1999

	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$165,266	$156,724	$172,323
Service cost	6,373	4,727	4,850
Interest cost	14,512	10,907	10,089
Plan amendments	—	—	(2,492)
Participant contributions	548	677	419
Actuarial (gain) loss	40,005	957	(23,855)
Benefits paid	(10,832)	(8,726)	(4,610)

Benefit obligation at end of year	$215,872	$165,266	$156,724

	December 31,

	2001	2000	1999

	(Dollars in thousands)
Change in plan assets (primarily listed stocks and bonds)
Fair value of plan assets at beginning of year	$39,873	$41,781	$35,799
Return on assets	(1,379)	(270)	2,961
Employer contributions	8,345	6,411	7,212
Participant contributions	548	677	419
Benefits paid	(10,832)	(8,726)	(4,610)

Fair value of plan assets at end of year	$36,555	$39,873	$41,781

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

          Net periodic postretirement benefit cost for 2001, 2000 and 1999 included the following components:

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Service cost	$6,373	$4,727	$4,850
Interest cost	14,512	10,907	10,089
Expected return on plan assets	(3,987)	(4,178)	(3,580)
Amortization of unrecognized actuarial loss	1,337	26	54
Amortization of unrecognized prior service cost	(129)	(129)	(129)

Net periodic postretirement benefit cost	$18,106	$11,353	$11,284

          The following table sets forth the amounts recognized as liabilities for postretirement benefits at December 31, 2001, 2000 and 1999.

	December 31,

	2001	2000	1999

	(Dollars in thousands)
Benefit obligation	$(215,872)	$(165,266)	$(156,724)
Fair value of plan assets	36,555	39,873	41,781
Unamortized prior service cost	(1,046)	(1,175)	(1,303)
Unrecognized net actuarial loss	49,655	6,109	707

Accrued benefit cost	$(130,708)	$(120,459)	$(115,539)

          Assumptions used in accounting for postretirement benefits as of December 31, 2001 and 2000 were:

	2001	2000

Weighted average assumptions
Discount rate	7.0%	7.25%
Expected return on plan assets	10.0%	10.0%

          For measurement purposes, a 6.5% annual rate in the per capita cost of covered health care benefits was assumed for 2002 and beyond. A one-percentage-point change in assumed health care cost rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease

	(Dollars in thousands)
Effect on total of service and interest cost components	$1,455	$(1,459)
Effect on postretirement benefit obligation	$11,117	$(10,393)

(10) Retirement and Savings Plans

          CenturyTel and certain subsidiaries sponsor defined benefit pension plans for substantially all employees. CenturyTel also sponsors an Outside Directors’ Retirement Plan and a Supplemental Executive Retirement Plan to provide directors and officers, respectively, with supplemental retirement, death and disability benefits.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

          The following is a reconciliation of the beginning and ending balances for the aggregate benefit obligation and the plan assets for the Company’s retirement and savings plans.

	December 31,

	2001	2000	1999

	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$249,835	$205,455	$217,747
Service cost	7,760	5,928	5,226
Interest cost	17,829	15,381	13,817
Plan amendments	1,205	3,387	—
Acquisition	—	35,824	—
Actuarial (gain) loss	9,065	(3,726)	(19,844)
Benefits paid	(14,204)	(12,414)	(11,491)

Benefit obligation at end of year	$271,490	$249,835	$205,455

Change in plan assets (primarily listed stocks and bonds)
Fair value of plan assets at beginning of year	$329,459	$319,901	$278,678
Return on plan assets	(33,184)	(14,991)	52,183
Employer contributions	1,377	572	531
Acquisition	—	36,391	—
Benefits paid	(14,204)	(12,414)	(11,491)

Fair value of plan assets at end of year	$283,448	$329,459	$319,901

          Net periodic pension benefit for 2001, 2000 and 1999 included the following components:

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Service cost	$7,760	$5,928	$5,226
Interest cost	17,829	15,381	13,817
Expected return on plan assets	(31,901)	(31,586)	(26,824)
Recognized net gains	(2,325)	(7,107)	(3,176)
Net amortization and deferral	301	(602)	(235)

Net periodic pension benefit	$(8,336)	$(17,986)	$(11,192)

          The following table sets forth the combined plans’ funded status and amounts recognized in the Company’s consolidated balance sheet at December 31, 2001, 2000 and 1999.

	December 31,

	2001	2000	1999

	(Dollars in thousands)
Benefit obligation	$(271,490)	$(249,835)	$(205,455)
Fair value of plan assets	283,448	329,459	319,901
Unrecognized transition asset	(1,404)	(1,648)	(1,892)
Unamortized prior service cost	5,017	4,126	1,031
Unrecognized net actuarial (gain) loss	26,782	(49,336)	(100,052)

Prepaid benefit cost	$42,353	$32,766	$13,533

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

          Assumptions used in accounting for the pension plans as of December 2001 and 2000 were:

	2001	2000

Discount rates	7.0%	7.25%
Expected long-term rate of return on assets	8.0- 10.0%	8.0- 10.0%

          CenturyTel sponsors an Employee Stock Ownership Plan (“ESOP”) which covers most employees with one year of service with the Company and is funded by Company contributions determined annually by the Board of Directors. The Company’s expense related to the ESOP during 2001, 2000 and 1999 was $7.5 million, $9.5 million, and $9.6 million, respectively. At December 31, 2001, the ESOP owned an aggregate of 8.2 million shares of CenturyTel common stock.

          CenturyTel and certain subsidiaries also sponsor qualified profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plans”) which are available to substantially all employees of the Company. The Company’s matching contributions to the 401(k) Plans were $6.6 million in 2001, $6.1 million in 2000 and $6.1 million in 1999.

(11) Income Taxes

          The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 were as follows:

	December 31,

	2001	2000

	(Dollars in thousands)
Deferred tax assets
Postretirement benefit costs	$31,766	$30,834
Regulatory support	12,163	13,504
Net operating loss carryforwards	21,991	8,302
Regulatory liability	2,175	3,191
Long-term debt	6,606	7,765
Other employee benefits	8,452	7,335
Other	10,291	11,055

Gross deferred tax assets	93,444	81,986
Less valuation allowance	(21,991)	(8,302)

Net deferred tax assets	71,453	73,684

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(170,225)	(122,459)
Excess cost of net assets acquired	(234,591)	(216,368)
Deferred debt costs	(2,582)	(2,764)
Customer base	(3,617)	(5,742)
Marketable equity securities	—	(13,715)
Intercompany profits	(3,283)	(3,283)
Other	(2,927)	(7,804)

Gross deferred tax liabilities	(417,225)	(372,135)

Net deferred tax liability	$(345,772)	$(298,451)

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

          The following is a reconciliation from the statutory federal income tax rate to the Company’s effective income tax rate:

	Year Ended December 31,

	2001	2000	1999

	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.3	2.8	2.5
Amortization of nondeductible excess cost of net assets acquired	2.0	2.9	2.7
Basis difference of assets sold	—	.3	3.9
Amortization of investment tax credits	(.1)	(.2)	(.4)
Amortization of regulatory liability	(.3)	(.4)	(.4)
Other, net	.1	(.3)	.8

Effective income tax rate	38.0%	40.1%	44.1%

          Income tax expense included in the Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999 was as follows:

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Federal
Current	$137,138	$98,271	$184,872
Deferred	61,455	39,651	(11,600)
State
Current	16,242	14,620	21,770
Deferred	(4,810)	2,169	(5,539)

	$210,025	$154,711	$189,503

          Income tax expense was allocated as follows:

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Net tax expense in the consolidated statements of income	$210,025	$154,711	$189,503
Stockholders’ equity
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(1,051)	(2,702)	(16,836)
Tax effect of the change in unrealized holding gain on investments	(13,715)	(20,941)	30,771

	$195,259	$131,068	$203,438

(12) Sale of Assets

          In the second quarter of 2001, the Company recorded a pre-tax gain of approximately $185.1 million ($117.7 million after-tax; $.83 per diluted share) due to the sale of 30 PCS licenses to Leap Wireless International, Inc. (“Leap”). In conjunction with the sale of the licenses to Leap, the Company also recorded a pre-tax charge of $18.2 million ($11.6 million after-tax; $.08 per share) due to the write down in the value of certain non-operating assets.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

          In the third quarter of 2001, the Company recorded a pre-tax gain on the sale of its remaining common shares of Illuminet Holdings, Inc. aggregating $54.6 million ($35.5 million after-tax; $.25 per diluted share). The Company also recorded a pre-tax gain of $4.0 million ($2.6 million after-tax; $.02 per diluted share) on the sale of certain other assets.

          In the first quarter of 2000 the Company recorded a pre-tax gain aggregating $9.9 million ($5.2 million after tax) due to the sale of its remaining Alaska cellular operations.

          In the third quarter of 2000 the Company recorded a pre-tax gain aggregating $10.7 million ($6.4 million after tax) due to the sale of its minority interest in a non-strategic cellular partnership.

          In the first quarter of 1999 the Company recorded a pre-tax gain aggregating $10.4 million ($6.7 million after tax) due to the sale of its remaining common shares of MCIWorldCom, Inc.

          In May 1999, the Company sold substantially all of its Alaska-based operations that were acquired in the acquisition of Pacific Telecom, Inc. on December 1, 1997. The Company received approximately $300 million in after-tax cash as a result of the transaction. In accordance with purchase accounting, no gain or loss was recorded upon the disposition of these properties.

          In June 1999, the Company sold the assets of its cellular operations in Brownsville and McAllen, Texas for approximately $96 million cash. In connection therewith, the Company recorded a pre-tax gain of approximately $39.6 million, and an after-tax loss of approximately $7.8 million.

          In the fourth quarter of 1999 the Company recorded a pre-tax gain aggregating $11.6 million ($7.6 million after tax) due to the sale of its Telephone and Data Systems, Inc. common stock.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

(13) Earnings per Share

          The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

	Year Ended December 31,

	2001	2000	1999

	(Dollars, except per share
	amounts, and shares in thousands)
Income (Numerator):
Net income	$343,031	$231,474	$239,769
Dividends applicable to preferred stock	(399)	(399)	(403)

Net income applicable to common stock for computing basic earnings per share	342,632	231,075	239,366
Dividends applicable to preferred stock	399	399	403
Interest on convertible securities, net of taxes	—	132	252

Net income as adjusted for purposes of computing diluted earnings per share	$343,031	$231,606	$240,021

Shares (Denominator):
Weighted average number of shares outstanding during period	141,021	140,440	139,313
Employee Stock Ownership Plan shares not committed to be released	(278)	(371)	(465)

Weighted average number of shares outstanding during period for computing basic earnings per share	140,743	140,069	138,848
Incremental common shares attributable to dilutive securities:
Conversion of convertible securities	435	707	981
Shares issuable under outstanding stock options	1,129	1,088	1,603

Number of shares as adjusted for purposes of computing diluted earnings per share	142,307	141,864	141,432

Basic earnings per share	$2.43	$1.65	$1.72

Diluted earnings per share	$2.41	$1.63	$1.70

          The weighted average number of options to purchase shares of common stock that were excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 1,346,000 for 2001, 969,000 for 2000 and 20,000 for 1999.

(14) Accounting for the Effects of Regulation

          The Company’s regulated telephone operations are subject to the provisions of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). Actions of regulators can provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71.

          The Company’s consolidated balance sheet as of December 31, 2001 included regulatory assets of approximately $769.8 million and regulatory liabilities of approximately

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

$2.9 million. The $769.8 million of regulatory assets included amounts related to accumulated depreciation ($766.3 million), income taxes ($235,000), deferred costs associated with regulatory proceedings ($356,000) and deferred financing costs ($2.9 million). The $2.9 million of regulatory liabilities was established in connection with the adoption of Statement of Financial Accounting Standards No. 109, “Accounting For Income Taxes.” Net deferred income tax liabilities related to the regulatory assets and liabilities quantified above were $300.2 million.

          Property, plant and equipment of the Company’s regulated telephone operations has been depreciated using the straight line method over lives approved by regulators. Such depreciable lives have generally exceeded the depreciable lives used by nonregulated entities. In addition, in accordance with regulatory accounting, retirements of regulated telephone property have been charged to accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. These accounting policies have resulted in accumulated depreciation being significantly less than if the Company’s telephone operations had not been regulated.

          Statement of Financial Accounting Standards No. 101, “Regulated Enterprises — Accounting for the Discontinuance of Application of FASB Statement No. 71” (“SFAS 101”), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the effects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by non-regulated enterprises, along with an adjustment of certain accumulated depreciation accounts to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had the Company’s telephone operations not been subject to rate regulation. SFAS 101 further provides that the carrying amounts of property, plant and equipment are to be adjusted only to the extent the assets are impaired and that impairment shall be judged in the same manner as for non-regulated enterprises. Deferred tax liabilities and deferred investment tax credits will be impacted based on the change in the temporary differences for property, plant and equipment and accumulated depreciation.

          The Company is monitoring the ongoing applicability of SFAS 71 to its regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in the Company’s telephone operations no longer being subject to SFAS 71 in the near future. When the regulated operations of the Company no longer qualify for the application of SFAS 71, the net adjustments required may result in a material, noncash charge against earnings which would be reported as an extraordinary item. For regulatory purposes, the accounting and reporting of the Company’s telephone subsidiaries will not be affected by the discontinued application of SFAS 71.

          The properties to be acquired from Verizon in 2002 are not expected to be accounted for under the provisions of SFAS 71.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

(15) Stock Option Program

          CenturyTel has a 2000 incentive compensation program which allows the Board of Directors, through the Compensation Committee, to grant incentives to certain employees in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights; restricted stock; and performance shares. As of December 31, 2001, CenturyTel had reserved 8.4 million shares of common stock which may be issued under CenturyTel’s current incentive compensation program.

          Under the Company’s programs, options have been granted to employees at a price either equal to or exceeding the then-current market price. All of the options expire ten years after the date of grant and the vesting period ranges from immediate to three years.

          During 2001 the Company granted 1,971,750 options (the “2001 Options”) at market price. The weighted average fair value of each of the 2001 Options was estimated as of the date of grant to be $11.16 using an option-pricing model with the following assumptions: dividend yield — .6%; expected volatility — 30%; risk-free interest rate — 4.8%; and expected option life — seven years.

          During 2000 the Company granted 1,565,750 options (the “2000 Options”) at market price. The weighted average fair value of each of the 2000 Options was estimated as of the date of grant to be $12.46 using an option-pricing model with the following assumptions: dividend yield — .5%; expected volatility — 25%; risk-free interest rate — 5.3%; and expected option life — seven years.

          During 1999 the Company granted 83,743 options (the “1999 Options”) at market price. The weighted average fair value of each of the 1999 Options was estimated as of the date of grant to be $15.90 using an option-pricing model with the following assumptions: dividend yield — .4%; expected volatility — 20%; risk-free interest rate — 6.6%; and expected option life — seven years.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

          Stock option transactions during 2001, 2000 and 1999 were as follows:

	Number of	Average
	Options	Price

Outstanding December 31, 1998	4,780,613	$13.35
Exercised	(1,369,459)	10.90
Granted	83,743	40.88
Forfeited	(9,055)	37.07

Outstanding December 31, 1999	3,485,842	14.92
Exercised	(369,308)	12.46
Granted	1,565,750	33.00
Forfeited	(1,125)	13.33

Outstanding December 31, 2000	4,681,159	21.16
Exercised	(149,806)	15.91
Granted	1,971,750	28.14
Forfeited	(135,583)	18.42

Outstanding December 31, 2001	6,367,520	23.51

Exercisable December 31, 2000	3,113,496	15.21

Exercisable December 31, 2001	3,342,216	17.81

          The following tables summarize certain information about CenturyTel’s stock options at December 31, 2001.

Options Outstanding

		Weighted Average	Weighted
	Number of	Remaining Contractual	Average Exercise
Range of Exercise Prices	Options	Life Outstanding	Price

$11.67-12.30	760,966	1.7	$12.29
13.33-17.64	1,934,420	4.2	14.95
24.50-26.31	381,650	7.8	25.29
26.98-31.54	1,932,136	8.6	28.15
31.75-38.50	1,313,517	9.3	34.62
39.00-46.19	44,831	7.4	42.51

11.67-46.19	6,367,520	7.8	23.51

Options Exercisable

	Number of	Weighted Average
Range of Exercise Prices	Options Exercisable	Exercise Price

$11.67-12.30	760,966	$12.29
13.33-17.64	1,934,420	14.95
24.50-26.31	120,824	25.21
26.98-31.54	62,953	28.84
31.75-38.50	418,222	34.62
39.00-46.19	44,831	42.51

11.67-46.19	3,342,216	17.81

          The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its program. Accordingly, the Company has not recognized compensation cost in connection with issuing stock options. If compensation cost

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

for CenturyTel’s options had been determined consistent with Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation”, the Company’s net income and earnings per share on a pro forma basis for 2001, 2000 and 1999 would have been as follows:

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands,
	except per share amounts)
Net income
As reported	$343,031	$231,474	$239,769
Pro forma	$334,060	$225,164	$239,033
Basic earnings per share
As reported	$2.43	$1.65	$1.72
Pro forma	$2.37	$1.60	$1.72
Diluted earnings per share
As reported	$2.41	$1.63	$1.70
Pro forma	$2.35	$1.59	$1.69

(16) Supplemental Cash Flow Disclosures

          The Company paid interest, net of amounts capitalized of $3.5 million, $4.5 million and $2.0 million during 2001, 2000 and 1999, respectively, of $224.7 million, $164.0 million and $148.3 million during 2001, 2000 and 1999, respectively. Income taxes paid were $128.3 million in 2001, $142.3 million in 2000 and $270.9 million in 1999.

          CenturyTel has consummated the acquisitions of various telephone and wireless operations, along with certain other assets, during the three years ended December 31, 2001. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Property, plant and equipment, net	$—	$607,415	$830
Excess cost of net assets acquired	33,183	917,468	20,194
Other investments	—	7,145	—
Long-term debt	—	(378)	—
Deferred credits and other liabilities	13,948	(44,465)	—
Other assets and liabilities, excluding cash and cash equivalents	—	53,671	(52)

Decrease in cash due to acquisitions	$47,131	$1,540,856	$20,972

          CenturyTel has disposed of various telephone and wireless operations, along with certain other assets, during the three years ended December 31, 2001. In connection with

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

these dispositions, the following assets were sold, liabilities eliminated, assets received and gain recognized:

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Property, plant and equipment, net	$(20,653)	$(4,062)	$(165,286)
Excess cost of net assets acquired, net	—	(4,071)	(296,605)
Marketable equity securities	(3,614)	—	(18,363)
Other assets and liabilities, excluding cash and cash equivalents	51,593	(769)	58,595
Gain on sale of assets	(199,971)	(20,593)	(62,808)

Increase in cash due to dispositions	$(172,645)	$(29,495)	$(484,467)

          In connection with the sale of PCS licenses to Leap in the second quarter of 2001, the Company received approximately $86.5 million in the form of a promissory note. Such note was subsequently collected in installments through the fourth quarter of 2001.

(17) Fair Value of Financial Instruments

          The following table presents the carrying amounts and estimated fair values of certain of the Company’s financial instruments at December 31, 2001 and 2000.

	Carrying	Fair
	Amount	Value

	(Dollars in thousands)
December 31, 2001
Financial assets	$30,248	$30,248	(3)
Financial liabilities
Long-term debt (including current maturities)	$3,043,334	$3,040,242	(2)
Other	$39,714	$39,714	(3)
December 31, 2000
Financial assets
Investments
Marketable equity securities	$42,801	$42,801	(1)
Other	$36,514	$36,514	(3)
Financial liabilities
Long-term debt (including current maturities)	$3,200,254	$3,107,899	(2)
Other	$40,879	$40,879	(3)

(1)	Fair value was based on quoted market prices.

(2)	Fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently offered to the Company for similar debt.

(3)	Fair value was estimated by the Company to approximate carrying value.

       The carrying amount of cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued expenses approximates the fair value due to the short maturity of these instruments.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

(18) Business Segments

          The Company has two reportable segments: telephone and wireless. The Company’s reportable segments are strategic business units that offer different products and services. The operating income of these segments is reviewed by the chief operating decision maker to assess performance and make business decisions. Other operations include, but are not limited to, the Company’s non-regulated long distance operations, Internet operations, competitive local exchange carrier operations, fiber network business and security monitoring operations. In August 2001, the Company announced that it is exploring the potential separation of its wireless business from its other operations.

          The Company’s telephone operations are conducted in rural, suburban and small urban communities in 21 states. Approximately 87% of the Company’s telephone access lines are in Wisconsin, Arkansas, Washington, Missouri, Michigan, Louisiana, Colorado, Ohio and Oregon. The Company’s wireless customers are located in Michigan, Louisiana, Wisconsin, Mississippi, Texas, and Arkansas.

		Depreciation
	Operating	and	Operating
	Revenues	Amortization	Income

	(Dollars in thousands)
Year Ended December 31, 2001
Telephone	$1,505,733	$398,284	$423,420
Wireless	437,965	66,346	112,401
Other operations	173,771	8,754	22,098

Total	$2,117,469	$473,384	$557,919

Year Ended December 31, 2000
Telephone	$1,253,969	$317,906	$376,290
Wireless	443,569	65,239	117,865
Other operations	148,388	4,911	31,258

Total	$1,845,926	$388,056	$525,413

Year Ended December 31, 1999
Telephone	$1,126,112	$273,666	$351,559
Wireless	422,269	68,593	133,930
Other operations	128,288	6,557	22,580

Total	$1,676,669	$348,816	$508,069

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Operating income	$557,919	$525,413	$508,069
Nonrecurring gains and losses, net	199,971	20,593	62,808
Interest expense	(225,523)	(183,302)	(150,557)
Income from unconsolidated cellular entities	27,460	26,986	27,675
Minority interest	(11,812)	(10,201)	(27,913)
Other income and expense	5,041	6,696	9,190

Income before income tax expense	$553,056	$386,185	$429,272

CENTURYTEL, INC.
Notes to Consolidated Financial Statements — (Continued)

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Capital expenditures
Telephone	$351,010	$275,523	$233,512
Wireless	71,212	58,468	58,760
Other operations	84,505	115,546	97,708

Total	$506,727	$449,537	$389,980

	December 31,

	2001	2000	1999

	(Dollars in thousands)
Total assets
Telephone	$4,629,224	$4,741,284	$3,207,690
Wireless	877,222	930,406	1,023,936
Other operations	812,238	721,600	473,781

Total assets	$6,318,684	$6,393,290	$4,705,407

          Other accounts receivable are primarily amounts due from various long distance carriers, principally AT&T, and several large local exchange operating companies.

(19) Commitments and Contingencies

          Construction expenditures and investments in vehicles, buildings and equipment during 2002 are estimated to be $315 million for telephone operations, $65 million for wireless operations and $45 million for other operations.

          From time to time, the Company is involved in various claims and legal actions relating to the conduct of its business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

(20) Pending Acquisitions

          In October 2001, the Company entered into definitive asset purchase agreements to purchase from affiliates of Verizon telephone access lines (which numbered approximately 676,000 at December 31, 2001) and related local exchange assets in Missouri and Alabama for approximately $2.159 billion in cash, subject to adjustments which are not expected to be material in the aggregate. Under each definitive agreement, the Company has agreed to pay Verizon 10% of the transaction consideration if the purchase is not consummated under specified conditions, including the Company’s incapacity to finance the transaction. These transactions are anticipated to close in the second half of 2002, subject to regulatory approvals and certain other closing conditions. The Company’s financing plans are not yet complete and will be dependent upon the Company’s review of its alternatives and market conditions.

CENTURYTEL, INC.

Consolidated Quarterly Income Statement Information
(Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Dollars in thousands, except per share amounts)

		(Unaudited)
2001
Operating revenues	$516,008	$518,936	$539,377	$543,148
Operating income	$134,208	$135,205	$143,811	$144,695
Net income	$46,722	$154,241	$92,305	$49,763
Basic earnings per share	$.33	$1.10	$.66	$.35
Diluted earnings per share	$.33	$1.09	$.65	$.35
2000
Operating revenues	$412,956	$423,156	$482,634	$527,180
Operating income	$111,422	$124,892	$147,059	$142,040
Net income	$49,284	$57,845	$67,224	$57,121
Basic earnings per share	$.35	$.41	$.48	$.41
Diluted earnings per share	$.35	$.41	$.47	$.40

          Diluted earnings per share for the second and third Quarters of 2001 included $.75 and $.27 per share, respectively, of net gains on sales of assets. See Note 12 for additional information.

          Diluted earnings per share for the first and third Quarters of 2000 included $.04 and $.05 per share, respectively, of gain on sale of assets. See Note 12 for additional information. On July 31, 2000 and September 29, 2000, affiliates of the Company acquired over 490,000 telephone access lines and related assets from Verizon. See Note 2 for additional information.

CenturyTel, Inc. [BAR CODE] MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000 0000000000 0 0000 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext Holder Account Number C 1234567890 JNT [BAR CODE]
Use a black pen. Print in CAPITAL letters inside the grey aress as shown in this example.	[A] [B] [C] [1] [2] [3] [X]	[ ] Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A To elect five Class II Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 — Virginia Boulet	[ ]	[ ]	KEY FOR EXPLANATION OF VOTING RIGHTS

02 — Ernest Butler, Jr.	[ ]	[ ]	TVS – TOTAL VOTING SECURITIES, INCLUDING DIVIDEND REINVESTMENT
AND/OR EMPLOYEE STOCK PURCHASE PLAN(S)
03 — James B. Gardner	[ ]	[ ]	1VT – ONE-VOTE TOTAL
10VT – TEN-VOTE TOTAL
04 — R. L. Hargrove, Jr.	[ ]	[ ]	VOTE – TOTAL VOTES TO WHICH YOU ARE ENTITLED

05 — Johnny Hebert	[ ]	[ ]	NOTE: TO DETERMINE THE TOTAL NUMBER OF 10-VOTE SHARES, DIVIDE THE 10VT AMOUNT BY TEN (10).

B Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	To approve the Company’s 2002 Directors Stock Option Plan described in the Proxy Statement for the Meeting	[ ]	[ ]	[ ]	4.	In their discretion to vote upon such other business as may properly come before the Meeting.

3.	To approve the Company’s 2002 Management Incentive Compensation Plan described in the Proxy Statement for the Meeting	[ ]	[ ]	[ ]

C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Signature 1	Signature 2	Date (dd/mm/yyyy)

Proxy — CenturyTel, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Clarke M. WIlliams or Glen F. Post, III, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to cast the number of votes attributable to all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyTel, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 9, 2002, and at any and all adjournments thereof (the “Meeting”).

The Board of Directors recommends that you vote FOR the nominees and the proposals listed on the reverse side hereof. In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services, LLC (the “Agent”) to cast in the manner designated on the reverse side hereof the number of votes allocable to the undersigned, if any, that are attributable to shares of the Company’s common stock held as of March 20, 2002 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of the votes attributable to your Voting Shares, including any held in the name of the Agent, will be voted as specified. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted for the nominees and the proposals.

(Please See Reverse Side)